SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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Big Lots, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

April 15, 2014

Dear Shareholder:

We cordially invite you to attend the 2014 Annual Meeting of Shareholders of Big Lots, Inc. The Annual Meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 29, 2014, beginning at 9:00 a.m. EDT.

The following pages contain the Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. If you attend the Annual Meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy.

We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to certain shareholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on March 31, 2014. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while lowering the costs of delivery of our proxy materials and reducing the environmental impact of the Annual Meeting.

Thank you for your ongoing support of, and continued interest in, Big Lots, Inc.

Respectfully submitted,

PHILIP E. MALLOTT	DAVID J. CAMPISI
Chairman	Chief Executive Officer and President

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Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 29, 2014

Notice is hereby given that the 2014 Annual Meeting of Shareholders of Big Lots, Inc. will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 29, 2014, beginning at 9:00 a.m. EDT, for the following purposes:

1.	To elect as directors of Big Lots, Inc. the nine nominees named in our 2014 Proxy Statement;

2.	To consider and vote upon a proposal to approve the amended and restated Big Lots 2012 Long-Term Incentive Plan;

3.	To consider and vote upon a proposal to approve the amended and restated Big Lots 2006 Bonus Plan;

4.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2014 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014;

6.	To consider a shareholder proposal if the proposal is properly presented for consideration at the Annual Meeting; and

7.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on the record date, March 31, 2014, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

RONALD D. PARISOTTO
Senior Vice President, General Counsel
and Corporate Secretary

April 15, 2014
Columbus, Ohio

_________________

Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

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BIG LOTS, INC.

PROXY STATEMENT

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
PROPOSAL ONE	5
GOVERNANCE	7
DIRECTOR COMPENSATION	11
STOCK OWNERSHIP	13
PROPOSAL TWO	15
PROPOSAL THREE	27
EXECUTIVE COMPENSATION	33
PROPOSAL FOUR	72
AUDIT COMMITTEE DISCLOSURE	73
PROPOSAL FIVE	75
PROPOSAL SIX	76
SHAREHOLDER PROPOSALS	79
ANNUAL REPORT ON FORM 10-K	80
PROXY SOLICITATION COSTS	80
OTHER MATTERS	80
BIG LOTS 2012 LONG-TERM INCENTIVE PLAN	APPENDIX A
BIG LOTS 2006 BONUS PLAN	APPENDIX B

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Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

_______________________

PROXY STATEMENT
_______________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our” and “Big Lots”), for use at the 2014 Annual Meeting of Shareholders to be held on May 29, 2014 (“Annual Meeting”), at our corporate offices located at 300 Phillipi Road, Columbus, Ohio at 9:00 a.m. EDT. On or about April 15, 2014, we began mailing to our shareholders of record at the close of business on March 31, 2014, a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended February 1, 2014 (“fiscal 2013”).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to: (1) elect nine directors to the Board; (2) approve the amended and restated Big Lots 2012 Long-Term Incentive Plan (“2012 LTIP”); (3) approve the amended and restated Big Lots 2006 Bonus Plan (“2006 Bonus Plan”); (4) approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (“say-on-pay vote”); (5) ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending January 31, 2015 (“fiscal 2014”); (6) consider a shareholder proposal if the proposal is properly presented at the Annual Meeting and (7) transact such other business as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those shareholders of record at the close of business on March 31, 2014, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. At the record date, we had outstanding 58,152,531 common shares, $0.01 par value per share. Each of the outstanding common shares entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. The holders of our common shares have no cumulative voting rights in the election of directors. All voting at the Annual Meeting will be governed by our Amended Articles of Incorporation, our Code of Regulations and the General Corporation Law of the State of Ohio.

Registered Shareholders and Beneficial Shareholders

If our common shares are registered in your name directly with our transfer agent, Computershare Investor Services, LLC, you are considered, with respect to those common shares, a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which are often referred to as held in “street name.”

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.

A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting such materials.

A notice that directs our beneficial shareholders to the website where they can access our proxy materials should be forwarded to each beneficial shareholder by the broker, bank or other holder of record who is considered the registered shareholder with respect to the common shares of the beneficial shareholder. Such broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they receive from their broker, bank or other holder of record.

To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Attendance at the Annual Meeting

All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m. EDT, and the Annual Meeting will begin at 9:00 a.m. EDT. If you attend the Annual Meeting, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your common shares as a beneficial shareholder, you may be asked to check in at the Annual Meeting registration desk and present a copy of a brokerage or bank statement reflecting your beneficial ownership of our common shares as of the record date.

How to Vote

After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.proxyvote.com to access our proxy materials. You will have the opportunity to vote your common shares online at www.proxyvote.com until May 28, 2014 at 11:59 p.m. EDT. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). If, after receiving the Notice of Internet Availability, you request (via toll-free telephone number, e-mail or online) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided. If (1) you properly complete your proxy online, (2) you complete, date, sign and return your proxy card no later than 11:59 p.m. EDT on May 28, 2014 or (3) you are a registered shareholder, attend the Annual Meeting and deliver your completed proxy card in person, your common shares will be voted as you direct.

A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Corporate Secretary a written notice of revocation or duly executing and delivering to the Company a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Beneficial shareholders should follow the procedures and directions set forth in the materials they receive from the broker, bank or other holder of record who is the registered holder of their common shares to instruct such registered holder how to vote those common shares or revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain and provide to the secretary of the meeting a completed form of proxy from the broker, bank or other holder of record who is the registered holder of their common shares.

Brokers, banks and other holders of record who hold common shares for beneficial owners in street name may vote such common shares on “routine” matters (as determined under New York Stock Exchange (“NYSE”) rules), such as Proposal Five, without specific voting instructions from the beneficial owner of such common shares. Such brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Proposal One, Proposal Two, Proposal Three, Proposal Four and Proposal Six without specific voting instructions from the beneficial owner of such common shares. Proxies submitted by such brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).

Householding

SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability. Upon request, we will promptly deliver a separate copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.

You may either request householding or revoke your consent for householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling 1-800-542-1061, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be added to or removed from the householding program within 30 days of receipt of your instructions. If you revoke your consent for householding, you will be sent separate copies of the documents sent to our shareholders at such time as you are removed from the householding program.

Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.

Tabulation of Votes

Tabulation of the votes cast at the Annual Meeting will be performed by Broadridge, and such tabulation will be inspected by our duly appointed inspectors of election.

Board’s Recommendations

Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

1.	FOR the election of its nominated slate of directors (see Proposal One);

2.	FOR the approval of the amended and restated 2012 LTIP (see Proposal Two);

3.	FOR approval of the amended and restated 2006 Bonus Plan (see Proposal Three);

4.	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (see Proposal Four);

5.	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014 (see Proposal Five); and

6.	AGAINST the shareholder proposal (if the proposal is properly presented at the Annual Meeting) (see Proposal 6).

If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be represented at the Annual Meeting for purposes of establishing a quorum.

Vote Required to Approve a Proposal

Proposal One

Our Corporate Governance Guidelines contain a majority vote policy and our Amended Articles of Incorporation impose a majority vote standard applicable to the uncontested election of directors. Specifically, Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. In all director elections other than uncontested elections, the nine director nominees receiving the greatest number of votes cast for their election will be elected as directors. An “uncontested election” means an election of directors at a meeting of shareholders in which the number of director nominees does not exceed the number of directors to be elected.

A properly executed proxy marked as withholding authority with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated. Broker non-votes will not be considered votes cast for or against or withheld from a director nominee’s election at the Annual Meeting.

See the “Governance – Majority Vote Policy and Standard” section of this Proxy Statement for more information about our majority vote policy and standard.

Other Matters

For purposes of Proposal Two, Proposal Three, Proposal Four, Proposal Five and Proposal Six, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. The votes received with respect to Proposal Four, Proposal Five and Proposal Six are advisory and will not bind the Board or us. A properly executed proxy marked “abstain” with respect to Proposal Two, Proposal Three, Proposal Four, Proposal Five and Proposal Six will not be voted with respect to such matter, although it will be counted for purposes of determining the number of common shares necessary for approval of such matter. Accordingly, an abstention will have the effect of a negative vote for purposes of Proposal Two, Proposal Three, Proposal Four, Proposal Five and Proposal Six. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, the common shares represented by proxies will be voted, unless otherwise specified, for the election of the nine director nominees named below. All nine nominees are currently directors on our Board. Proxies cannot be voted at the Annual Meeting for more than nine persons.

Set forth below is certain information relating to the director nominees, including each nominee’s age (as of the end of fiscal 2013), tenure as a director on our Board, current Board committee memberships, business experience and principal occupation for the past five or more years, the specific experience, qualifications, attributes or skills of each nominee that led to the conclusion that the nominee should serve as a director (which are in addition to the general qualifications discussed in the “Selection of Nominees by the Board” section below), and other public company directorships held by each nominee during the past five or more years. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

		Director	Audit	Compensation	Nominating / Corporate
Name	Age	Since	Committee	Committee	Governance Committee
Jeffrey P. Berger	64	2006		*	**
David J. Campisi	57	2013
James R. Chambers	56	2012	*		*
Peter J. Hayes	71	2008	*	*
Brenda J. Lauderback	63	1997	*		*
Philip E. Mallott	56	2003	**
Russell Solt	66	2003	*	**
James R. Tener	64	2005		*	*
Dennis B. Tishkoff	70	1991		*	*
____________________

*	Committee Member

**	Committee Chair

Jeffrey P. Berger is the former Executive Vice President, Global Foodservice of H.J. Heinz Company (food manufacturer and marketer), and President and Chief Executive Officer of Heinz North America Foodservice (food manufacturer and marketer). Mr. Berger is also currently a director of GNC Holdings, Inc. (health and wellness specialty retailer). The Board would be well served by the perspective provided by Mr. Berger’s 14 years of experience as a chief executive of a multibillion dollar company, his service on another public company board and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.

David J. Campisi is the Chief Executive Officer (“CEO”) and President of Big Lots, Inc. Before joining Big Lots in May 2013, Mr. Campisi served as the Chairman and Chief Executive Officer of Respect Your Universe, Inc. (activewear retailer). Mr. Campisi previously served as the Chairman, President and Chief Executive Officer of The Sports Authority, Inc. (sporting goods retailer). Prior to that, Mr. Campisi served as Executive Vice President and General Merchandise Manager, Women’s Apparel, Accessories, Intimates and Cosmetics of Kohl’s Corporation (department store retailer). Mr. Campisi’s strong leadership skills, proven management capabilities, and more than 30 years of diverse retail experience make Mr. Campisi an excellent choice to continue serving on the Board.

James R. Chambers is the President and Chief Executive Officer and a director of Weight Watchers International, Inc. (weight management services provider). He previously served as President of the US Snacks and Confectionery business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. (food manufacturer). Mr. Chambers also served as President and CEO of Cadbury Americas (confectionery manufacturer), and as the President and Chief Executive Officer of Remy Amerique, Inc. (spirits manufacturer). Prior to his employment with Remy Amerique, Inc., Mr. Chambers served as the Chief Executive Officer of Paxonix, Inc. (online branding and packaging process solutions business), as the Chief Executive Officer of Netgrocer.com (online grocery retailer), and as the Group President of Information Resources, Inc. (global market research provider). Mr. Chambers spent the first 17 years of his career at Nabisco (food manufacturer), where he held leadership roles in sales, distribution, marketing and information technology, culminating in the role of President, Refrigerated Foods. Mr. Chambers previously served as a director of B&G Foods (food manufacturer) for seven years where he chaired the Nominating and Governance Committee and served on the Compensation Committee. Mr. Chambers’ extensive cross-functional packaged goods industry experience, 15-year track record in general management and his service on the boards of other public companies makes him an excellent candidate to serve on the Board.

Peter J. Hayes is the former Chief Operating Officer of Variety Wholesalers, Inc. (discount retailer). Mr. Hayes also previously served as the President and Chief Operating Officer of Family Dollar Stores, Inc. (discount retailer) and the Chairman and Chief Executive Officer of the Gold Circle / Richway divisions of Federated Department Stores, Inc. (department store retailer). Mr. Hayes’ experience in discount retail, his leadership experience at large corporations and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules, make him well suited to continue serving on the Board.

Brenda J. Lauderback is the former President – Wholesale Group of Nine West Group, Inc. (footwear retailer and wholesaler). Ms. Lauderback also previously served as the President – Footwear Wholesale of U.S. Shoe Corporation (footware retailer and wholesaler) and the Vice President, General Merchandise Manager of Dayton Hudson Corporation (department store retailer). Ms. Lauderback is also currently a director of Denny’s Corporation (restaurant operator) (where she is the chair of the corporate governance and nominating committee and a member of the compensation committee), Select Comfort Corporation (bedding manufacturer and retailer) (where she is the chair of the corporate governance and nominating committee and a member of the compensation committee), and Wolverine World Wide, Inc. (footwear manufacturer) (where she is the chair of the governance committee and a member of the audit committee). Ms. Lauderback previously served as a director of Irwin Financial Corporation (bank holding company). Ms. Lauderback’s extensive service on the boards of other public companies and experience in leadership roles with other retailers make her well suited to continue serving on the Board.

Philip E. Mallott is the Chairman of the Board of Big Lots, Inc. Mr. Mallott is the former Vice President and Chief Financial Officer of Intimate Brands, Inc. (intimate apparel and beauty product retailer). Mr. Mallott is also currently a director of GNC Holdings, Inc. (health and wellness specialty retailer) (where he is a member of the audit committee and compensation committee). Mr. Mallott previously served as a director of Tween Brands, Inc. (clothing retailer). Mr. Mallott’s qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, his experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers led to the conclusion that he would continue to be a valuable member of the Board.

Russell Solt is the former Director of Investor Relations of West Marine, Inc. (boating supplies and accessories specialty retailer) where he also previously served as the Executive Vice President and Chief Financial Officer. Additionally, Mr. Solt previously served as the Chief Financial Officer of Venture Stores, Inc. (discount retailer) and Williams-Sonoma, Inc. (home furnishing and cookware specialty retailer). Mr. Solt’s experience as a certified public accountant and as the Chief Financial Officer of other publicly-traded retailers, his background in investor relations and his qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, makes him well-suited to continue serving on the Board.

James R. Tener is the former President and Chief Operating Officer of Brook Mays Music Company (music retailer and wholesaler that filed for bankruptcy on July 11, 2006). Mr. Tener also previously served as the Chief Operating Officer of The Sports Authority (sporting goods retailer). Mr. Tener’s extensive experience in senior leadership roles of other publicly-traded retailers and prior service on the board of a privately-held company make him a strong choice to continue serving on the Board.

Dennis B. Tishkoff is the Chairman and Chief Executive Officer of Drew Shoe Corporation (footwear manufacturer, importer, exporter, retailer and wholesaler), and the President of Tishkoff and Associates, Inc. (retail consultant). Mr. Tishkoff previously served as the President and Chief Executive Officer of Shoe Corporation of America (footwear retailer). Mr. Tishkoff’s extensive experience in senior management roles of other retailers and wholesalers, his experience with importing merchandise and his leadership skills led to the conclusion that he will continue to be a valuable member of the Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE

Board Leadership and Independent Chairman of the Board

The Board is currently comprised of the individuals identified in Proposal One. Other than Mr. Campisi, our CEO and President, each of the other nominees are independent (as defined by the applicable NYSE and SEC rules), non-employee directors (“outside directors”). Effective May 30, 2013, the Board appointed Mr. Mallott, an independent director, as Chairman of the Board (“Chairman”). The Board believes it should have the flexibility to establish a leadership structure that works best for us at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The Chairman plans the agendas for meetings of the Board, chairs the Board meetings, and is responsible for briefing our CEO, as needed, concerning executive sessions of the independent members of the Board. The Chairman also determines when additional meetings of the Board are needed. Additionally, the Chairman communicates informally with other directors between meetings of the Board, to foster free and open dialogue among directors.

Board Meetings in Fiscal 2013

The Board held ten meetings during fiscal 2013. During fiscal 2013, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). It is our policy that each director nominee standing for election be present at the annual meeting of shareholders. Each director named in Proposal One attended the 2013 annual meeting of shareholders. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders, the Board and the committees of which he or she is a member.

Role of the Board’s Committees

The Board has standing Audit, Compensation and Nominating / Corporate Governance Committees. Each committee reports its activities to the Board.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to: (1) the integrity of the financial reports and other financial information provided by us to our shareholders and others; (2) our compliance with legal and regulatory requirements; (3) the engagement of our independent registered public accounting firm and the evaluation of the firm’s qualifications, independence and performance; (4) the performance of our system of internal controls; (5) our audit, accounting and financial reporting processes generally; and (6) the evaluation of enterprise risk issues. The Audit Committee was established in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”), and each of its members is independent as required by the Audit Committee’s charter and by the applicable NYSE and SEC rules. The Board has determined that each member of the Audit Committee is “financially literate,” as required by NYSE rules, and Messrs. Mallott, Hayes and Solt satisfy the standards for an “audit committee financial expert,” as defined by applicable SEC rules.

The functions of the Audit Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee met eight times during fiscal 2013.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs, including the compensation program for our management leadership team (“Leadership Team”). Our Leadership Team is comprised of the current executives named in the Summary Compensation Table (“named executive officers”) and other executives holding the office of executive vice president or senior vice president.

The responsibilities of the Compensation Committee include: (1) establishing our general compensation philosophy; (2) overseeing the development of our compensation programs; (3) approving goals and objectives for the incentive compensation awarded to the Leadership Team; (4) reviewing and recommending to the Board the other compensation for our CEO and the Leadership Team; (5) administering our compensation programs; and (6) reporting on the entirety of the executive compensation program to the Board. All members of the Compensation Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Compensation Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Compensation Committee met eight times during fiscal 2013.

Nominating / Corporate Governance Committee

The responsibilities of the Nominating / Corporate Governance Committee include: (1) recommending individuals to the Board for nomination as members of the Board and its committees; (2) taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines; (3) monitoring issues associated with CEO succession and management development; and (4) reviewing the compensation of the members of the Board and recommending any changes to such compensation to the Board for its approval. All members of the Nominating / Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Nominating / Corporate Governance Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Nominating / Corporate Governance Committee met five times during fiscal 2013.

Selection of Nominees by the Board

The Nominating / Corporate Governance Committee has oversight over a broad range of issues relating to the composition and operation of the Board. The Nominating / Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating / Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating / Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Committee and has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Committee considers factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, age, and compatibility with our CEO and other members of the Board. The Nominating / Corporate Governance Committee also considers other relevant factors that it deems appropriate, including the current composition of the Board, diversity, the balance of management and independent directors, and the need for committee expertise. Before commencing a search for a new director nominee, the Nominating / Corporate Governance Committee confers with the Board regarding the factors it intends to consider in its search.

In identifying potential candidates for Board membership, the Nominating / Corporate Governance Committee considers recommendations from the Board, shareholders and management. A shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating / Corporate Governance Committee, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

After completing its evaluation of a prospective nominee, the Nominating / Corporate Governance Committee may make a recommendation to the Board that the targeted individual be nominated by the Board. The Board then decides whether to approve the nominee after considering the recommendation and report of the Nominating / Corporate Governance Committee. Any invitation to join the Board is extended to a prospective nominee by the chair of the Nominating / Corporate Governance Committee and our CEO, after approval by the Board.

Pursuant to its written charter, the Nominating / Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. No such firm was retained in connection with the selection of the director nominees proposed for election at the Annual Meeting.

Majority Vote Policy and Standard

Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections of directors and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election shall be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. The majority vote policy contained in our Corporate Governance Guidelines requires any nominee for director who does not receive more votes cast for such nominee’s election than votes cast against and/or withheld as to his or her election to deliver his or her resignation from the Board to the Nominating / Corporate Governance Committee. Broker non-votes have no effect in determining whether the required affirmative majority vote has been obtained. Withheld votes have the same effect as a vote against a director nominee. Upon its receipt of such resignation, the Nominating / Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board will act on the recommendation of the Nominating / Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating / Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of Big Lots and our shareholders and may consider any factors and other information they deem relevant. We will promptly publicly disclose the Board’s decision in a periodic or current report to the SEC.

Determination of Director Independence

The Board undertook its most recent annual review of director independence in March 2014. During this annual review, the Board considered all transactions, relationships and arrangements between each director, his or her affiliates, and any member of his or her immediate family, on one hand, and Big Lots, its subsidiaries and members of senior management, on the other hand. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent in accordance with NYSE rules.

As a result of this review, the Board affirmatively determined that, with the exception of Mr. Campisi, all of the directors nominated for election at the Annual Meeting are independent of Big Lots, its subsidiaries and its management under the standards set forth in the NYSE rules, and no director nominee has a material relationship with Big Lots, its subsidiaries or its management aside from his or her service as a director. Mr. Campisi is not an independent director due to his employment by Big Lots.

In determining that each of the directors other than Mr. Campisi is independent, the Board considered charitable contributions to not-for-profit organizations of which these directors or immediate family members are executive officers or directors and determined that each of the transactions and relationships it considered was immaterial and did not impair the independence of any of the directors.

Related Person Transactions

The Board and the Nominating / Corporate Governance Committee have the responsibility for monitoring compliance with our corporate governance policies, practices and guidelines applicable to our directors, nominees for director, officers and employees. The Board and the Nominating / Corporate Governance Committee have enlisted the assistance of our General Counsel’s office and human resources management to fulfill this responsibility. Our written Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and human resources policies address governance matters and prohibit, without the consent of the Board or the Nominating / Corporate Governance Committee, directors, officers and employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.

Pursuant to our written related person transaction policy, the Nominating / Corporate Governance Committee also evaluates “related person transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships): (1) involving more than $120,000 in which we and any of our directors, nominees for director, executive officers, holders of more than five percent of our common shares, or their respective immediate family members were or are to be a participant; and (2) in which such related person had, has or will have a direct or indirect material interest. Under our policy, our directors, executive officers and other members of management are responsible for bringing all transactions, whether proposed or existing, of which they have knowledge and that they believe may constitute related person transactions to the attention of our General Counsel. If our General Counsel determines that the transaction constitutes a related person transaction, our General Counsel will notify the chair of the Nominating / Corporate Governance Committee. Thereafter, the Nominating / Corporate Governance Committee will review the related person transaction, considering all factors and information it deems relevant, and either approve or disapprove the transaction in light of what the Committee believes to be the best interests of Big Lots and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Nominating / Corporate Governance Committee will promptly consider whether to ratify the related person transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and the Committee disapproves the transaction, the Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of our shareholders and company. We do not intend to engage in related person transactions disapproved by the Nominating / Corporate Governance Committee. Examples of factors and information that the Nominating / Corporate Governance Committee may consider in its evaluation of a related person transaction include: (1) the reasons for entering into the transaction; (2) the terms of the transaction; (3) the benefits of the transaction to us; (4) the comparability of the transaction to similar transactions with unrelated third parties; (5) the materiality of the transaction to each party; (6) the nature of the related person’s interest in the transaction; (7) the potential impact of the transaction on the status of an independent outside director; and (8) the alternatives to the transaction.

Additionally, on an annual basis, each director, nominee for director and executive officer must complete a questionnaire that requires written disclosure of any related person transaction. The responses to these questionnaires are reviewed by the Nominating / Corporate Governance Committee and our General Counsel to identify any potential conflicts of interest or potential related person transactions.

Based on our most recent review conducted in the first quarter of fiscal 2014, we have not engaged in any related person transactions since the beginning of fiscal 2013.

Board’s Role in Risk Oversight

The Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. The Nominating / Corporate Governance Committee manages risks associated with corporate governance, related person transactions, succession planning, and business conduct and ethics. The Public Policy and Environmental Affairs Committee, a management committee that reports to the Nominating / Corporate Governance Committee, oversees management of risks associated with public policy, environmental affairs and social matters that may affect our operations, performance or public image.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, which comply with NYSE rules, can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. We also have a Code of Ethics for Financial Professionals which is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, Mr. Berger, Mr. Hayes, Mr. Solt, Mr. Tener and Mr. Tishkoff served on our Compensation Committee. No member of our Compensation Committee serves, or has served at any time, as one of our officers or employees or has, or during fiscal 2013 had, a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during fiscal 2013, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or our Compensation Committee.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the outside directors as a group, may do so by choosing one of the following options:

Call:	(866) 834-7325
Write:	Big Lots Board of Directors, 300 Phillipi Road, Columbus, Ohio 43228-5311
E-mail:	http://biglots.safe2say.info

Under a process approved by the Nominating / Corporate Governance Committee for handling correspondence received by us and addressed to outside directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by us and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the Nominating / Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially.

DIRECTOR COMPENSATION

Under the Big Lots, Inc. Non-Employee Director Compensation Package established by the Board, each outside director is compensated for Board and committee participation in the form of retainers and fees and a restricted stock award.

Retainers and Fees

We pay our outside directors certain retainers and fees on a quarterly basis. Until May 30, 2013, the retainers and fees we paid to outside directors for fiscal 2013 consisted of: (1) an annual retainer of $45,000; (2) an additional annual retainer of $15,000 for the chair of the Audit Committee; (3) an additional annual retainer of $10,000 for the chairs of the Compensation Committee and the Nominating / Corporate Governance Committee; (4) $1,500 for each Board meeting attended in person; (5) $1,250 for each committee meeting attended in person; (6) $500 for each Board or committee meeting attended telephonically; and (7) the ability to nominate one or more charities to receive from us donations in the aggregate amount of up to $10,000 per outside director.

Effective May 30, 2013, our director compensation packaged changed, and now consists of: (1) an annual retainer of $70,000 for each outside director other than the nonexecutive chair; (2) an annual retainer of $160,000 for the nonexecutive chair; (3) an annual retainer of $30,000 for the Audit Committee chair; (4) an annual retainer of $20,000 for the chairs of the Compensation Committee and the Nominating / Corporate Governance Committee; (5) an annual retainer of $15,000 for each Audit Committee member; (6) an annual retainer of $10,000 for each Compensation Committee member and Nominating / Corporate Governance Committee member; and (7) the ability to nominate one or more charities to receive from us donations up to $15,000 annually and we will match charitable donations made by each outside director up to $15,000 annually. The Board also eliminated the fees paid for Board and committee meetings attended in person and provides for the payment of $750 per telephonic meeting only when the meeting is the second or subsequent telephonic meeting of the quarter by the Board or committee, as applicable.

In fiscal 2013, the chair of the Search Committee received a fee of $50,000 and the other members of the Search Committee each received a fee of $30,000 for their service. The Search Committee’s purpose was to identify a new CEO to replace Mr. Fishman.

During fiscal 2013, Messrs. Berger, Chambers, Hayes, Mallott, Solt, Tener, Tishkoff, and Ms. Lauderback qualified as outside directors and, thus, received compensation for their Board service. Due to our employment of Mr. Campisi and Mr. Fishman as CEO in fiscal 2013, they did not qualify as outside directors and did not receive compensation for their service as directors. The compensation received by Mr. Campisi as an employee and by Mr. Fishman as an employee and consultant are shown in the Summary Compensation Table included in this Proxy Statement.

Restricted Stock

In fiscal 2013, the outside directors also received a restricted stock award having a grant date fair value equal to approximately $100,000 (2,972 common shares). The fiscal 2013 restricted stock awards were made in June 2013 under the 2012 LTIP. The restricted stock awarded to the outside directors in fiscal 2013 will vest on the earlier of (1) the trading day immediately preceding the Annual Meeting or (2) the outside director’s death or disability (as that term is defined in the 2012 LTIP). However, the restricted stock will not vest if the outside director ceases to serve on the Board before either vesting event occurs.

Director Compensation Table for Fiscal 2013

The following table summarizes the compensation earned by each outside director for his or her Board service in fiscal 2013.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred	All
	or	Stock	Option	Incentive Plan	Compensation	Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(4)	($)	($)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Berger	145,250	100,008	—	—	—	24,750	270,008
Mr. Chambers	108,500	100,008	—	—	—	20,000	228,508
Mr. Hayes	110,500	100,008	—	—	—	15,000	225,508
Ms. Lauderback	117,750	100,008	—	—	—	16,250	234,008
Mr. Mallott	196,500	100,008	—	—	—	25,700	322,208
Mr. Solt	100,500	100,008	—	—	—	15,000	215,508
Mr. Tener	130,250	100,008	—	—	—	10,000	240,258
Mr. Tishkoff	86,750	100,008	—	—	—	15,000	201,758
____________________

(1)	Amounts in this column include the additional fees of $15,000 paid to Mr. Chambers, Mr. Hayes and Mr. Tener for their increased time commitment in fiscal 2013.

(2)	Amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted to the outside directors in fiscal 2013 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding the effect of any estimated forfeitures. The full grant date fair value of the fiscal 2013 restricted stock award granted to each outside director, as computed in accordance with ASC 718, was based on individual awards of 2,972 common shares at a per common share value of $33.65 on the grant date (i.e., $100,008 per outside director). In accordance with ASC 718 and the 2012 LTIP, the per common share grant date value is the average of the opening price and the closing price of our common shares on the NYSE on the grant date.

(3)	As of February 1, 2014, each individual included in the table held 2,972 shares of restricted stock.

(4)	Prior to fiscal 2008, the outside directors received an annual stock option award under the Big Lots, Inc. Amended and Restated Director Stock Option Plan (“Director Stock Option Plan”). The Director Stock Option Plan was terminated on May 30, 2008 and no stock option awards were granted to any outside director in fiscal 2013. As of February 1, 2014, only Mr. Mallott (20,000 common shares) and Mr. Tener (15,000 common shares) held stock options to purchase our common shares.

(5)	Amounts in this column reflect both matching contributions and payments made by us during fiscal 2013 to charitable organizations nominated by the specified directors pursuant to the Big Lots, Inc. Non-Employee Director Compensation Package.

STOCK OWNERSHIP

Ownership of Our Common Shares by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of our common shares by each holder of more than five percent of our common shares, each director, each of the current and former executive officers named in the Summary Compensation Table, and all executive officers and directors as a group. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of March 21, 2014.

Name of Beneficial	Amount and Nature of	Percent of
Owner or Identity of	Beneficial Ownership	Outstanding
Group	(1)	Common Shares
Lisa M. Bachmann	306,813	*
Jeffrey P. Berger	18,762	*
David J. Campisi	107,725	*
James R. Chambers	5,570	*
Joe R. Cooper	250,063	*
Steven S. Fishman	777,218	1.3%
Peter J. Hayes	8,561	*
Charles W. Haubiel II	30,000	*
Timothy A. Johnson	152,056	*
Brenda J. Lauderback	11,695	*
Philip E. Mallott	40,662	*
John C. Martin	53,750	*
Carlos V. Rodriguez	30,000	*
Russell Solt	14,337	*
James R. Tener	36,762	*
Dennis B. Tishkoff	19,371	*
FMR, LLC (2)	8,757,238	15.0%
Sasco Capital, Inc. (3)	4,490,155	7.2%
Capital Research Global Investors (4)	3,699,800	6.3%
BlackRock, Inc. (5)	3,385,419	5.8%
LSV Asset Management (6)	3,230,889	5.6%
The Vanguard Group, Inc. (7)	3,029,181	5.2%
All directors and executive officers as a group (22 persons)	2,076,926	3.6%

____________________

*	Represents less than 1.0% of the outstanding common shares.

(1)	Each person named in the table has sole voting power and sole dispositive power with respect to all common shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of March 21, 2014 under stock options exercisable within that period. The number of common shares that may be acquired within 60 days of March 21, 2014 under stock options exercisable within that period are as follows: Ms. Bachmann: 195,313; Mr. Berger: 0; Mr. Campisi: 28,875; Mr. Chambers: 0; Mr. Cooper: 146,563; Mr. Fishman: 307,510; Mr. Hayes: 0; Mr. Haubiel: 30,000; Mr. Johnson: 66,125; Ms. Lauderback: 0; Mr. Mallott: 20,000; Mr. Martin: 28,750; Mr. Rodriguez 10,000: Mr. Solt: 0; Mr. Tener: 15,000; Mr. Tishkoff: 0; and all directors and executive officers as a group: 959,886.

(2)	In its Schedule 13G/A filed on February 14, 2014, FMR, LLC, 245 Summer Street, Boston, MA 02210, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2013, had sole voting power over 10,198 of the shares, had sole dispositive power over 8,757,238 of the shares, had no shared voting power or shared dispositive power over any of the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiary, Fidelity Management and Research Company, was the beneficial owner of 8,747,207 common shares.

(3)	In its Schedule 13G/A filed on February 12, 2014, Sasco Capital, Inc., 10 Sasco Hill Road, Fairfield, CT 06824, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2013, had sole voting power over 1,831,695 of the shares, had sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over any of the shares.

(4)	In its Schedule 13G/A filed on February 13, 2014, Capital Research Global Investors, 333 South Hope Street, Los Angeles, CA 90071, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2013, had sole voting power and sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over any of the shares.

(5)	In its Schedule 13G filed on January 28, 2014, BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2013, had sole voting power over 3,139,116 of the shares and sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over any of the shares.

(6)	In its Schedule 13G filed on February 10, 2014, LSV Asset Management, 155 North Wacker Drive, Suite 4600, Chicago, IL 60606, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2013, had sole voting power over 1,777,669 of the shares and sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over any of the shares.

(7)	In its Schedule 13G/A filed on February 11, 2014, The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2013, had sole voting power over 36,891 of the shares, had sole dispositive power over 2,997,190 of the shares, had shared dispositive power over 31,991 of the shares, and had no shared voting power over any of the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., were the beneficial owners of 31,991 and 4,900 common shares, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Executive officers, directors and greater than 10% shareholders are required by the SEC rules to furnish us with copies of all Section 16(a) reports they file. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers and greater than 10% shareholders complied during fiscal 2013 with the reporting requirements of Section 16(a) of the Exchange Act, except Mr. Hayes, an outside director, who inadvertently failed to disclose the sale of 1,660 of our common shares on June 17, 2013. This transaction was reported on a Form 4 dated June 21, 2013.

PROPOSAL TWO: APPROVAL OF THE AMENDED AND RESTATED BIG LOTS
2012 LONG-TERM INCENTIVE PLAN

Background

On March 5, 2014, the Board adopted, based on the recommendation of the Compensation Committee (which we refer to as the “Committee” throughout this discussion of Proposal 2), and proposed that our shareholders approve, the amended and restated 2012 LTIP. Our shareholders first approved the 2012 LTIP on May 23, 2012. The amended and restated 2012 LTIP will become effective if and when approved by our shareholders at the Annual Meeting. The Board recommends that shareholders approve the amended and restated 2012 LTIP.

We are required to periodically resubmit the 2012 LTIP for shareholder approval so that certain Awards (as defined below in “Summary of the Amended and Restated 2012 LTIP”) granted under the 2012 LTIP can continue to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended and including applicable rules, regulations and authoritative interpretations thereunder (“IRC”). Therefore, we are seeking shareholder approval with respect to the amended and restated 2012 LTIP in its entirety. The amended and restated 2012 LTIP does not include a request for additional common shares to be awarded under the plan. If our shareholders do not approve the amended and restated 2012 LTIP, Awards previously granted under the 2012 LTIP will remain valid and the 2012 LTIP will remain in effect.

The Proposed Amended and Restated 2012 LTIP

The amendments to the 2012 LTIP made in the amended and restated 2012 LTIP include:

  Expanding the performance measures for Awards intended to qualify as “performance-based” compensation under Section 162(m) of the IRC. The only significant revisions to the 2012 LTIP made in the amended and restated 2012 LTIP for which we require shareholder approval are the additional performance measures set forth in the amended and restated 2012 LTIP on which the Committee may base the performance goals it establishes for performance-based Awards granted under the amended and restated 2012 LTIP. The Board believes that the 2012 LTIP needs to include these additional performance measures to address all of the financial measures that management now focuses on in its corporate operating plan. See “Types of Awards – Performance-Based Awards” for a complete list of the performance measures available under the amended and restated 2012 LTIP.

  Updating and clarifying certain other provisions of the 2012 LTIP. The other proposed amendments to the 2012 LTIP principally consist of (1) updates to accounting standard references in the 2012 LTIP, (2) clarifications to performance measures that conform certain of the performance measures to the performance measures set forth in our amended and restated 2006 Bonus Plan, and (3) additional revisions that we believe would improve the clarity of the 2012 LTIP. We believe these amendments will facilitate a better understanding of the 2012 LTIP’s terms by participants, shareholders, administrators and us.

Section 162(m) Approval Requirement

Section 162(m) of the IRC generally provides that we may not deduct more than $1,000,000 of compensation paid during any fiscal year to our covered employees (i.e., our CEO and our three other highest compensated executives (excluding the principal financial officer) employed at the end of the fiscal year). However, this limit does not apply to “qualified performance-based compensation” as defined by Section 162(m) of the IRC. Awards under the 2012 LTIP will only constitute qualified performance-based compensation under Section 162(m) of the IRC if certain requirements are satisfied, including shareholder approval of the material terms of the performance measures of the 2012 LTIP at least once every five years. By approving the amended and restated 2012 LTIP, our shareholders will approve, among other things, the material terms of the performance measures (as described below in “Types of Awards – Performance-Based Awards”) used to determine whether performance-based Awards are earned.

Summary of the Amended and Restated 2012 LTIP

The 2012 LTIP is an omnibus plan that provides for a variety of types of Awards to maintain flexibility. The 2012 LTIP permits grants of (1) non-qualified stock options (“NQSOs”), (2) incentive stock options (“ISOs”) as defined in Section 422 of the IRC, (3) stock appreciation rights (“SARs”), (4) restricted stock, (5) restricted stock units, (6) deferred stock units, (7) performance shares, (8) performance share units, (9) performance units, (10) cash-based awards, and (11) other stock-based awards (NQSOs, ISOs, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards and other stock-based awards are referred to collectively as “Awards”).

The 2012 LTIP is designed to support our long-term business objectives in a manner consistent with our compensation philosophy. The Board believes that by offering our employees long-term equity and qualified performance-based compensation through the 2012 LTIP, we promote the following key objectives of our compensation program:

  aligning the interests of salaried employees, outside directors and consultants with those of our shareholders through increased participant ownership of our common shares; and

  attracting, motivating and retaining experienced and highly qualified salaried employees, outside directors and consultants who will contribute to our financial success.

We have made a concerted effort to manage to reasonable levels the annual run rate – that is, the total number of common shares underlying equity-related awards granted in any given fiscal year divided by the weighted-average number of common shares outstanding during that fiscal year. It is our intention to continue to manage our run rate over time to reasonable levels while ensuring that our executive compensation program is competitive and motivational.

The following summary describes the material features of the amended and restated 2012 LTIP and is qualified in its entirety by reference to the complete text of the amended and restated 2012 LTIP attached to this Proxy Statement as Appendix A.

Administration

Subject to the terms of the 2012 LTIP, the selection of participants in the 2012 LTIP, the level of participation of each participant and the terms and conditions of all Awards will be determined by the Committee. Each member of the Committee will be an “independent director” for purposes of our Corporate Governance Guidelines, the Committee’s charter and the NYSE listing requirements; a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and an “outside director” within the meaning of Section 162(m) of the IRC. The Committee is currently comprised of five directors, each of whom meets all of these criteria. Consistent with the purpose of the 2012 LTIP, the Committee will have the discretionary authority to (1) interpret the 2012 LTIP, (2) prescribe, amend and rescind rules and regulations relating to the 2012 LTIP, and (3) make all other determinations necessary or advisable for the administration or operation of the 2012 LTIP. The Committee may delegate authority to administer the 2012 LTIP as it deems appropriate, subject to the express limitations set forth in the 2012 LTIP.

Limits on Awards

The Board has reserved a number of common shares for issuance under the 2012 LTIP equal to the sum of (1) 7,750,000 newly issued common shares plus (2) any common shares subject to the 4,702,362 outstanding awards as of March 15, 2012 under the Big Lots 2005 Long-Term Incentive Plan (“2005 LTIP”) that, on or after March 15, 2012, cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares). Of this number, no more than 7,750,000 common shares may be issued pursuant to grants of ISOs during the term of the 2012 LTIP.

The 2012 LTIP is designed with a flexible share pool. With a flexible share pool, the share authorization is based on the least costly award vehicle (generally stock options). The value of an option is compared to a full value award (a full value award is an award other than a stock option or SAR that is settled by the issuance of a common share)

to determine a valuation ratio. We have used a binominal model to determine our valuation ratio of 1:2.15. This means that every time an option is granted, the authorized pool is reduced by one common share and every time a full value share is granted, the authorized pool is reduced by 2.15 common shares.

A participant may receive multiple Awards under the 2012 LTIP. Awards will be limited to the following per participant annual fiscal year amounts:

Award Type	Annual Limit per Participant
Stock Options	2,000,000 common shares
SARs	2,000,000 common shares
Restricted Stock	1,000,000 common shares
Restricted Stock Units	1,000,000 common shares
Deferred Stock Units	1,000,000 common shares
Performance Shares, Performance Share Units and	1,000,000 common shares or equivalent value
Performance Units
Cash-Based Awards	The greater of $7,000,000 or the value of
1,000,000 common shares
Other Stock-Based Awards	1,000,000 common shares

The common shares available for issuance under the 2012 LTIP will be our authorized but unissued common shares and treasury shares. Subject to the terms of the 2012 LTIP, common shares covered by an Award will only be counted as used to the extent they are actually issued. To the extent that any Award payable in common shares (1) terminates by expiration, forfeiture, cancellation, or otherwise without the issuance of such common shares, (2) is settled in cash in lieu of common shares, or (3) is exchanged with the Committee’s permission prior to the issuance of common shares for Awards not involving common shares, the common shares covered thereby may again be made subject to Awards under the 2012 LTIP. However, common shares which are (a) not issued or delivered as a result of the net settlement of a stock option or stock-settled SAR, (b) withheld to satisfy tax withholding obligations on a stock option or SAR issued under the 2012 LTIP, (c) tendered to pay the exercise price of a stock option or the grant price of a SAR under the 2012 LTIP, or (d) repurchased on the open market with the proceeds of a stock option exercise will no longer be eligible to be again available for grant under the 2012 LTIP.

Eligibility and Participation

All of our and our affiliates’ employees, outside directors and consultants will be eligible to participate in the 2012 LTIP. As of February 1, 2014, we and our affiliates had approximately 38,100 employees and eight outside directors. We are unable to reasonably estimate the number of consultants who will be eligible to receive awards under the 2012 LTIP. In fiscal 2013, approximately 110 employees, 8 outside directors and no consultants received equity incentive awards, although this may vary from year to year. From time to time, the Committee will determine who will be granted Awards, the number of shares subject to such grants, and all other terms of Awards.

Types of Awards

Stock Options

Stock options granted under the 2012 LTIP may be either NQSOs or ISOs. The exercise price of any stock option granted may not be less than the fair market value of the Company’s common shares on the date the stock option is granted. The stock option exercise price is payable (1) in cash, (2) by tendering previously acquired common shares (subject to the satisfaction of the holding period set forth in the 2012 LTIP) having an aggregate fair value at the time of exercise equal to the exercise price, (3) through a broker-assisted cashless exercise, or (4) by any combination of the foregoing.

The Committee determines the terms of each stock option grant at the time of the grant. However, the aggregate fair market value (determined as of the date of the grant) of the common shares subject to ISOs that are exercisable by any participant for the first time in any calendar year may not be greater than $100,000. The Committee specifies at the time each stock option is granted the time or times at which, and in what proportions, the stock option becomes vested and exercisable. No stock option shall be exercisable earlier than six months after the grant date or later than seven years after the grant date. In general, a stock option expires upon the earlier of (1) its stated expiration date or (2) one year after the participant terminates service (except in the case of ISOs which must be exercised within three months after a termination of service, other than due to death or disability).

Stock Appreciation Rights

A SAR entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of our common shares on the settlement date over the grant price of the SAR, multiplied by the number of SARs being settled. The grant price of a SAR may not be less than the fair market value of our common shares on the grant date. SARs may be payable in cash, our common shares or a combination of both.

The Committee determines the vesting requirements, the form of payment and other terms of a SAR. Vesting may be based on the continued service of the participant for specified time periods or the attainment of a specified business performance goal established by the Committee or both. No SAR shall be exercisable earlier than six months after the grant date or later than seven years after the grant date. In general, a SAR expires upon the earlier of (1) its stated expiration date or (2) one year after the participant terminates service. We have not issued any SARs under the 2005 LTIP or the 2012 LTIP, and do not currently have any SARs outstanding.

Restricted Stock

A restricted stock Award represents our common shares that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on the continued service of the participant for specified time periods or the attainment of a specified business performance goal established by the Committee. In general, no more than one-third of a restricted stock Award may vest before each of the first three anniversary dates after the grant date. However, if vesting is based on the attainment of a specified business performance goal established by the Committee, then the restricted stock may not vest sooner than the first anniversary after the grant date.

Subject to the transfer restrictions and vesting requirements of the restricted stock Award, the participant has the same rights as our shareholders during the restriction period, including all voting and dividend rights, although the Committee may provide that dividends and restricted stock certificates will be held in escrow during the restriction period (and forfeited or distributed depending on whether applicable performance goals or service restrictions have been met). Also, any stock dividends will be subject to the same restrictions that apply to the restricted stock upon which the stock dividends are issued. Unless the Committee specifies otherwise in the Award agreement, the restricted stock is forfeited if the participant terminates service before the restricted stock vests or if applicable terms and conditions have not been met at the end of the restriction period.

Restricted Stock Units

An Award of restricted stock units provides the participant the right to receive a payment based on the value of our common shares. Restricted stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified business performance goal established by the Committee. In general, no more than one-third of a stock-settled restricted stock unit Award may vest before each of the first three anniversary dates after the grant date. However, if vesting is based on the attainment of a specified business performance goal established by the Committee, then the stock-settled restricted stock units may not vest sooner than the first anniversary after the grant date. Restricted stock units are payable in cash, our common shares or a combination of both, as determined by the Committee.

Participants receiving restricted stock units do not have, with respect to such restricted stock units, any of the rights of a shareholder. Unless the Committee specifies otherwise in the Award agreement, the restricted stock unit Award is forfeited if the participant terminates service before the restricted stock unit vests or if applicable terms and conditions have not been met at the end of the restriction period.

Deferred Stock Units

An Award of deferred stock units provides the participant the right to defer receipt of all or some portion of his or her annual compensation, annual incentive bonus and/or long-term compensation as permitted by the Committee, and for which the participant will receive a payment based on the value of our common shares. Deferred stock units shall be fully vested and non-forfeitable at all times. Deferred stock units, together with any dividend-equivalent rights credited with respect thereto, may be subject to such requirements, restrictions and conditions to payment as the Committee determines are appropriate. Deferred stock unit Awards are payable in cash, our common shares or a combination of both. Participants credited with deferred stock units shall not have, with respect to such deferred stock units, any of the rights of a shareholder of the Company.

Performance Shares, Performance Share Units and Performance Units

An Award of performance shares, performance share units or performance units provides the participant the right to receive our common shares if specified terms and conditions are met. Performance shares are restricted shares that are subject to performance based vesting. Performance share units are restricted stock units that are subject to performance based vesting. Performance units are cash based awards that are subject to performance based vesting. Performance share, performance share unit and performance unit Awards are payable in cash or our common shares or in a combination of both. Unless the Committee specifies otherwise when the Award is granted, if a participant terminates service for any reason before the performance shares, performance share units or performance units become vested, such Award will be forfeited.

Cash-Based Awards

An Award of cash-based awards provides the participant an opportunity to receive a cash payment. Cash-based awards may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified performance goal established by the Committee. If a participant terminates service before the cash-based award vests, the Award will be forfeited.

Other Stock-Based Awards

An Award of other stock-based awards provides the participant an equity-based or equity-related right, which may provide the participant the right to receive our common shares. Other stock-based awards may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of a specified performance goal established by the Committee. In general, no more than one-third of another stock-based award may vest before each of the first three anniversary dates after the grant date. However, if vesting is based on the attainment of a specified business performance goal established by the Committee, then the other stock-based award may not vest sooner than the first anniversary after the grant date. If a participant terminates service for any reason before the other stock-based award vests, the Award will be forfeited.

Performance-Based Awards

Any Awards granted under the 2012 LTIP may be granted in a form that qualifies for the qualified performance-based compensation exception under Section 162(m) of the IRC. Under Section 162(m) of the IRC, the terms of the Award must state, through an objective formula or standard, the method of computing the amount of compensation payable under the Award, and must preclude discretion to increase the amount of compensation payable under the terms of the Award (but may give the Committee discretion to decrease the amount of compensation payable). As described above in “Limits on Awards,” the 2012 LTIP imposes certain limitations on the number and value of performance-based Awards to covered employees. The payment or vesting of performance-based Awards granted under the 2012 LTIP is based on performance goals established by the Committee. The 2012 LTIP specifies the following performance measures from which the performance goals must be derived:

  Earnings (loss) per common share from continuing operations;

  Earnings (loss) per common share;

  Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

  Income (Loss) from continuing operations before unusual or infrequent items;

  Income (Loss) from continuing operations;

  Income (Loss) from continuing operations before income taxes;

  Income (Loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

  Income (Loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

  Net income (loss);

  Income (Loss) before other comprehensive income (loss);

  Comprehensive income (loss);

  Income (Loss) before interest and income taxes;

  Income (Loss) before interest, income taxes, depreciation and amortization;

  Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in our filings with the Securities and Exchange Commission or the annual report to shareholders;

  Any of the performance measures above (other than earnings (loss) per common share from continuing operations and earnings (loss) per common share) on a weighted average common shares outstanding basis;

  Either of earnings (loss) per common share from continuing operations and earnings (loss) per common share on a basic or diluted basis and any of the other performance measures above on a basic or diluted earnings per share basis;

  Common stock price;

  Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

  Percentage increase in comparable store sales;

  Gross profit (loss) or gross margin (loss) (as the case may be);

  Economic value added;

  Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

  Expense targets;

  Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

  Productivity ratios;

  Market share;

  Customer satisfaction; or

  Working capital targets and change in working capital.

Effect of Change in Control

Awards under the 2012 LTIP are generally subject to special provisions upon the occurrence of a change in control (as defined in the 2012 LTIP). For Awards granted under the 2012 LTIP, if a change in control occurs, then: (1) all outstanding stock options and SARs under the 2012 LTIP shall become fully exercisable; (2) all remaining restrictions applicable to restricted stock and restricted stock units shall lapse and such restricted stock and restricted stock units shall become free of restrictions, fully vested and transferable or redeemed, as applicable; (3) all performance goals or other conditions applicable to performance shares, performance share units or performance units shall be deemed satisfied in full and the common shares or cash subject to such Award shall be fully distributable; (4) any remaining restrictions, performance goals or other conditions applicable to deferred stock units shall be deemed to be satisfied in full with the common shares or cash subject to such Award being fully distributable; and (5) all outstanding other stock-based awards or cash-based awards shall become fully vested. Payments under Awards that become subject to the excess parachute rules of Section 280G of the IRC may be reduced under certain circumstances. See the “Tax Treatment of Awards — Sections 280G and 4999” subsection below for more details.

Limited Transferability

All Awards or common shares subject to an Award under the 2012 LTIP are nontransferable except upon death, either by the participant’s will or the laws of descent and distribution or through a beneficiary designation, and Awards are exercisable during the participant’s lifetime only by the participant (or by the participant’s legal representative in the event of the participant’s incapacity).

Adjustments for Corporate Changes

In the event of a reorganization, recapitalization, merger, spin-off, stock split or other specified changes affecting us or our capital structure, the Committee is required to make equitable adjustments that reflect the effects of such changes to the participants. Such adjustments may relate to the number of our common shares available for grant, as well as to other maximum limitations under the 2012 LTIP (e.g., exercise prices and number of Awards), and the number of our common shares or other rights and prices under outstanding Awards.

Term, Amendment and Termination

The 2012 LTIP will expire on May 23, 2022, unless terminated earlier by the Board. Although the Board or the Committee may amend or alter the 2012 LTIP, it may not do so without shareholder approval of any amendment or alteration to the extent shareholder approval is required by law, regulation or stock exchange rule. In addition, any amendment, alteration or termination of the 2012 LTIP or an Award agreement may not adversely affect any outstanding Award to a participant without the consent of that participant other than amendments for the purpose of (1) causing the 2012 LTIP to comply with applicable law, (2) permitting us to receive a tax deduction under applicable law, or (3) avoiding an expense charge to us or our affiliates.

Repricing

The 2012 LTIP does not permit the repricing of Awards without the approval of shareholders or the granting of Awards with a reload feature.

Plan Benefits

Future benefits under the 2012 LTIP are not currently determinable. The Committee has discretionary authority to grant Awards pursuant to the 2012 LTIP which does not contain any provision for automatic grants.

In accordance with the rules of the SEC, the following table sets forth all of the stock options granted to each of our named executive officers and the groups identified below since the adoption of the 2012 LTIP through February 1, 2014:

		Number of	Number of
Name of Individual or	Number of	Shares of Restricted	Performance
Identity of Group and Position	Options (1)	Stock (2)	Share Units (3)
David J. Campisi,
Chief Executive Officer and President	115,500	37,800	37,800
Timothy A. Johnson,
Executive Vice President, Chief Financial Officer	45,000	54,500	—
Lisa M. Bachmann,
Executive Vice President, Chief Operating Officer	40,000	51,500	—
Joe R. Cooper,
Executive Vice President and President, Big Lots Canada, Inc.	40,000	43,500	—
Carlos V. Rodriguez,
Senior Vice President, Distribution and Transportation Services	40,000	20,000	—
Steven S. Fishman,
Former Chief Executive Officer and President	0	0	—
Charles W. Haubiel II,
Former Executive Vice President, Chief Administrative Officer,
General Counsel and Corporate Secretary	40,000	49,000	—
John C. Martin,
Former Executive Vice President, Chief Merchandising Officer	40,000	30,000	—
All current executive officers, as a group (14 persons)	435,000	277,100	37,800
All current directors who are not executive officers,
as a group (8 directors)	0	0	—
Each nominee for election as a director	115,000	37,800	37,800
Each associate of any of such directors,
executive officers or nominees	0	0	—
Each other person who received or is to receive
5 percent of awards under plan	0	0	—
All employees, including all current officers who are
not executive officers, as a group	804,000	200,900	—
____________________

(1)	All of these stock options: (a) were granted with an exercise price equal to the fair market value of our common shares on the date of grant; (b) have exercise prices ranging from $27.68 to $40.62 (with a weighted average exercise price of $35.82); and (c) have a seven-year term and expire between June 4, 2019 and January 13, 2021. All of these stock options vest and become exercisable over a four-year period in 25% increments beginning on the first anniversary of the grant date, subject to the recipient’s continued employment with us on the applicable vesting date. As of February 1, 2014, the closing price of our common shares on the NYSE was $26.79.

(2)	All of these shares of restricted stock, other than the Retention Awards and the restricted stock awarded to outside directors, vest upon attaining the first trigger and the first to occur of (a) attaining the second trigger; (b) the lapsing of five years after the grant date while continuously employed; or (c) the grantee’s death or disability (which results in the vesting of a prorated portion of the award).

The Compensation Committee granted Retention Awards under the 2012 LTIP to Mr. Johnson, Ms. Bachmann, Mr. Cooper and Mr. Haubiel on April 1, 2013 consisting of 9,500, 21,500, 13,500 and 19,000 shares of restricted stock, respectively. Each Retention Award will vest and be transferred to the named executive officer without restriction on the earlier of: (a) the first trading day that is 18 months following the grant date; or (b) the first trading day following the executive’s termination of employment if such termination of employment is the result of the executive’s (i) dismissal by us without cause (as defined in the Retention Award Agreement) or (ii) death or disability (provided, however, if the executive dies or suffers a disability, only 1/18th of the Retention Award will vest for each consecutive month that the executive completed with us between the grant date and his or her termination).

The restricted stock awarded to the outside directors vests on the earlier of (a) the trading day immediately preceding our annual meeting of shareholders in the fiscal year after the award or (b) the outside director’s death or disability; provided, that the restricted stock will not vest if the outside director ceases to serve on the Board before either vesting event occurs.

(3)	All of these performance share units may be earned in one-third increments if the market price of our common shares appreciates, for a period of 20 consecutive trading days, to at least 110%, 120% and 130% of the grant date fair market value before the earlier to occur of the termination of the executives employment and the lapsing of seven years after the grant date.

As of February 1, 2014; there were (1) 6,805,740 common shares available for grant under the 2012 LTIP; (2) 1,441,088 common shares underlying awards outstanding under the 2012 LTIP (1,022,687 of which are underlying stock options, 380,601 which are underlying restricted stock and 37,800 shares underlying a performance share units award); (3) 2,567,336 common shares underlying awards outstanding under the 2005 LTIP (2,283,836 of which are underlying stock options and 283,500 of which are underlying restricted stock); and (4) 58,325,322 outstanding common shares.

As of February 1, 2014: (1) the weighted average exercise price of the 3,377,303 outstanding stock options under our equity compensation plans (including under those plans that previously terminated) was $34.88 and the weighted average remaining term was 4.3 years; and (2) there were 701,901 restricted stock awards outstanding under our equity compensation plans.

Federal Income Tax Treatment of Awards

The following summary discussion of the United States federal income tax implications of Awards under the 2012 LTIP is based on the provisions of the IRC as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not, among other things, describe state, local or foreign tax consequences and such tax consequences may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions could vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant, vesting or exercise of Awards and the disposition of any acquired common shares.

Incentive Stock Options

ISOs may only be granted to our employees. No taxable ordinary income to the participant or a deduction to us will be realized at the time the ISO is granted or exercised. If the participant holds the common shares received as a result of an exercise of an ISO for at least two years from the grant date and one year from the exercise date, then (1) any gain realized on disposition of the common shares is treated as a long-term capital gain and any loss sustained will be a long-term capital loss and (2) we are not entitled to a deduction. If the common shares acquired by an exercise of an ISO are disposed of within either of these periods (i.e., a “disqualifying disposition”), then the participant must include in his or her income, as taxable compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the common shares upon exercise of the stock option over the stock option exercise price (or, if less, the excess of the amount realized upon disposition over the stock option exercise price). In such case, we will generally be entitled to a deduction, generally in the year of such a disposition, for the amount includible in the participant’s income as taxable compensation. The participant’s basis in the common shares acquired upon exercise of an ISO is equal to the stock option exercise price paid, plus any amount includible in his or her income as a result of a disqualifying disposition. The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

Non-Qualified Stock Options

A NQSO results in no taxable income to the participant or deduction to us at the time it is granted. A participant exercising a NQSO will, at that time, realize taxable compensation in the amount of the difference between the stock option exercise price and the then-current fair market value of the common shares. Subject to the applicable provisions of the IRC, a deduction for federal income tax purposes will be allowable to us in the year of exercise in an amount equal to the taxable compensation recognized by the participant.

The participant’s basis in such common shares is equal to the sum of the stock option exercise price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the common shares will be a long-term or short-term gain (or loss), depending upon the holding period of the common shares.

If a participant tenders previously owned common shares in payment of the NQSO exercise price, then, instead of the treatment described above, the following generally will apply: (1) a number of new common shares equal to the number of previously owned common shares tendered will be considered to have been received in a tax-free exchange; (2) the participant’s basis and holding period for such number of new common shares will be equal to the basis and holding period of the previously owned common shares exchanged; (3) the participant will have compensation income equal to the fair market value on the exercise date of the number of new common shares received in excess of such number of exchanged common shares; (4) the participant’s basis in such excess shares will be equal to the amount of such compensation income; and (5) the holding period in such common shares will begin on the exercise date.

Stock Appreciation Rights

Generally, a participant that receives a SAR will not recognize taxable income at the time the SAR is granted. If a participant receives the appreciation inherent in a SAR in cash, the cash will be taxed as ordinary compensation income to the participant at the time it is received. If a participant receives the appreciation inherent in a SAR in common shares, the spread between the then-current fair market value of the common shares and the grant price will be taxed as ordinary compensation income to the participant at the time it is received. In general, there will be no federal income tax deduction allowed to us upon the grant or termination of a SAR. However, upon the settlement of either form of SAR, we will generally be entitled to a deduction equal to the amount of ordinary income the participant is required to recognize as a result of the settlement.

If the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a SAR is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on the holding period of the common shares. Conversely, if the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a SAR is less than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on the holding period of the common shares.

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the 2012 LTIP, unless the participant makes a Section 83(b) election described below. A participant who has not made such an election will recognize ordinary compensation income at the time the restrictions on the common shares lapse in an amount equal to the fair market value of the common shares at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common shares on the date the restrictions lapse).

Deferred Stock Units

Generally, a participant who defers compensation into deferred stock units will not recognize income at the time the compensation would otherwise have been paid to the participant. Upon the settlement of the deferred stock unit, the participant will be taxed on the then-current fair market value of the shares or cash paid and we will be entitled to a deduction equal to the amount of ordinary compensation income the participant is required to recognize as a result of the settlement.

Other Awards

The current United States federal income tax consequences of other Awards authorized under the 2012 LTIP are generally in accordance with the following: (1) the fair market value of other stock-based awards is generally subject to ordinary compensation income tax at the time the restrictions lapse, unless the participant elects to accelerate recognition as of the date of grant; and (2) the amount of cash paid (or the fair market value of the common shares issued) to settle restricted stock units, performance shares, performance share units, performance units and cash-based awards is generally subject to ordinary compensation income tax. In each of the foregoing cases, we will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary compensation income.

Dividend-Equivalent Rights

Participants may be granted dividend-equivalent rights in connection with any Award other than a stock option or SAR. A participant who receives dividend-equivalent rights with respect to an Award between the grant date and the date the Award is exercised, payable or vests or when the restrictions lapse or expires (as the terms of the Awards dictate) will recognize ordinary compensation income equal to the value of cash or common shares delivered and we will generally be entitled to a corresponding deduction for such dividends.

Section 162(m)

As described above, Section 162(m) of the IRC generally provides that a company is prohibited from deducting compensation paid to certain “covered employees” (i.e., the principal executive officer and three other most highly compensated officers (other than the principal financial officer)) in excess of $1 million per person in any year. Compensation that qualifies as “qualified performance-based compensation” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. To qualify as qualified performance-based compensation, Awards must be granted under the 2012 LTIP by the Committee and satisfy the 2012 LTIP’s limit on the total number of common shares that may be awarded to any one participant during a year. In addition, for Awards other than stock options to qualify as qualified performance-based compensation, the issuance or vesting of the Award, as applicable, must be contingent upon satisfying one or more of the performance measures listed in the 2012 LTIP, as established and certified by the Committee.

Sections 280G and 4999

Section 280G of the IRC disallows deductions for excess parachute payments and Section 4999 of the IRC imposes penalties on persons who receive excess parachute payments. A parachute payment is the present value of any compensation amount that is paid to “disqualified individuals” (such as our and our subsidiaries’ officers and highly paid employees) that are contingent upon or paid on account of a change in control – but only if such payments, in the aggregate, are equal to or greater than 300% of the participant’s taxable compensation averaged over the five calendar years ending before the change in control (or over the participant’s entire period of service if that period is less than five calendar years). This average is called the “Base Amount.” An excess parachute payment is the amount by which any parachute payment exceeds the portion of the Base Amount allocated to such payment.

Some participants in the 2012 LTIP may receive parachute payments in connection with a change in control. If this happens, the value of each participant’s parachute payment from the 2012 LTIP must be combined with other parachute payments the same participant is entitled to receive under other agreements or arrangements with us or our subsidiaries, such as an employment agreement or a change in control agreement. If the participant is a disqualified individual and the combined value of all parachute payments is an excess parachute payment, the participant must pay an excise tax equal to 20% of the value of all parachute payments above 100% of the participant’s Base Amount. This tax is due in addition to other federal, state and local income, wage and employment taxes. Also, neither we nor any of our subsidiaries would be able to deduct the amount of any participant’s excess parachute payment and the $1,000,000 limit on deductible compensation under Section 162(m) of the IRC would be reduced by the amount of the excess parachute payment.

The 2012 LTIP addresses excess parachute payment penalties. Generally, if a participant in the 2012 LTIP receives an excess parachute payment, the value of the payment is reduced to avoid the excess parachute penalties. However, the 2012 LTIP also states that other means of dealing with these penalties will be applied if required by the terms of another written agreement (whether currently in effect or adopted in future) with us or any of our subsidiaries (such as an employment or a change in control agreement). We are a party to an employment agreement with several of our named executive officers. Those employment agreements provide that if the payments received by the named executive officer in connection with a change in control constitute an excess parachute payment under Section 280G of the IRC, the executive’s benefits under his or her employment agreement will be reduced to the extent necessary to become one dollar less than the amount that would generate such excise tax, if this reduction results in a larger after-tax amount to the executive as compared to the excise tax reimbursement method. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and 280G of the IRC.

Section 83(b)

A participant may elect pursuant to Section 83(b) of the IRC to have compensation income recognized at the grant date of an Award of restricted stock, restricted stock units or performance units and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, we will generally be entitled to a corresponding tax deduction equal to the value of the Award affected by this election. If the participant who has made an election subsequently forfeits the Award, then the participant will not be entitled to deduct the amount previously recognized as income.

Section 409A

Section 409A of the IRC imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A of the IRC. If the requirements of Section 409A are not complied with, holders of such Awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. Section 409A of the IRC includes a broad definition of nonqualified deferred compensation plans, which includes certain types of equity incentive compensation. It is intended that the Awards granted under the 2012 LTIP will comply with or be exempt from the requirements of Section 409A of the IRC and the treasury regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service).

Market Value

On February 1, 2014, the closing price of the Company’s common shares traded on the NYSE was $26.79 per share.

Equity Compensation Plan Information

The following table summarizes information as of February 1, 2014 relating to our equity compensation plans pursuant to which our common shares may be issued.

Number of securities
remaining available for
	Number of securities to		Weighted-average	future issuance under
	be issued upon exercise		exercise price of	equity compensation
	of outstanding options,		outstanding options,	plans (excluding securities
	warrants and rights (#)		warrants and rights ($)	reflected in column (a)) (#)
Plan Category	(a)		(b)	(c)
Equity compensation plans approved
by security holders	3,415,103	(1)(2)	$34.88 (3)	6,805,740 (4)
Equity compensation plans not approved
by security holders	—		—	—
Total	3,415,103		$34.88 (3)	6,805,740
____________________

(1)	Includes stock options granted and performance share units granted under the 2012 LTIP, the 2005 LTIP, the Director Stock Option Plan, and the Big Lots, Inc. 1996 Performance Incentive Plan (“1996 LTIP”). In addition, we had 664,101 shares of unvested restricted stock outstanding under the 2012 LTIP and the 2005 LTIP.

(2)	The common shares issuable upon exercise of outstanding stock options granted under each shareholder-approved plan are as follows:

2012 LTIP	1,022,687
2005 LTIP	2,283,836
Director Stock Option Plan	35,000
1996 LTIP	35,780

(3)	The weighted average exercise price does not take into account the performance share units granted under the 2012 LTIP.

(4)	The common shares available for issuance under the 2012 LTIP are limited to 6,805,740 common shares. There are no common shares available for issuance under any of the other shareholder-approved plans.

The 2012 LTIP was initially approved by shareholders on May 23, 2012. The 1996 LTIP terminated on December 31, 2005. The Director Stock Option Plan terminated on May 30, 2008. The 2005 LTIP expired on May 16, 2012.

See the “Stock Ownership” section of this Proxy Statement for additional information with respect to security ownership of certain beneficial owners and management.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED 2012 LTIP.

PROPOSAL THREE: APPROVAL OF THE AMENDED AND RESTATED BIG LOTS 2006 BONUS PLAN

Background

On March 5, 2014, the Board adopted, based on the recommendation of the Compensation Committee (which we refer to as the “Committee” throughout this discussion of Proposal 3), and proposed that our shareholders approve, the amended and restated 2006 Bonus Plan. The 2006 Bonus Plan provides for cash incentive awards, which are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the IRC, to be paid annually when we meet or exceed pre-established minimum corporate performance amounts under one or more financial measures approved by the Committee at the start of the fiscal year. Our shareholders first approved the 2006 Bonus Plan on May 25, 2006, and subsequently amended and restated the 2006 Bonus Plan effective May 27, 2010. The amended and restated 2006 Bonus Plan will become effective if and when approved by our shareholders at the Annual Meeting. The Board recommends that shareholders approve the amended and restated 2006 Bonus Plan.

We are required to periodically resubmit the 2006 Bonus Plan for shareholder approval so that bonus opportunities awarded under the 2006 Bonus Plan can qualify as qualified performance-based compensation under Section 162(m) of the IRC. Therefore, we are seeking shareholder approval with respect to the amended and restated 2006 Bonus Plan in its entirety. If our shareholders do not approve the amended and restated 2006 Bonus Plan, bonus opportunities previously awarded under the 2006 Bonus Plan will remain valid and the 2006 Bonus Plan will remain in effect.

The Proposed Amended and Restated 2006 Bonus Plan

The primary amendments to the 2006 Bonus Plan reflected in the amended and restated 2006 Bonus Plan include:

  Expanding the performance criteria, and the equitable adjustments that may be made thereto, for awards under the 2006 Bonus Plan. The amended and restated 2006 Bonus Plan includes several additional performance criteria, and additional equitable adjustments that may be made to the performance criteria, upon which the Committee may base the performance goals it establishes for bonus opportunities awarded under the Plan. The Board believes that the 2006 Bonus Plan needs to include these additional performance criteria and equitable adjustments to address all of the financial measures that management now focuses on in its corporate operating plan. See “Description of Bonus Awards” for a complete list of the performance criteria and equitable adjustments available under the amended and restated 2006 Bonus Plan.

  Updating and clarifying certain other provisions of the 2006 Bonus Plan. The other proposed amendments to the 2006 Bonus Plan principally consist of (1) updates and clarifications to better ensure compliance with the requirements of Section 409A and Section 162(m) of the IRC, (2) clarifications to the performance criteria and adjustment categories set forth in the appendix of the 2006 Bonus Plan, and (3) additional revisions that we believe would improve the clarity of the 2006 Bonus Plan. We believe these amendments would facilitate a better understanding of the 2006 Bonus Plan’s terms by participants, shareholders, administrators and us.

Section 162(m) Approval Requirement

Section 162(m) of the IRC generally provides that we may not deduct more than $1,000,000 of compensation paid during any fiscal year to our covered employees (i.e., our CEO and our three other highest compensated executives (excluding the principal financial officer) employed at the end of the fiscal year). However, this limit does not apply to “qualified performance-based compensation” as defined by Section 162(m) of the IRC. Annual incentive awards under the 2006 Bonus Plan will only constitute qualified performance-based compensation under Section 162(m) of the IRC if certain requirements are satisfied, including shareholder approval of the material terms of the performance criteria of the 2006 Bonus Plan at least once every five years. By approving the amended and restated 2006 Bonus Plan, our shareholders will approve, among other things, the material terms of the performance criteria (as described below in “Description of Bonus Awards”) used to determine whether bonus awards are earned.

Summary of the Amended and Restated 2006 Bonus Plan

The 2006 Bonus Plan provides for cash compensation to be paid annually when we meet or exceed minimum corporate performance amounts under one or more performance criteria approved by the Committee and other outside directors at the start of the fiscal year. The 2006 Bonus Plan is intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the IRC so that annual incentive award opportunities awarded under the 2006 Bonus Plan qualify for a federal income tax deduction.

The purpose of the 2006 Bonus Plan is to advance our interests by (1) attracting, retaining and motivating employees, (2) aligning participants’ interests with those of our shareholders, and (3) qualifying compensation paid to our executives as qualified performance-based compensation under Section 162(m) of the IRC.

The following summary describes the material features of the amended and restated 2006 Bonus Plan and is qualified in its entirety by reference to the complete text of the amended and restated 2006 Bonus Plan attached to this Proxy Statement as Appendix B.

Administration

The 2006 Bonus Plan is, and will be, administered by the Committee. Each member of the Committee will be an “independent director” for purposes of our Corporate Governance Guidelines, the Committee’s charter and the NYSE listing requirements; a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and an “outside director” within the meaning of Section 162(m) of the IRC. The Committee is currently comprised of five directors, each of whom meets all of these criteria. The Committee has the authority to administer, interpret the terms of, determine the eligibility of employees to participate in, and make all other determinations and take all other actions in accordance with the terms of, the 2006 Bonus Plan. Any determination or decision by the Committee will be conclusive and binding on all persons who at any time have or claim to have any interest under the 2006 Bonus Plan. As plan administrator, the Committee is responsible for designating eligible participants and selecting the performance goals – including the applicable performance criteria, corporate performance amounts and payout percentages – used to calculate the annual incentive award, if any.

Eligibility and Participation

In the Committee’s discretion, all of our and our affiliates’ employees are eligible to participate in the 2006 Bonus Plan. Approximately 715 of those employees participated in the 2006 Bonus Plan in fiscal 2013. As of February 1, 2014, we and our affiliates had approximately 38,100 employees.

Description of Bonus Awards

For each performance period, which is generally a full fiscal year, the Committee may grant annual incentive award opportunities under the 2006 Bonus Plan in such amounts and on such terms as it determines in its sole discretion (subject to the limitations imposed by the Plan), including the applicable performance criteria (and any equitable adjustments made thereto), corporate performance amounts and payout percentages.

For each annual incentive award opportunity awarded under the 2006 Bonus Plan, the Committee will establish corporate performance amounts that will be applied to determine the amount of compensation payable with respect to such award. The Committee will base the corporate performance amounts on one or more of the following performance criteria listed in the 2006 Bonus Plan:

  Earnings (loss) per common share from continuing operations;

  Earnings (loss) per common share;

  Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

  Income (Loss) from continuing operations before unusual or infrequent items;

  Income (Loss) from continuing operations;

  Income (Loss) from continuing operations before income taxes;

  Income (Loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

  Income (Loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

  Net income (loss);

  Income (Loss) before other comprehensive income (loss);

  Comprehensive income (loss);

  Income (Loss) before interest and income taxes;

  Income (Loss) before interest, income taxes, depreciation and amortization;

  Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in our filings with the Securities and Exchange Commission or the annual report to shareholders;

  Any of the performance measures above (other than earnings (loss) per common share from continuing operations and earnings (loss) per common share) on a weighted average common shares outstanding basis;

  Either of earnings (loss) per common share from continuing operations and earnings (loss) per common share on a basic or diluted basis and any of the other performance measures above on a basic or diluted earnings per share basis;

  Common share price;

  Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

  Percentage increase in comparable store sales;

  Gross profit (loss) or gross margin (loss) (as the case may be);

  Economic value added;

  Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

  Expense targets;

  Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

  Productivity ratios;

  Market share;

  Customer satisfaction; or

  Working capital targets and change in working capital.

The Committee, in its sole discretion, in setting the corporate performance amounts, may provide for equitable adjustments to the performance criteria in recognition of unusual or non-recurring events, transactions and accruals for the effect of one or more of the following items:

  Asset impairments as described in Accounting Standard Codification (“ASC”) 360 – Property, Plant, & Equipment, as amended, revised or superseded;

  Costs associated with exit or disposal activities as described by ASC 420 – Exit or Disposal Cost Obligations, as amended, revised or superseded;

  Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described by ASC 350 – Intangibles – Goodwill and Other, as amended, revised or superseded;

  Integration costs related to all merger and acquisition activity of the Company and/or its affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its affiliates (or foreign equivalent of any of the foregoing);

  Transaction costs related to all merger and acquisition activity of the Company and/or its affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its affiliates (or foreign equivalent of any of the foregoing);

  Any profit or loss attributable to the business operations of a specified segment as described in ASC 280 – Segment Reporting, as amended, revised or superseded;

  Any profit or loss attributable to a specified segment as described in ASC 280 – Segment Reporting, as amended, revised or superseded, acquired during the Performance Period or an entity or entities acquired during the Performance Period to which the performance goal relates;

  Any tax settlement(s) with a tax authority;

  The relevant tax effect(s) of tax laws or regulations, or amendments thereto, that become effective after the beginning of the performance period;

  Any extraordinary item, event or transaction as described in ASC 225-20 – Income Statement – Extraordinary and Unusual Items, as amended, revised or superseded;

  Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in ASC 225-20 – Income Statement – Extraordinary and Unusual Items, as amended, revised or superseded;

  Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed);

  Any change in accounting principle as described in ASC 250-10 Accounting Changes and Error Corrections, as amended, revised or superseded;

  Unrealized gains or losses on investments in debt and equity securities as described in ASC 320 – Investments – Debt and Equity Securities, as amended, revised or superseded;

  Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815 – Derivatives and Hedging, as amended, revised or superseded;

  Shares-based compensation charges as described in ASC 718 – Compensation – Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees, as amended, revised or superseded;

  Any gain or loss as reported as a component of other comprehensive income as described in ASC 220 – Comprehensive Income, as amended, revised or superseded;

  Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460 – Guarantees, as amended, revised or superseded;

  Any gain or loss as the result of the consolidation of a variable interest entity as described in ASC 810 - Consolidation, as amended, revised or superseded;

  Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation, judgments or lawsuit settlement (including collective actions or class action lawsuits); or

  Any charges associated with the early retirement of debt obligations.

The Committee defines the payout percentages at the same time it establishes the performance criteria (and any equitable adjustments made thereto) and corporate performance amounts. The minimum payout percentages for target and maximum annual incentive award opportunities for our named executive officers who are party to an employment agreement with us are set forth in their respective employment agreements, and the payout percentage for the floor annual incentive award opportunity is set annually by the Committee. For participants who are not party to an employment agreement with us, the payout percentages approved by the Committee are set by position level. Subject to the terms of the employment agreements, the Committee has the right to adjust the payout percentages.

The 2006 Bonus Plan provides for cash compensation to be paid annually when the performance goals are achieved. No right to a minimum annual incentive award exists under the 2006 Bonus Plan. For each performance period, the Committee will establish an objective formula for each participant based on the achievement of the performance goals, the outcomes of which are substantially uncertain at the time they are established. The Committee derives the corporate performance amounts from our corporate operating plan, which is approved by the Board at the start of the fiscal year.

After the end of the performance period, the Committee will determine the amount of the annual incentive award earned by each participant under the predetermined objective formula for the performance goals. Payment of the annual incentive award to the participant will be made, subject to the participant’s right to defer the same, upon certification by the Committee, in writing, that the performance goals were satisfied (i.e., at least the corporate performance amount for a floor annual incentive award was attained) and the annual incentive award has been calculated in accordance with the predetermined objective formula.

Maximum Bonus Awards

The 2006 Bonus Plan provides that annual incentive awards in any fiscal year may not exceed the maximum annual incentive award amount that is established annually for each participant pursuant to a predetermined objective formula, subject to the current maximum annual limit of $4,000,000.

Termination of Employment

Except to the extent otherwise determined by the Committee, in the event a participant voluntarily terminates employment with us prior to the day on which payments of annual incentive awards are determined under the 2006 Bonus Plan for a performance period, the participant forfeits all rights to receive an annual incentive award. At the discretion of the Committee, prorated annual incentive awards may be made to participants whose employment terminates by reason of retirement, disability or death during a performance period; provided, however, that at least the corporate performance amount for a floor annual incentive award must have been attained during the required service period.

Transferability

A participant in the 2006 Bonus Plan may not assign, pledge or encumber his or her interest under the 2006 Bonus Plan, except that a participant may designate a beneficiary as provided in the 2006 Bonus Plan.

Amendment, Suspension or Termination

The Committee may amend, in whole or in part, any or all of the provisions of the 2006 Bonus Plan, except as to those terms or provisions that are required by Section 162(m) of the IRC to be approved by the shareholders, or suspend or terminate the 2006 Bonus Plan entirely; provided, however, that no such amendment, suspension or termination may, without the consent of the affected participants, reduce the right of participants to any payment due under the 2006 Bonus Plan.

Section 409A

Section 409A of the IRC imposes certain restrictions on amounts deferred under non-qualified deferred compensation arrangements and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. We intend for the awards granted under the 2006 Bonus Plan to comply with the requirements of Section 409A, and the Compensation Committee will interpret, administer and operate the 2006 Bonus Plan accordingly.

New Plan Benefits

The exact amount of the awards under the 2006 Bonus Plan, if any, that will be allocated to or received by the participants is at the discretion of the Committee and dependent upon our future performance, and therefore cannot be determined at this time. The annual bonuses paid under the 2006 Bonus Plan to the named executive officers for fiscal 2011, fiscal 2012 and fiscal 2013 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED 2006 BONUS PLAN.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for fiscal 2013 (“Form 10-K”).

Members of the Compensation Committee

Russell Solt, Chair
Jeffrey P. Berger
Peter J. Hayes
James R. Tener
Dennis B. Tishkoff

Compensation Discussion and Analysis

Overview of Our Executive Compensation Program

Executive Summary

This CD&A describes our executive compensation program for fiscal 2013 and certain elements of our executive compensation program for fiscal 2014 and explains how the Board and the Compensation Committee of the Board (which we refer to as the “Committee” in this CD&A) made its compensation decisions for our named executive officers, who, for fiscal 2013, were:

  Mr. Campisi, our CEO and President;

  Mr. Johnson, our Executive Vice President, Chief Financial Officer;

  Ms. Bachmann, our Executive Vice President, Chief Operating Officer;

  Mr. Cooper, our Executive Vice President and President, Big Lots Canada, Inc.;

  Mr. Rodriguez, our Senior Vice President, Distribution and Transportation Services;

  Mr. Fishman, our former Chairman, CEO and President;

  Mr. Haubiel, our former Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary; and

  Mr. Martin, our former Executive Vice President, Chief Merchandising Officer.

Mr. Fishman’s employment with us terminated on May 3, 2013. Mr. Haubiel’s employment with us terminated on June 17, 2013. Mr. Martin’s employment with us terminated on January 3, 2014.

Our executive compensation program is designed to:

  attract and retain executives by paying them compensation that is competitive with the compensation paid by the companies in our comparator groups;

  motivate our executives to contribute to our long-term success;

  reward our executives for corporate and individual performance; and

  align the interests of our executives and shareholders through performance-linked compensation.

Our financial performance in fiscal 2013 did not meet our expectations. As a result of such performance and the emphasis that our executive compensation program places on performance-linked compensation, the actual compensation realized by our named executive officers in fiscal 2013 was significantly lower than the total potential compensation awarded to our named executive officers for fiscal 2013. For example, we did not achieve the operating profit required for our named executive officers to earn annual incentive awards for fiscal 2013 under the 2006 Bonus Plan and, as a result, our named executive officers did not receive annual incentive awards for fiscal 2013.

2013 Annual Meeting Results and Shareholder Engagement

At our 2013 annual meeting of shareholders, we held an advisory vote of our shareholders regarding the fiscal 2012 compensation of our named executive officers as disclosed in our 2013 Proxy Statement (the “2013 say-on-pay vote”). Of the shares voted on our 2013 say-on-pay vote, a majority voted not to approve the fiscal 2012 compensation. This outcome was extremely disappointing to us, our Board and the Committee. In response to this outcome, the Committee directed our senior management to extend invitations to our largest shareholders to discuss our executive compensation program. We contacted 24 shareholders who beneficially owned approximately 62% of our outstanding common shares and two major proxy advisory firms. Six shareholders elected to schedule calls with us in response to our invitation and three other shareholders deferred to the proxy advisory firms, with that combined group representing approximately 27% of our outstanding common shares.

In our discussions with our shareholders we sought to:

  understand why they did not approve our fiscal 2012 compensation;

  better understand their views regarding our executive compensation generally so that we can better align our compensation programs with shareholder interests; and

  discuss any other views or concerns of our shareholders.

The shareholders who chose to participate in calls provided both criticism of the compensation paid to our executives in fiscal 2012, as well as support for changes that we made to our compensation program in fiscal 2013. The criticism of our fiscal 2012 compensation program principally related to the compensation of our former CEO, Mr. Fishman. Shareholders stated that Mr. Fishman’s compensation package was too large and that the performance metric tied to the vesting of Mr. Fishman’s fiscal 2012 restricted stock award was too easily achievable. At the same time, shareholders voiced support for the Committee’s efforts to change the compensation mix awarded to our executives in fiscal 2013, particularly the smaller compensation package awarded to our new CEO, Mr. Campisi, compared to Mr. Fishman. Shareholders also noted our elimination of the excise tax reimbursement payments and the addition of a clawback provision in our executives’ employment agreements. In addition, several shareholders were pleased that we separated our CEO and Chairman of the Board positions and that we continued to work with Exequity LLP (“Exequity”), an independent compensation consultant, to improve our compensation programs.

After considering the 2013 say-on-pay vote and the feedback we received from shareholders and proxy advisory firms, the Committee decided to make significant additional changes to our compensation program for fiscal 2014, as discussed in the “Our Executive Compensation Program for Fiscal 2014” section of this CD&A. In addition, the Committee retained Exequity to present an overview of executive compensation trends that may be important to our shareholders and to advise the Committee on all principal aspects of executive compensation for fiscal 2014.

Also at our 2013 annual meeting of shareholders, Mr. Solt, the Committee’s Chairman, received less than a majority of the shareholder votes for his reelection. As a result, Mr. Solt offered to resign from the Board in accordance with our Corporate Governance Guidelines. After carefully considering the recommendation of the Nominating / Corporate Governance Committee and other relevant factors (including shareholder feedback), the Board determined not to accept Mr. Solt’s resignation. The Board considered Mr. Solt’s experience as the CFO of other publically traded retailers, his background in investor relations, and his knowledge of compensation best practices and comparator group policies, in determining that Mr. Solt is ideally suited to continue leading our efforts to further improve our executive compensation program. Mr. Solt did not participate in the Board or the Nominating / Corporate Governance Committee’s evaluation or in its decision to reject his offer to resign. As part of the shareholder engagement effort described above, we also sought to understand the concerns that led a majority of shareholders to withhold votes from Mr. Solt in May 2013. These concerns appear not to have been directed at Mr. Solt personally, but were principally related to previous compensation practices adopted before Mr. Solt was appointed the Committee’s Chairman. Under Mr. Solt’s leadership as the Committee’s Chairman, several key compensation practices were modified in May 2013, including, reducing the overall CEO compensation package, aligning the equity compensation awarded to our new CEO with shareholder return metrics, eliminating certain excise tax reimbursement payments and adding a clawback provision to our executive employment agreements.

Significant Executive Compensation Practices and Policies and Recent Modifications

The Committee reviews and evaluates the Company’s executive compensation programs, practices and policies on a regular basis. Significant executive compensation practices and policies of the Company include:

  Performance-Linked Pay. In accordance with the Company’s pay-for-performance philosophy, performance-linked compensation comprised 31% to 63% of the compensation awarded to our named executive officers for fiscal 2013.

  Elimination of Excise Tax Gross-ups for Change-in-Control Payments. In fiscal 2013, we amended the employment agreements with our executives to eliminate any reimbursement for any “golden parachute” excise tax imposed under Section 4999 of the IRC.

  Clawbacks. In fiscal 2013, we amended the employment agreements with our executives to provide that any compensation paid to an executive pursuant to any agreement or arrangement between the executive and us will be subject to deduction and clawback to the extent required by any applicable law or listing requirement or any policy adopted by us with respect to any such law or listing requirement.

  Stock Ownership Requirements. We have stock ownership requirements for all outside directors and Leadership Team members. These requirements are designed to align the long-term interests of our outside directors and executives with those of our shareholders.

  Hedging Policy. We do not allow our directors or Leadership Team members to enter into any hedging or monetization transactions relating to our common shares.

  Independent Compensation Consultant. The Committee engaged and continues to engage Exequity to serve as its independent compensation consultant.

CEO Compensation

Mr. Fishman served as our CEO and President until Mr. Campisi assumed those positions on May 3, 2013. In response to the views expressed by our shareholders, in connection with our appointment of a new CEO, the Committee sought to reduce the total compensation of our CEO without undermining our compensation objectives. The table below compares Mr. Campisi’s total compensation package in fiscal 2013 to Mr. Fishman’s total compensation package in fiscal 2012.

		Mr. Campisi 2013	Mr. Fishman 2012
Salary		$900,000	$1,400,000
Bonus	Target payout percentage	100%	120%
	Maximum payout percentage	200%	240%
Equity	Value – all equity awards	$4,122,363	$10,524,000
	Shares granted – all equity awards	191,100	240,000
	- shares underlying restricted stock award	37,800	240,000
	- shares underlying stock option award	115,500	0
	- shares underlying performance share units award	37,800	0

The bar graph below compares the total compensation, as reported in the Summary Compensation Table, of Mr. Campisi in fiscal 2013 and Mr. Fishman in each of fiscal 2012 and fiscal 2011.

Compensation Awarded to CEO

Pay-for-Performance

Aligning executive compensation with corporate and individual performance is a key principle of our executive compensation philosophy. We believe our executive compensation program effectively implements this principle by tying the value of bonus opportunities and equity awards under the program to our financial performance and/or the price of our common shares.

The metrics we currently use to evaluate the performance of our named executive officers are our operating profit, earnings per share and return on invested capital (“ROIC”). We believe that our operating profit is an important financial measure as it reflects our efforts to increase revenue and control our expenses. Additionally, the value of the performance-linked incentive compensation that we award in the form of equity is significantly impacted by the price of our common shares and our earnings per share.

The pay-for-performance chart that follows presents for each of fiscal 2011, fiscal 2012 and fiscal 2013: (1) our total shareholder return (“TSR”) indexed to our fiscal 2010 year end stock price of $31.82; (2) our earnings per common share – diluted from continuing operations; (3) our operating profit; (4) the total compensation of our CEO as reported in our Summary Compensation Table (for Mr. Fishman in fiscal 2011 and 2012 and Mr. Campisi in fiscal 2013); and (5) the total compensation realized by Mr. Fishman in fiscal 2011 and 2012 and Mr. Campisi in fiscal 2013 (“CEO Realized Compensation”) in each such fiscal year.

The CEO Realized Compensation for each fiscal year presented in the pay-for-performance chart is equal to the sum of: (1) the base salary earned by our CEO during the fiscal year; (2) the bonus earned by our CEO in the fiscal year under the award granted to him pursuant to the 2006 Bonus Plan for such fiscal year (as reported in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table for the fiscal year); and (3) if the restricted stock award granted to our CEO pursuant to the 2005 LTIP and 2012 LTIP for such fiscal year vested as a result of our performance during the year, the aggregate market price of the common shares underlying the restricted stock award on the vesting date (as reported in the “Stock Awards–Value Realized on Vesting” column of the Option Exercises and Stock Vested table for the subsequent fiscal year). The Committee believes total realized compensation is a more useful measure for comparing pay and performance than the information reported in the Summary Compensation Table because total realized compensation increases or decreases depending on our actual results and fluctuations in the price of our common shares. For example, while Mr. Fishman’s fiscal 2012 Summary Compensation Table compensation was $12,319,766, Mr. Fishman’s total realized compensation in fiscal 2012 was actually $1,453,846, based on our financial performance and share price as his fiscal 2012 restricted stock award did not vest and was forfeited.

Company Performance and CEO Total Compensation in Fiscal 2011 - 2013

____________________

(1)	“Indexed Total Shareholder Return” represents the value of a hypothetical $100 investment in our common shares at January 31, 2011 through the end of each fiscal year shown.

The ring graphs that follow show the fiscal 2013 performance-linked incentive compensation for Mr. Campisi and our other named executive officers as a percentage of their respective total compensation. Mr. Fishman announced his intention to retire in December 2012 and did not receive an equity award in 2013 and, therefore, his compensation is not included in the ring graphs below. As these ring graphs illustrate, 63% percent of Mr. Campisi’s and 34% percent of our other named executive officer’s compensation was dependent on our financial and/or stock performance.

2013 COMPENSATION AWARDED

Our Executive Compensation Program for Fiscal 2014

In establishing executive compensation for fiscal 2014, the Committee engaged Exequity to provide research, comparative compensation data and general executive compensation program guidance. Exequity also advised the Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values. The Committee charged Exequity with assisting it to meet the following primary objectives:

  review and recommend changes to our executive compensation program;

  review the appropriateness of our retailer-only comparator group; and

  compare the amount and form of executive compensation paid to our executives against the compensation paid to similarly-situated executives at companies within the retailer-only comparator group.

In response to the feedback received throughout our fiscal 2013 shareholder outreach efforts, the Committee, with the assistance of Exequity, analyzed our executive compensation program and adopted the following significant changes which will be reflected in our fiscal 2014 executive compensation program:

  Implemented performance share units (“PSUs”) as 60% of the long-term incentive program for our named executive officers and other Leadership Team members. PSUs are not earned unless 3-year performance targets established by the Committee are achieved. The targets the Committee established are based on our earnings per share and ROIC, each of which accounts for 50% of the PSUs. The number of common shares underlying the PSUs ultimately earned will range from 0% for below threshold performance to 150% for performance at or above the maximum performance level; and

  Implemented time-vested restricted stock units (“RSUs”) as 40% of the long-term incentive program for our named executive officers and other Leadership Team members. RSUs will vest ratably over three years from the grant date of the award. The RSUs also contain a performance component designed to preserve deductibility under Section 162(m) of the IRC.

Because we determined to use ROIC as one of the performance metrics and it is not among the performance metrics currently available under the 2012 LTIP, we have included Proposal Two in this Proxy Statement requesting that shareholders approve a modification to the 2012 LTIP through the addition of this performance metric to the 2012 LTIP.

Also at its meeting in March 2014, the Committee: (1) determined that a bonus was not payable for fiscal 2013 under the 2006 Bonus Plan; (2) reviewed the tally sheets and compensation history for all Leadership Team members; (3) reviewed internal pay equity information; (4) discussed the executive compensation review prepared by Exequity and approved the retailer-only comparator group for fiscal 2014; (5) reviewed the performance based incentive compensation as a percentage of the total executive compensation awarded for fiscal 2013 for each named executive officer; and (6) formulated its recommendations to the other outside directors for fiscal 2014 executive compensation (including the terms, performance measures and quantum of the bonus and equity awards). The Committee also reviewed drafts of this CD&A and the other compensation disclosures required by the SEC. The Committee recommended, and the outside directors approved, the following fiscal 2014 salaries, payout percentages for the target annual incentive award level (with threshold being one-half of the target payout percentage and maximum being double the target payout percentage) and equity awards for our named executive officers:

		Fiscal 2014	Common	Common
		Target Annual	Shares Underlying	Shares Underlying
	Fiscal 2014	Incentive Award	Fiscal 2014	Fiscal 2014
	Salary	Payout Percentage	RSU Award	PSU Award
Name	($)	(%)	(#)	(#)
Mr. Campisi	950,000	110	69,616	104,424
Mr. Johnson	510,000	60	15,338	23,006
Ms. Bachmann	650,000	60	20,396	30,593
Mr. Cooper	580,000	60	0	0
Mr. Rodriguez	350,000	50	5,424	8,137

Philosophy and Objectives of our Executive Compensation Program

We believe it is important to provide competitive compensation to attract and retain talented executives to lead our business. We also believe an executive compensation program should encourage high levels of corporate and individual performance by motivating executives to continually improve our business in order to promote sustained profitability and enhanced shareholder value. The Committee implements this executive compensation philosophy by structuring our executive compensation program to achieve the following key objectives:

  Attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our comparator groups.

  We believe most executives who consider changing their employer expect to receive amounts and   elements of compensation that are comparable to those offered by most companies in our comparator groups and/or their current employer. We believe the amounts and elements of compensation that we offer make us competitive within our comparator groups, and that offering competitive packages has enabled us in recent years to attract and retain talented executives.

  Motivate executives to contribute to our success and reward them for their performance.

  We use the bonus and equity elements of our executive compensation program to motivate our   executives to improve our business and thereby promote sustainable profitability and enhanced shareholder value. These compensation elements provide executives with meaningful incentives to meet or exceed the corporate financial goals set by our Board each year.

  Align the interests of executives and shareholders through performance-linked compensation.

  We pay annual incentive awards only if we meet or exceed corporate performance goals. Stock options   only have value if the market price of our common shares appreciates during the period in which the stock options may be exercised. The time-vested restricted stock awards vest after five years unless we achieve a corporate performance goal accelerating the vesting of the awards and its value is determined by the market price of our common shares. Performance shares awarded to Mr. Campisi in 2013 vest only if the market price of our common shares appreciates for 20 consecutive trading days to predetermined amounts above the grant date fair market value of our common shares. For fiscal 2014, we awarded RSUs and PSUs. The RSUs are designed to vest ratably over three years from the grant date of the award and also contain a performance component intended to preserve deductibility under Section 162(m) of the IRC. The PSUs vest only if we meet performance targets over a 3-year period. For fiscal 2014, the targets the Committee established are based on earnings per share and ROIC, each of which account for 50% of the PSUs. Accordingly, the realization and value of each of these elements of compensation is dependent upon our performance and/or the appreciation in the market value of our common shares.

Focus on Corporate Governance

Although the compensation committees of some companies make all compensation decisions with respect to their executives, we believe it is consistent with best practices in corporate governance to reach a consensus among all outside directors when establishing executive compensation. Accordingly, while the Committee takes the lead in formulating executive compensation, we also seek the approval of other outside directors before finalizing annual executive compensation to provide an additional check on the appropriateness of the amounts awarded.

Elements of In-Service Executive Compensation

The primary compensation elements we provide to our named executive officers are salary, bonus opportunities under the 2006 Bonus Plan and equity awards under the 2012 LTIP. In addition, our named executive officers are entitled to certain limited personal benefits and perquisites. We believe each of these individual elements and the total mix of elements are necessary to provide a competitive executive compensation program, are consistent with our compensation philosophy and advance our compensation objectives.

The Committee reviews each element at least annually. The Committee and the other outside directors also have discretion, subject to the limitations contained in our bonus and equity plans and the executives’ employment agreements, in setting named executive officers’ salary, bonus opportunities and equity awards.

  Salary

  The Committee annually reviews and establishes the salary for each named executive officer. We believe salary serves as a short-term retention tool. A minimum salary for Mr. Campisi, Ms. Bachmann and Mr. Cooper is set forth in his or her respective employment agreement, as described below in the “Elements of In-Service Executive Compensation – Employment Agreements” section of this CD&A. Salary adjustments are subjectively determined and are not formally tied to specific performance criteria.

  Annual Incentive Awards

  Each named executive officer has the opportunity to earn an annual incentive award under the 2006 Bonus Plan. Annual incentive award compensation is designed to retain executives on a year-to-year basis. Annual incentive award payouts correspond to a percentage of each named executive officer’s salary (“payout percentage”) and are based on whether we achieve certain corporate performance goals under one or more financial measures established by the Committee at a time when achievement of that goal is substantially uncertain. The corporate performance goals and financial measures are set annually at the discretion of the Committee and the other outside directors in connection with the Board’s approval of our annual corporate operating plan, subject to the terms of the 2006 Bonus Plan and our named executive officers’ employment agreements.

  The lowest level at which we will pay an annual incentive award under the 2006 Bonus Plan is referred to as the “threshold.” The level at which we generally plan our performance and the associated payout under the 2006 Bonus Plan is referred to as the “target.” The maximum level at which we will pay an annual incentive award under the 2006 Bonus Plan is referred to as the “maximum.” If our performance in a fiscal year exceeds the minimum corporate performance goal that earns a threshold bonus, there is a corresponding increase in the amount of the annual incentive award (up to a maximum bonus level). Conversely, if we do not meet the minimum corporate performance goal, executives do not receive an annual incentive award. We believe that the 2006 Bonus Plan supports our pay-for-performance philosophy and directly links our named executive officers’ interests to those of our shareholders. Annual incentive awards paid to our named executive officers under the 2006 Bonus

Plan are considered “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information regarding the 2006 Bonus Plan.

  Equity / Long-Term Incentives

  All equity awards granted to our named executive officers since May 23, 2012 have been issued under the 2012 LTIP. Equity awards are designed to retain executives for the duration of each equity award. Although the 2012 LTIP allow us to issue various types of equity awards, we have only granted stock options, time-vested restricted stock and performance share units under the 2012 LTIP as of the end of fiscal 2013. Stock options vest based on the passage of time or, if earlier, upon the executive’s death or disability (provided the event occurs at least six months after the grant date). For fiscal 2013, the time-vested restricted stock awards are full value awards that vest in five years provided that we attain a performance component, which is designed to preserve deductibility under Section 162(m) of the IRC. The time-vested restricted stock awards may vest earlier than the five year term if we achieve a higher performance measure, which is typically based on a projected multi-year corporate operating plan, the passage of time or the executive’s death or disability. The performance share units awarded to Mr. Campisi in fiscal 2013 vest in one-third increments if the market price of our common shares appreciates, for a period of 20 consecutive trading days, to prices that are 110%, 120% and 130% of the grant date market value of $37.13 (i.e., appreciate to $40.84, $44.56 and $48.27) before the earlier to occur of the termination of his employment or the seventh anniversary of the grant date. See the “Bonus and Equity Plans” discussion following the Summary Compensation Table for more information regarding the 2005 LTIP and 2012 LTIP and the terms under which we have granted equity awards. See the “Our Executive Compensation Program for Fiscal 2014” section of this CD&A for a summary of significant changes made to our long-term incentive program in fiscal 2014.

  Personal Benefits and Perquisites

  We generally provide the following limited personal benefits and perquisites to employees at or above the vice president level: (1) coverage under the Big Lots Executive Benefit Plan (“Executive Benefit Plan”); (2) enhanced long-term disability insurance coverage; and (3) use of an automobile or payment of an automobile allowance. We believe these personal benefits and perquisites, although immaterial to us in amount, are an important element of total compensation because of the value our executives place on these benefits.

  We offer all full-time employees medical and dental benefits under the Big Lots Associate Benefit Plan (“Benefit Plan”). We also offer employees at or above the vice president level, including our named executive officers, the opportunity to participate in the Executive Benefit Plan, which reimburses executives for health-related costs incurred but not covered under the Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income, and we reimburse each executive the approximate amount of his or her income tax liability relating to the benefits received under the Executive Benefit Plan.

  We offer short-term disability coverage to all full-time employees and long-term disability coverage to all salaried employees. The benefits provided under the long-term disability plan are greater for our named executive officers than for employees below the vice president level. Under the long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns age 65, whichever occurs earlier. We pay the premiums for this long-term disability coverage and the amount necessary to hold our named executive officer harmless from the income taxes resulting from such premium payments.

  All employees at or above the vice president level have the option to use an automobile or accept a monthly automobile allowance. The value of the automobile and the amount of the automobile allowance are determined based on the employee’s level.

  In fiscal 2013, the Committee authorized Mr. Campisi to use the corporate aircraft for up to three round trip non-business flights, including any deadhead flights associated with his non-business use of corporate aircraft, to assist with his relocation to near our corporate office in Columbus, Ohio. In fiscal 2013, the Committee authorized Mr. Fishman to use corporate aircraft for up to 30 hours of non-business flights, including any deadhead flights associated with his non-business use of corporate aircraft. We reported imputed income for income tax purposes for the value of the non-business use of corporate aircraft by Mr. Campisi and Mr. Fishman based on the Standard Industry Fare Level in accordance with the IRC. We did not reimburse or otherwise “gross-up” Mr. Campisi or Mr. Fishman for any income tax obligation attributed to their non-business use of corporate aircraft.

Employment Agreements

Except for Mr. Johnson and Mr. Rodriguez, each named executive officer is party to an employment agreement with us. The terms of the employment agreements are substantially similar and are described collectively herein except where their terms materially differ. We entered into the employment agreements because they provide us with several protections (including non-competition, confidentiality, non-solicitation and continuing cooperation provisions) in exchange for minimum salary levels and target and maximum bonus payout percentages, potential severance and change in control payments and other benefits.

We negotiated the terms of each employment agreement with the executive. In those negotiations, we considered many factors, including:

  our need for the services of the executive;

  the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition;

  the skills and past and anticipated future performance of the executive;

  the compensation being paid to similarly-situated executives at comparator group companies;

  the relationship between the compensation being offered to the executive and that being paid to the other Leadership Team members;

  our perception of our bargaining power and the executive’s bargaining power; and

  to the extent applicable, the elements and amounts of compensation being offered or paid to the executive by another employer.

Under the terms of their employment agreements, our named executive officers are (or were in the case of former executives Mr. Fishman, Mr. Haubiel and Mr. Martin) each entitled to receive at least the following salaries, which amounts are not subject to automatic increases: Mr. Campisi: $900,000; Ms. Bachmann: $625,000; Mr. Cooper: $580,000; Mr. Fishman: $1,400,000; Mr. Haubiel: $550,000; and Mr. Martin: $600,000. The terms of each employment agreement also establish the minimum payout percentages that may be set annually for his or her target and maximum annual incentive award levels. The minimum payout percentages set by the employment agreements for target and maximum annual incentive awards, respectively, are (or were in the case of Mr. Fishman, Mr. Haubiel and Mr. Martin) as follows (expressed as a percentage of the executive’s salary): Mr. Campisi: 100% and 200%; Ms. Bachmann: 60% and 120%; Mr. Cooper: 60% and 120%; Mr. Fishman: 100% and 200%; Mr. Haubiel: 60% and 120%; and Mr. Martin: 60% and 120%. Mr. Campisi’s employment agreement provides that his annual incentive award for fiscal 2013, if any, would be pro-rated based on the relative portion of the fiscal year during which he is employed with us.

The employment agreements do not require us to reimburse the executives for the amount of any golden parachute excise tax imposed under Section 4999 of the IRC. Each employment agreement provides that if the payments to be received by the executive in connection with a change in control constitute “excess parachute payments,” the executive’s payments and benefits will be reduced to the extent necessary to become one dollar less than the amount that would generate an excise tax liability unless the executive would be in a better net after-tax position without any such reduction, in which case payments and benefits will not be reduced.

In fiscal 2013, we amended employment agreements with our named executive officers to include a clawback provision which provides that any compensation paid to the executive pursuant to any agreement or arrangement between the executive and us will be subject to deduction and clawback to the extent required by any applicable law or listing requirement or any policy adopted by us with respect to any such law or listing requirement.

The term of each employment agreement will remain effective as long as we employ the executive unless we and the executive mutually agree to amend or terminate his or her employment agreement, except that Mr. Campisi’s employment agreement provides for an initial two-year term, with automatic renewal for additional one-year terms upon the expiration of the initial term and any renewal term, unless either party gives notice of non-renewal to the other party. In connection with Mr. Campisi’s permanent relocation to the Columbus, Ohio area, his employment agreement required us to provide him with relocation benefits in accordance with our policies for senior employees, which generally include reimbursement of expenses related to visits to the Columbus area to identify a permanent residence, temporary housing in advance of moving into a permanent residence in the Columbus area, household moving and storage costs, assistance in marketing his current residence, a guaranteed buyout of his current residence if a buyer is not identified within 60 days of the initial listing, and a bonus on the sale of his current residence of up to 5% of the sales price of the current residence. If, within one year of the effective date of his employment agreement, Mr. Campisi voluntarily terminates his employment (other than as a result of a constructive termination) or is terminated for cause, he is required to reimburse us for all relocation benefits we paid to him.

Each employment agreement also imposes several restrictive covenants on the executive that survive the termination of his or her employment, including confidentiality (infinite), non-solicitation (two years), non-disparagement (infinite), non-competition (two years for Mr. Campisi and one year for the other executives, but reduced to six months for each executive following a change in control), and continuing cooperation (infinite).

The consequences of termination of employment under the employment agreements depend on the circumstances of the termination and are discussed below.

Senior Executive Severance Agreements and Severance Arrangements

We are a party to a senior executive severance agreement with Mr. Johnson, Mr. Rodriguez and several of our other key officers who are not parties to an employment agreement. Messrs. Campisi, Cooper, Fishman, Haubiel and Martin and Ms. Bachmann are not (or were not in the case of Mr. Fishman, Mr. Haubiel and Mr. Martin) a party to such a senior executive severance agreement as post-termination and change in control provisions are contained in each of their respective employment agreements (as discussed in the following section). The senior executive severance agreements expire on the anniversary of the date of execution and are automatically renewed for an additional year unless we provide the executive at least 30 days notice of non-renewal. The senior executive severance agreements provide for the following severance benefits if, within 24 months after a change in control (as defined in the agreements), the executive is terminated by us, other than for cause or as a result of a constructive termination (as such terms are defined in the agreements): (i) a lump-sum payment equal to 200% of the executive’s then current annual salary and maximum annual incentive award; and (ii) for a period of one year, the executive is entitled to participate in any group life, hospitalization or disability insurance plan, health program or other executive benefit plan generally available to similarly titled executive officers. The executive will become entitled to reimbursement of legal fees and expenses incurred by the executive in seeking to enforce their rights under the agreement. Additionally, to the extent that payments to the executive pursuant to the senior executive severance agreement (together with any other amounts received by the executive in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the IRC, payments under the agreement will be increased to the extent necessary to place the executive in the same after-tax position as the executive would have been if no excise tax or assessment had been imposed on any such payment to the executive under the agreement or any other payment that the executive may receive as a result of such change in control. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and/or 280G of the IRC.

Retirement and Consulting Agreement

On May 3, 2013, Mr. Fishman resigned as CEO and President, and on May 30, 2013, Mr. Fishman retired as Chairman of the Board. The Board determined that it is in our best interests for Mr. Fishman to continue to provide services to us in a consulting capacity following his retirement and to ensure that he cannot perform services for a competitor. Accordingly, on May 3, 2013, we entered into a Retirement and Consulting Agreement (“RCA”) with Mr. Fishman to provide for Mr. Fishman’s continued services and a smooth transition of leadership to Mr. Campisi. The term of the RCA began upon Mr. Fishman’s resignation as our CEO and President, and continues for a three-year period. The RCA requires Mr. Fishman to provide such services as are reasonably requested by the Board or Mr. Campisi, including assistance in the transition of leadership and matters relating to business strategy. The RCA imposes several restrictive covenants on Mr. Fishman, including continuing cooperation (six years), non-solicitation of employees and third parties with whom we have a business relationship (three years), confidentiality (infinite), non-disparagement (infinite) and non-competition (three years but reduced to six months following a change in control). In exchange for providing the consulting services and complying with the restrictive covenants set forth in the RCA, we will reimburse Mr. Fishman for the reasonable expenses he incurs in the performance of the consulting services, pay him a monthly consulting fee of $77,777, permit him to continue to use the automobile we furnished to him prior to his retirement and provide him with welfare benefits equivalent to the welfare benefits we provided to him immediately prior to his retirement. Mr. Fishman is also eligible to receive a special retainer equal to the amount, if any, that he would have otherwise been entitled to receive under our fiscal 2013 bonus program, without proration, pursuant to the same performance terms and conditions that were set by the Committee during its most recent annual review of executive compensation in March 2013. Based on our performance in fiscal 2013, Mr. Fishman did not receive any special retainer with respect to fiscal 2013. The consulting services constitute the continued provision of services for purposes of the nonqualified stock option award granted to Mr. Fishman on March 6, 2009 (which was exercisable into 307,510 common shares as of the effective date of his resignation), but the termination of, or his refusal to provide, the consulting services will constitute a termination of employment for purposes of that award. Upon Mr. Fishman’s death or disability or our termination of the RCA without cause, Mr. Fishman (or his estate) will continue to receive the monthly consulting fee for the remainder of the consulting period. If we terminate the RCA for cause or Mr. Fishman voluntarily terminates the RCA, our obligation to pay the monthly consulting fee will immediately terminate.

Post-Termination and Change in Control Arrangements

The employment agreements described above provide for potential severance and change in control payments and other consideration. Our equity compensation plans also provide for the accelerated vesting of outstanding stock options, time-vested restricted stock, performance share units and restricted stock units in connection with a change in control.

The severance provisions of the employment agreements and the senior executive severance agreements are intended to address competitive concerns by providing the executives with compensation to alleviate the uncertainty associated with foregoing other opportunities and, if applicable, leaving another employer. The change in control provisions of the employment agreements and severance agreements provide that the executive will receive certain cash payments and other benefits upon a change in control only if the executive is terminated in connection with the change in control. This “double trigger” structure is intended to enable us to rely upon each named executive officer’s continued employment and objective advice without concern that the named executive officer might be distracted by the personal uncertainties and risks created by an actual or proposed change in control. These potential payments and benefits provide our named executive officers with important protections that we believe are necessary to attract and retain executive talent.

While the Committee considers the potential payments upon termination or change in control annually when it establishes compensation for the applicable year, this information is not a primary consideration in setting salary, bonus payout percentages or equity compensation amounts. We believe that the objectives of attracting and retaining qualified executives and providing incentives for executives to continue their employment with us would not be adequately served if potential payments to a named executive officer upon termination or change in control were a determinative factor in awarding current compensation.

See the “Potential Payments Upon Termination or Change in Control” narrative disclosure and tables following this CD&A for a discussion of compensation that may be paid to our named executive officers in connection with a change in control or the termination of their employment with us.

Retirement Plans

We maintain four retirement plans: (1) a tax-qualified defined contribution plan (“Savings Plan”); (2) a non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”); (3) a tax-qualified, funded noncontributory defined benefit pension plan (“Pension Plan”); and (4) a non-qualified, unfunded supplemental defined benefit pension plan (“Supplemental Pension Plan”). We believe that the Savings Plan and Supplemental Savings Plan are generally commensurate with the retirement plans provided by companies in our comparator groups and that providing these plans allows us to better attract and retain qualified executives. See the narrative disclosure accompanying the Nonqualified Deferred Compensation tables following this CD&A for a discussion of the Savings Plan and Supplemental Savings Plan. Participation in the Pension Plan and Supplemental Pension Plan, which we do not believe are material elements of our executive compensation program, is limited to certain employees whose hire date precedes April 1, 1994. Our named executive officers have not been in the past and are not now eligible to participate in the Pension Plan or Supplemental Pension Plan.

Our Executive Compensation Program for Fiscal 2013

The Committee takes the lead in establishing executive compensation annually, but seeks approval of compensation decisions from the other outside directors. The Committee believes having all outside directors approve executive compensation is consistent with best practices in corporate governance. The Committee also requests performance evaluations and recommendations from our CEO regarding the compensation of the other Leadership Team members because of his direct knowledge of their respective performance and contributions. Additionally, as discussed in more detail below in the “Role of Management” and “Independent Compensation Consultant” sections of this CD&A, the Committee consults with management and may engage independent compensation consultants to take advantage of their expertise.

The process of evaluating our executives begins at our Board meeting in the second quarter of the fiscal year before the fiscal year in which compensation adjustments will be made (e.g., in May 2012 for adjustments made in fiscal 2013) and continues quarterly through updates that our CEO delivers to the outside directors to keep them apprised of the performance of each other Executive Officer. At our Committee and Board meetings in the first quarter of the fiscal year for which compensation is being set (e.g., in February 2013 for fiscal 2013 compensation), our CEO provides the Committee and the other outside directors with a thorough performance evaluation of each other Executive Officer and presents his recommendations for their compensation. The Committee also conducts executive sessions to evaluate our CEO’s performance, with the most detailed evaluation including all outside directors during our first quarter Board meeting. See the “Performance Evaluation” section of this CD&A for a discussion of the factors considered by our CEO, the Committee and the other outside directors when evaluating performance.

At its February 2013 meeting, the Committee:

  reviewed and discussed the continued appropriateness of our executive compensation program, including its underlying philosophy, objectives and policies;

  reviewed and discussed Mr. Fishman’s performance, contributions and value to our business;

  reviewed and discussed Mr. Fishman’s performance evaluations and compensation recommendations for the other Leadership Team members;

  reviewed and discussed the comparative compensation data that it received through surveys conducted by independent compensation consultants and analyzed by management;

  analyzed the total compensation earned by each Executive Officer during the immediately preceding two fiscal years;

  analyzed the potential payments to each Executive Officer upon termination of employment and change in control events;

  considered the parameters on executive compensation awards established by the terms of the shareholder-approved plans under which bonus and equity compensation may be awarded and the employment agreements between us and certain Leadership Team members;

  prepared its recommendation on the compensation of each Leadership Team member for fiscal 2013;

  determined that a bonus was not payable under the 2006 Bonus Plan as a result of corporate performance in fiscal 2012;

  determined that Mr. Fishman’s fiscal 2012 restricted stock award would not vest because the required corporate performance level was not achieved; and

  determined, for the other named executive officers that the second triggers for their fiscal 2011 and fiscal 2012 time-vested restricted stock awards were not achieved and the first trigger for their fiscal 2012 time-vested restricted stock awards was achieved as a result of corporate performance in fiscal 2012.

The Committee then shared its recommendations on the compensation to be awarded to each Leadership Team member in fiscal 2013, including the underlying data and analysis, with the other outside directors for their consideration and approval. The Committee’s recommendations were, with respect to the Leadership Team member other than Mr. Fishman, consistent with Mr. Fishman’s recommendations. At the March 2013 Board meeting, the outside directors discussed with the Committee the form, amount of, and rationale for the recommended compensation and, consistent with the Committee’s recommendations, finalized the compensation awards for the Leadership Team members.

Except where we discuss the specifics of a named executive officer’s fiscal 2013 compensation, the evaluation and establishment of our named executive officers’ fiscal 2013 compensation was substantially similar. Based on their review of each element of executive compensation separately and in the aggregate, the Committee and the other outside directors determined that our named executive officers’ compensation for fiscal 2013 was reasonable and not excessive and was consistent with our executive compensation philosophy and objectives.

Salary for Fiscal 2013

On May 3, 2013, Mr. Campisi was appointed as our Chief Executive Officer and President at a base salary of $900,000 for fiscal 2013. Mr. Campisi’s salary and other compensation terms were established through negotiation, during which we considered the various factors discussed above in the “Employment Agreements” section of this CD&A. In reviewing the salaries of the other named executive officers, the Committee considered, among other matters, each executive’s past performance, experience, scope and responsibilities, base salary in comparison to our other employees and anticipated future contributions. For fiscal 2013, the Committee approved the following salaries for the named executive officers, which (except for Mr. Campisi) became effective March 25, 2013:

Name	Fiscal 2013 Salary
Mr. Campisi	$900,000
Mr. Johnson	$440,000
Ms. Bachmann	$625,000
Mr. Cooper	$580,000
Mr. Rodriguez	$340,000
Mr. Haubiel	$550,000
Mr. Martin	$600,000

On December 4, 2012, Mr. Fishman announced his intention to retire upon the appointment of a successor. Accordingly, the Committee and other outside directors did not increase Mr. Fishman’s salary of $1,400,000 for fiscal 2013. On June 17, 2013, Mr. Johnson assumed responsibility for our real estate department, and his salary was increased to $470,000.

Annual Incentive Award for Fiscal 2013

During their annual review of executive compensation in March 2013, the Committee and other outside directors approved the financial measure, corporate performance goals and payout percentages (threshold, target and maximum) for the fiscal 2013 annual incentive awards.

The Committee and the other outside directors selected operating profit as the financial measure for the fiscal 2013 annual incentive awards because they believe it is a strong indicator of our operating results and financial condition. The Committee and other outside directors selected the corporate performance goals based on the annual corporate operating plan established by the Board. The corporate performance goals were set slightly below (for the threshold annual incentive award), at (for the target annual incentive award), and above (for the maximum annual incentive award) the projected operating profit in our annual corporate operating plan. The Committee and other outside directors believe the selected goals provided challenging, but reasonable, levels of performance that were appropriate in light of our projected corporate operating plan for fiscal 2013, and our objective to promote sustained profitability while providing objectives that motivate our executives. Because the Committee and the other outside directors consider the specific circumstances that we expect to face in the coming fiscal year

(e.g., year-over-year comparable performance, general economic factors and performance of the retail sector), the relationship between each of the corporate performance goals and between the corporate performance goals and our annual corporate operating plan may vary significantly from year to year.

The payout percentages for our named executive officers for fiscal 2013 were made at the discretion of the Committee and other outside directors, subject to the minimum payout percentages established in the named executive officers’ employment agreements for those named executive officers with an employment agreement. The Committee and other outside directors elected to maintain the annual incentive award payout percentages for our named executive officers for fiscal 2013 at the same levels as in fiscal 2012. This decision was primarily driven by the belief that those annual incentive award payout percentages were appropriate for fiscal 2013 to accomplish our executive compensation objectives.

In order to calculate annual incentive awards under the 2006 Bonus Plan, we first calculate the financial measure for purposes of our financial statements. We then adjust the measure for purposes of the annual incentive award calculation to remove the effect of events, transactions or accrual items set forth in the 2006 Bonus Plan and approved by the Committee early in each fiscal year when the corporate performance amount and annual incentive award payout percentages are established. These adjustments may have the net effect of increasing or decreasing the resulting corporate performance amount. Additionally, the Committee may exercise negative discretion to cancel or decrease the annual incentive awards earned (but not increase an annual incentive award for a covered employee, as that term is used within Section 162(m) of the IRC). Accordingly, the resulting corporate performance amount may differ from the financial measure (i.e., operating profit) amount reflected in the financial statements included with our Form 10-K.

After calculating the financial measure and making the adjustments described in the preceding paragraph, the Committee exercised negative discretion to reduce the resulting fiscal 2013 corporate performance amount (to the amount reflected in the table below) to exclude certain accrual items that, under the 2006 Bonus Plan and the Committee’s approval in March 2013, would have otherwise increased the corporate performance amount. The Committee opted to make the downward adjustment by excluding the accrual items principally because they were anticipated as part of the annual corporate operating plan upon which the financial measure and corporate performance amounts were established for fiscal 2013, and the Committee did not believe that the accrual items should have the effect of increasing the corporate performance amount for fiscal 2013 annual incentive awards. The Committee’s decision to exercise negative discretion was not based on corporate or individual performance factors.

The following table reflects the payout percentage for each annual incentive award level and the corporate performance amount required to achieve the corresponding annual incentive award level, with the results for fiscal 2013, calculated as described above (including the Committee’s discretionary reduction discussed in the preceding paragraph), noted:

Annual Incentive	Payout Percentage
Award Level	(% of salary)								Corporate Performance
and	Mr.	Mr.	Ms.	Mr.	Mr.	Mr.	Mr.	Mr.	Amount
2013 Results	Campisi	Johnson	Bachmann	Cooper	Rodriguez	Fishman	Haubiel	Martin	($)
No Bonus	0	0	0	0	0	0	0	0	0-$299,107,999
Threshold	50	25	30	30	25	60	30	30	$299,108,000
Target	100	50	60	60	50	120	60	60	$314,828,000
Maximum	200	100	120	120	100	240	120	120	$357,098,000
2013 Results	0	0	0	0	0	0	0	0	$216,030,568

Our named executive officers did not earn an annual incentive award for fiscal 2013 under our 2006 Bonus Plan, because our fiscal 2013 performance was lower than the corporate performance amount established for the threshold annual incentive award level. The primary objectives in setting the corporate performance amounts for fiscal 2013 were to reward 2006 Bonus Plan participants while encouraging strong corporate earnings growth. As a result of not making fiscal 2013 annual incentive award payments, total cash compensation paid to our named executive officers for fiscal 2013 was generally at or below the median for our comparator groups. We believe lower than market average total cash compensation is appropriate in light of our fiscal 2013 performance and furthers our objectives to motivate our executives, reward superior performance and align pay and performance.

Equity for Fiscal 2013

All equity awards granted to our named executive officers in fiscal 2013 were made under the 2012 LTIP and are reflected in the Grants of Plan-Based Awards in Fiscal 2012 table. In February 2013, while the Committee was establishing executive compensation for fiscal 2013, our search for a new CEO was ongoing. In light of our continuing recruiting efforts, the Committee determined it was most appropriate to maintain the structure of our long-term incentive program from fiscal 2012 to fiscal 2013 in order to allow the new CEO to provide input into the program, thereby avoiding the possibility of modifying the program in consecutive years. Therefore, the equity compensation awarded to our named executive officers for fiscal 2013 consisted of time-vested restricted stock, non-qualified stock options and, with the respect to Mr. Campisi, performance share units. Mr. Fishman did not receive an equity award for fiscal 2013. The Committee believes that granting a significant amount of equity to our named executive officers further aligns their interests with the interests of our shareholders and provides us with an important retention and motivation tool. The Committee does not utilize a particular formula to determine the size of the equity awards granted to our named executive officers. The Committee instead uses its discretion to grant equity awards and may consider the various factors discussed below in connection with its determination. The Committee undertook the following process to determine the size of the equity awards granted to our named executive officers for fiscal 2013:

  The Committee reviewed an estimate prepared by management of the number of common shares to be granted through equity awards during fiscal 2013 to all recipients other than Mr. Fishman. This estimate was based on historical grant information, anticipated future events, and Mr. Fishman’s evaluation of the other Leadership Team members’ individual performance and his recommendations.

  In executive session, the Committee evaluated and approved Mr. Fishman’s recommendations for equity awards for the other Leadership Team members. In each case, the Committee made these determinations based on historical grant information and the Committee’s subjective views of comparative compensation data, retention factors, corporate performance (particularly operating profit, income from continuing operations, selling and administrative expenses and earnings per share against planned and prior performance), individual performance, the executive’s level of responsibility, the potential impact that the executive could have on our operations and financial condition and the market price of our common shares. See the introduction to the “Our Executive Compensation Program for Fiscal 2013” section and the “Performance Evaluation” section of this CD&A for a discussion regarding how our CEO and the Committee evaluate performance.

This process was used to ensure that executive equity compensation is commensurate with corporate and individual performance and remains consistent with our policy that incentive compensation should increase as a percentage of total compensation as the executive’s level of responsibility and the potential impact that the particular executive could have on our operations and financial condition increases. Specifically, the items of corporate and individual performance were the most significant factors in determining the size of the equity awards made to our named executive officers in fiscal 2013.

The time-vested restricted stock awarded to our named executive officers in fiscal 2013 vests in five years from the grant date provided the recipient is continuously employed and we attain the first trigger. The vesting of the award may be accelerated if we attain the first trigger and the first of the following occurs (1) we attain the second trigger or (2) the grantee dies or becomes disabled (which results in the vesting of a prorated portion of the award). The financial measure applied to the time-vested restricted stock awards granted to our named executive officers in fiscal 2013 was our earnings per diluted common share, as it appears in our Form 10-K for the applicable fiscal year. After the financial measure is calculated for purposes of our financial statements, it is adjusted, for purposes of the time-vested restricted stock award calculations, to remove the effect of any gain or loss as a result of litigation or lawsuit settlement that is specifically disclosed, reported or otherwise appears in our periodic filings with the SEC or our annual report to shareholders. This financial measure was selected because the Committee and the other outside directors believe it provides a good indication of our profitability, ongoing operating results and financial condition.

The first trigger and the second trigger for the fiscal 2013 time-vested restricted stock awards are $1.50 and $3.98 respectively, under the applicable financial measure. We structured the restricted stock awards vesting to be dependent upon achieving the first trigger to ensure their deductibility under Section 162(m) of the IRC for federal tax purposes. While the first trigger for fiscal 2013 time-vested restricted stock awards was met, the second trigger was not met in fiscal 2013. Accordingly, such time-vested restricted stock awards will vest upon the earliest of: (1) the first trading day after we file with the SEC our Form 10-K for the year in which the second trigger is met; (2) the opening of our first trading window that is five years after the grant date of the time-vested restricted stock award; or (3) the death or disability of the named executive officer, in which case 20% of the award will vest for each consecutive year of employment completed from the grant date to the date of death or disability. The time-vested restricted stock will be forfeited if the named executive officer’s employment with us terminates prior to vesting (except as described above in the case of death or disability).

The Committee and the other outside directors believe that the design of the restricted stock awards was preferable to granting purely time-vested restricted stock awards which would not qualify for the exemption for deductibility under Section 162(m) of the IRC.

The stock options awarded to our named executive officers in fiscal 2013 have an exercise price equal to the fair market value of our common shares on the grant date, vest incrementally in equal portions over four years and expire seven years after the grant date. Additionally, if a named executive officer dies or becomes disabled before the last scheduled vesting date, the then-remaining unvested portion of the stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date.

The performance share units awarded to Mr. Campisi in fiscal 2013 may be earned in one-third increments if the market price of our common shares appreciates, for a period of 20 consecutive trading days, to at least 110%, 120% and 130% of the grant date fair market value of $37.13 (i.e., appreciate to $40.84, $44.56, and $48.27) before Mr. Campisi’s employment terminates or seven years lapse.

On April 1, 2013, after consulting with the other outside directors, the Committee granted additional restricted stock awards (“Retention Awards”) to Mr. Johnson, Ms. Bachmann, Mr. Cooper and Mr. Haubiel. The purpose of the Retention Awards was to incentivize these named executive officers to remain with us during the CEO transition. The number of our common shares underlying each Retention Award is 9,500 for Mr. Johnson, 21,500 for Ms. Bachmann, 13,500 for Mr. Cooper and 19,000 for Mr. Haubiel.

Each Retention Award will vest and be transferred to the executive without restriction on the earlier of: (1) the first trading day that is 18 months following the grant date; or (2) the first trading day following the executive’s termination of employment if such termination of employment is the result of the executive’s (A) dismissal by us without cause (as defined in the Retention Award Agreement) or (B) death or disability (provided, however, if the executive dies or suffers a disability, only 1/18th of the Retention Award will vest for each consecutive month that the executive completed with us between the grant date and his or her termination). If termination of employment is the result of any reason other than the executive’s dismissal by us without cause, death or disability (including by reason of the executive’s retirement, resignation or dismissal by us for cause), then the Retention Award Agreement will expire and all of the executive’s rights in the Retention Award will be forfeited. Upon a change in control (as defined in the 2012 LTIP), any outstanding Retention Awards will vest. Mr. Haubiel’s Retention Award vested as a result of the termination of his employment in June 2013.

Performance Evaluation

Our CEO, the Committee and the outside directors do not rely solely on predetermined formulas when they evaluate corporate performance or individual performance. Performance is generally evaluated against the following objective and subjective factors, although the factors considered may vary for each executive and as dictated by business conditions:

  long-term strategic goals;

  short-term business goals;

  profit and revenue goals;

  expense goals;

  operating margin improvement;

  same store sales growth versus the industry;

  earnings-per-share growth;

  continued optimization of organizational effectiveness and productivity;

  leadership and the development of talent; and

  fostering teamwork and other corporate values.

Our CEO, the Committee and the outside directors may consider different factors and may value the same factors differently. In selecting individual and corporate performance factors for each Executive Officer and measuring an executive’s performance against those factors, our CEO, the Committee and the other outside directors also consider the performance of our competitors and general economic and market conditions. None of the factors are assigned a specific weight. Instead, our CEO, the Committee and the other outside directors recognize that the relative importance of these factors may change as a result of specific business challenges and changing economic and marketplace conditions. Although the Committee and the other outside directors consider our CEO’s recommendations, the Committee and the other outside directors may elect to not follow, and are not bound by, our CEO’s recommendations on executive compensation.

The following items of corporate and individual performance were most significant in making base salary and adjustments to equity awards to our named executive officers and former executives for fiscal 2013.

  Mr. Johnson:
(1)	Fiscal 2012 SG&A expenses were $1.8 billion – approximately $90.2 million below our fiscal 2012 corporate operating plan;

(2)	Development and implementation of our annual corporate operating plan;

(3)	Executive leadership support for effective cash deployment and investor relations; and

(4)	Management’s interface with the Audit Committee.
  Ms. Bachmann:
(1)	Assumption of additional responsibility associated with overseeing our store operation group;

(2)	Successful implementation of enhancements and upgrades to current information technology infrastructure supporting our business needs; and

(3)	Continued the multi-year implementation of the SAP for Retail information technology system that will replace our core merchandising and financial systems.
  Mr. Cooper:
(1)	Continued leadership responsibilities associated with overseeing our Canadian operations.
  Mr. Rodriguez:
(1)	Successfully reduced transportation and distribution center costs leading to a positive impact in our SG&A expenses.
  Mr. Fishman:
(1)	Fiscal 2012 net sales were $5.4 billion – approximately 3.8% above our fiscal 2011 results; and

(2)	Fiscal 2012 SG&A expenses were $1.8 billion – approximately $90.2 million below our fiscal 2012 corporate operating plan.
  Mr. Haubiel:
(1)	Executive leadership support for the effective and efficient management of legal affairs and the development of risk-weighted solutions to complex business and legal issues; and

(2)	Management’s interface with the Nominating / Corporate Governance Committee and the Compensation Committee.
  Mr. Martin:
(1)	Fiscal 2012 net sales were $5.4 billion – approximately 3.8% above our fiscal 2011 results.

See the “Comparative Compensation Data” section of this CD&A for more information regarding the impact that the competitive market has on our executive compensation program.

Role of Management

As discussed in this CD&A, our CEO plays a significant role in determining executive compensation of the Leadership Team members. Additionally, our CEO and the Committee consult with management from our human resources, finance and legal departments regarding the design and administration of our compensation programs, plans and awards for executives and directors. These members of management provide the Committee and CEO with advice regarding the competitive nature of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs. Management from our human resources, finance and legal departments may also act pursuant to delegated authority to fulfill various functions in administering our employee benefit and compensation plans. Such delegation is permitted by the Committee’s charter and our compensation plans. Those groups to whom the Committee has delegated certain responsibilities are each required to periodically report their activities to the Committee.

Our CEO and some of these members of management attend meetings of the Committee, and the CEO participates in the Committee’s discussions regarding the compensation of the other Leadership Team members. However, these individuals do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other outside directors.

Independent Compensation Consultant

Pursuant to the authority granted to the Committee by its charter, the Committee may retain independent compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2013, the Committee retained independent compensation consultant Exequity to provide retailer-only comparator group compensation and financial information from the public filings of those companies. The Committee also reviewed (as discussed below) non-customized compensation surveys provided by multiple independent compensation consultants at the request of our human resources department.

Comparative Compensation Data

The Committee uses data regarding the compensation paid to executives at other companies in its annual review of the compensation paid to the Leadership Team members. For fiscal 2013, the Committee evaluated a group of retailers that we believe is similarly situated to us and with whom we compete for talent. When considering the composition of the retailer-only comparator group, the Committee selected retail companies that developed a comparator group with median financial measures were similar to our own. Among the factors considered in selecting companies for inclusion in the comparator group were revenue (generally one-half to two times our revenue), gross profit margin (cost of goods sold divided by revenues; generally within ten percentage points of our gross profit margin), geographic location (preference given to companies in the Columbus, Ohio area with whom we compete for talent), inventory turns (cost of goods sold divided by average inventory turns; within approximately 50 points of our score), gross margin return on investment (gross margin dollars divided by average inventory with no set range, but used as an additional reference point), market capitalization, net income, earnings per share, price-to-earnings ratio and shareholder return. Exequity provided the Committee with comparative executive compensation data it obtained from the proxy statements and other reports made public by the companies in the retailer-only comparator group. The companies included in the retailer-only comparator group for fiscal 2013 were:

Abercrombie & Fitch	Dollar Tree	Limited Brands
Ascena Retail Group	DSW	RadioShack
Bed Bath & Beyond	Family Dollar	Ross Stores
Dick’s Sporting Goods	Foot Locker	Tractor Supply
Dollar General	Kohl’s	Williams – Sonoma

Additionally, the Committee reviewed executive compensation data from a broader base of companies that was aggregated in one or more of the non-customized compensation surveys obtained from Mercer, TowersWatson and Hay. This broader comparator group consisted of the Standard & Poor’s Retail Stores Index companies and other companies, including non-retailers, with whom we believe we also compete for talent and whose revenues or operations are similar to ours. We believe it was prudent to consult both sets of information, because the compensation surveys for the broader group include compensation information on more executives, including executives who are not included in publicly-available documents. The broader comparator group also provides a more extensive basis on which to compare the compensation of the Leadership Team members, particularly Leadership Team members whose responsibilities, experience and other factors are not directly comparable to those executives included in the publicly-available reports of the retailer-only group. These comparator groups vary from year to year based on the Committee’s assessment of which companies it believes compete with us for talent and are similar to us in terms of operations or revenues and the continued availability of compensation information from companies previously included in either comparator group.

The Committee and our human resources department reviewed each Leadership Team member’s responsibilities and compared, where possible, the compensation of each executive to the compensation awarded to similarly-situated executives at comparator group companies. The Committee compared the total direct compensation levels for our Leadership Team members to the total direct compensation of similarly situated executives within the comparator groups. For purposes of this evaluation, no specific weight was given to one comparator group over the other and total direct compensation was comprised of salary, annual incentive award at the targeted level and equity awards.

While we evaluate total target direct compensation awarded to Leadership Team members against the total target direct compensation paid by the comparator groups, this evaluation merely provides a point of reference and market check and is not a determinative factor for setting our executives’ compensation. As discussed in this CD&A, compensation is subjectively determined based on numerous factors. We do not benchmark or target our compensation at any particular level in relation to the compensation of the comparator groups. We believe this approach to the use of compensation data enables us to retain the flexibility necessary to make adjustments for performance and experience, to attract, retain and motivate top talent, and to reward executives who we believe excel or take on greater responsibility than executives at peer comparator companies.

Tally Sheets and Wealth Accumulation

The Committee reviewed tally sheets that set forth the total and each element of compensation awarded to each Executive Officer for the immediately preceding two fiscal years, as well as estimated post-employment and change in control compensation that may be payable to such executives. The tally sheets consolidate all elements of actual and projected compensation of our executives to enable the Committee to analyze the individual elements of compensation, the mix of compensation and the total amount of actual and projected compensation. With this information, the Committee determined that the compensation awarded to our executives is reasonable and consistent with our executive compensation philosophy and objectives.

The tally sheets also included an estimate of the amount of total value accumulated, and total value that will be accumulated, by each Executive Officer through prior equity awards (assuming employment continues, awards vest and the market price of our common shares fluctuates through the life of the awards). While the Committee considered the accumulated total value as a factor in setting fiscal 2013 compensation, this information was not a primary consideration. The Committee believes that the objectives of our executive compensation program would not be adequately served if the accumulated total value of an Executive Officer’s equity awards was a determinative factor in awarding future compensation.

Internal Pay Equity

In the process of reviewing each element of executive compensation separately and in the aggregate, the Committee considered information comparing the relative compensation of our CEO to the other Leadership Team members. This information was considered to ensure that our executive compensation program is internally equitable, which we believe promotes executive retention and motivation. The comparison included all elements of compensation. The relative difference between the compensation of our new CEO Mr. Campisi and the compensation of our other named executive officers significantly decreased in fiscal 2013, as the compensation package awarded to Mr. Campisi in fiscal 2013 was materially smaller than the compensation package awarded to Mr. Fishman in fiscal 2012. The Committee believes that the disparity between Mr. Campisi’s compensation and the compensation for the other Leadership Team members is appropriate in light of their experience, responsibilities, duties and contributions.

Minimum Share Ownership Requirements and Hedging Prohibition

The Board has adopted minimum share ownership requirements for all outside directors and Leadership Team members. These requirements are designed to align the long-term interests of our outside directors and executives with those of our shareholders. Under the requirements, the outside directors and Leadership Team members must, at a minimum, own common shares having an aggregate value equal to the following multiple of his or her Board retainer or salary (as is in effect at the time compliance with the requirements is evaluated), as applicable:

Title	Multiple of Retainer or Salary
Director	4	x
Chief Executive Officer	4	x
Executive Vice President	2	x
Senior Vice President	1	x

Shares counted toward these requirements include common shares held directly or through a broker, common shares held under the Savings Plan or Supplemental Savings Plan, unvested restricted stock, and vested but unexercised in-the-money stock options. Each outside director that served on the Board when these requirements were adopted in March 2008 was required to meet the requirements on the date of the 2013 annual meeting of shareholders and thereafter at each subsequent annual meeting. Each Executive Officer that was an Executive Officer when these requirements were adopted was required to meet the requirements on the date that adjustments to annual executive compensation were made in 2013 and thereafter on each subsequent annual adjustment date. Directors elected and executives hired or promoted after the adoption of the requirements must meet the requirements on the first testing date for directors or executives following the fifth anniversary of their election, hire or promotion, as applicable. As of March 21, 2014, each outside director and executive who has been on the Board or a Leadership Team member for at least five years complied with our minimum share ownership requirements. In addition to the minimum share ownership requirements, we do not allow our directors or Leadership Team members to enter into any hedging or monetization transactions involving our common shares.

Equity Grant Timing

Pursuant to the terms of the 2005 LTIP and 2012 LTIP, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. Consistent with prior years, in fiscal 2013, the outside directors, after consultation with the Committee, specified that the grant date of the equity awards made in connection with the annual performance reviews of the Leadership Team members was the second trading day following our release of fiscal 2012 results. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Committee or any employee manipulated the terms of the equity awards. For equity awards made throughout the fiscal year, which generally are made as a result of a hiring or promotion, the grant date is the date of the related event (i.e., the first day of employment or effective date of promotion). We have no policy of timing the grant date of these mid-year equity awards with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of any equity awards.

Tax and Accounting Considerations

The Committee reviews and considers the impact that tax laws and accounting regulations may have on the executive compensation awards, including the deductibility of executive compensation under Section 162(m) of the IRC. In doing so, the Committee relies on guidance from members of our finance and legal departments, as well as outside accountants and attorneys.

Section 162(m) of the IRC generally limits the tax deductions for compensation expense in excess of $1 million paid to our CEO and our three other highest compensated executives (excluding the principal financial officer). Compensation in excess of $1 million may be deducted if it is “qualified performance-based compensation” within the meaning of Section 162(m) of the IRC. Except as discussed below, we believe that compensation paid under our equity and bonus compensation plans is fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executives or to otherwise further our executive compensation philosophy and objectives. When considering whether to award compensation that will not be deductible, the Committee compares the cost of the lost deduction against the competitive market for executive talent and our need to attract, retain and motivate the executive, as applicable.

For fiscal 2013, the Committee believes it has taken the necessary actions to preserve the deductibility of all payments made under our executive compensation program. For example, the restricted stock awards granted in fiscal 2013 continued our practice of requiring a first performance trigger to be satisfied before the award could subsequently vest upon the earlier of the attainment of a second performance trigger or a date five years after the date of grant to preserve their deductibility. If the IRC or the related regulations change, the Committee intends to take reasonable steps to ensure the continued availability of deductions for payments under our executive compensation program, while at the same time considering our executive compensation philosophy and objectives and the competitive market for executive talent.

Summary Compensation Table for 2013

The following table sets forth the compensation earned by or paid to our current and former named executive officers for each of the last three fiscal years.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position (1)	Year	($)(2)	($)	($)(3)	($)(4)	($)(5)	($)	($)(6)(7)	($)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David J. Campisi,	2013	678,461	—	2,714,418	1,407,945	—	—	562,405	5,363,229
Chief Executive Officer
and President (9)(10)
Timothy A. Johnson,	2013	452,885	—	1,401,725	485,600	—	—	54,229	2,394,439
Executive Vice	2012	359,827	—	1,120,050	558,150	—	—	33,627	2,071,654
President, Chief
Financial Officer (9)
Lisa M. Bachmann,	2013	620,385	—	1,818,725	485,600	—	—	39,354	2,964,064
Executive Vice President,	2012	593,942	—	1,315,500	571,200	—	—	38,361	2,519,003
Chief Operating Officer	2011	529,615	—	1,233,600	582,000	—	—	33,887	2,379,102
Joe R. Cooper,	2013	577,693	—	1,540,725	485,600	—	—	30,870	2,634,888
Executive Vice	2012	581,538	—	1,315,500	571,200	—	—	31,418	2,499,656
President, President,	2011	529,615	—	1,233,600	582,000	—	—	32,884	2,378,099
Big Lots Canada
Carlos V. Rodriguez,	2013	337,692	—	357,200	242,800	—	—	108,286	1,045,978
Senior Vice President,
Distribution and
Transportation
Services (9)
Steven S. Fishman,	2013	350,000	—	—	—	—	—	795,075	1,145,075
Former Chairman,	2012	1,453,846	—	10,524,000	—	—	—	341,920	12,319,766
Chief Executive Officer	2011	1,400,000	—	10,280,000	—	—	—	244,662	11,924,662
and President (11)
Charles W. Haubiel II,	2013	195,385	—	1,731,850	485,600	—	—	619,721	3,032,556
Former Executive	2012	494,308	—	1,315,500	571,200	—	—	28,306	2,409,314
Vice President, Chief	2011	436,154	—	1,233,600	582,000	—	—	26,156	2,277,910
Administrative Officer and
Corporate Secretary (12)
John C. Martin,	2013	552,308	—	1,071,600	485,600	—	—	669,919	2,779,427
Former Executive	2012	610,096	—	1,315,500	571,200	—	—	51,926	2,548,722
Vice President,	2011	571,154	—	1,028,000	509,250	—	—	64,273	2,172,677
Chief Merchandising
Officer (13)

____________________

(1)	We are a party to an employment agreement with Mr. Campisi, Ms. Bachman and Mr. Cooper and were a party to an employment agreement with Mr. Fishman, Mr. Haubiel and Mr. Martin, the material terms of which are described in the “Overview of our Executive Compensation Program - Employment Agreements” section of the CD&A. We are a party to a senior executive severance agreement with Mr. Johnson and Mr. Rodriguez, the material terms of which are described in the “Overview of Executive Compensation Program – Senior Executive Severance Agreements” section of the CD&A We are a party to a retirement and consulting agreement with Mr. Fishman, the material terms of which are described in the “Overview of Executive Compensation Program – Retirement and Consulting Agreement” section of the CD&A.

(2)	The amounts in this column reflect the salary earned by each named executive officer during fiscal 2013.

(3)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock awards, and in the case of Mr. Campisi, a performance share units award, granted under the 2005 LTIP and 2012 LTIP to the executives in the fiscal years reported as computed in accordance with ASC 718, excluding the effect of any estimated forfeiture. The aggregate grant date fair value reflected in this column is based on the number of shares of restricted stock and performance share units granted and the fair value of the restricted stock and performance share units on the grant date (i.e., for restricted stock granted in on March 8, 2013, $35.72 per common share – the average of the opening price and the closing price of our common shares on the NYSE on the grant date, as determined in accordance with ASC 718 and the terms of the 2012 LTIP).

(4)	The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted under the 2005 LTIP and 2012 LTIP to the executives in the fiscal years reported as computed in accordance with ASC 718, excluding the effect of any estimated forfeiture. See Note 7 (Share-Based Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Share-Based Compensation section of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) in our Form 10-K regarding the assumptions underlying the valuation of stock option awards.

(5)	The amounts in this column reflect annual incentive awards earned under the 2006 Bonus Plan for performance during each of the last three fiscal years.

(6)	For fiscal 2013, the amounts in this column include the following compensation for the executives, as more fully described in the table included with this footnote:

	i.	The reimbursement of taxes related to our payment of healthcare costs, including costs covered by the Executive Benefit Plan, long-term disability insurance premiums, and relocation expenses;

	ii.	Big Lots matching contributions made pursuant to the Savings Plan and the Supplemental Savings Plan, both of which are described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

	iii.	Big Lots paid healthcare costs covered by the Executive Benefit Plan, which is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A;

	iv.	Big Lots paid premiums for life insurance, which is generally available to all full-time employees;

	v.	Big Lots paid premiums for long-term disability insurance, which is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A;

	vi.	The cost to Big Lots associated with the use of an automobile or the receipt of a cash allowance in lieu of an automobile;

	vii.	The aggregate incremental cost to Big Lots associated with non-business use of corporate aircraft by Mr. Campisi, Mr. Fishman and Mr. Haubiel. For Mr. Campisi, $55,811 included in this column relates to Board approved use of the corporate aircraft for relocation purposes;

	viii.	Relocation expenses;

ix.	Severance payments made to Mr. Haubiel and Mr. Martin, which included a lump sum payment equal to their respective salary at the time of their termination, continued health care coverage for 12 months and the continued use of their automobiles for 12 months;

x.	Big Lots Matching charitable contributions; and

xi.	The amounts earned by Mr. Campisi include payments of healthcare premiums prior to his becoming eligible to participate in our Executive Benefit Plan. The amounts earned by Mr. Fishman pursuant to the RCA described in the “Overview of Executive Compensation Program – Retirement and Consulting Agreement” section of the CD&A.

The aggregate incremental cost of non-business use of corporate aircraft is calculated based on the direct costs we incur in connection with operating a flight, including expenses for fuel, oil, landing, ground services, onboard catering, crew hotel and meals, empty return (deadhead) flights and other miscellaneous variable costs. The aggregate incremental cost also includes per flight hour maintenance costs calculated based upon the total maintenance costs incurred by us during the prior two years and dividing those costs by the number of hours flown during that same period. Due to the fact that the corporate aircraft are used primarily for business travel, fixed costs which do not change based on usage, such as pilot salaries, hangar fees, management fees, purchase costs, depreciation and capitalized improvements to the aircraft, are excluded. We did not reimburse or otherwise “gross-up” Mr. Campisi, Mr. Fishman or Mr. Haubiel for any income tax obligation attributed to his non-business use of corporate aircraft. The benefit of non-business use of corporate aircraft, which was approved by the Compensation Committee for fiscal 2013 as part of Mr. Campisi’s and Mr. Fishman’s overall compensation packages, is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A.

Name	Mr. Campisi	Mr. Johnson	Ms. Bachmann	Mr. Cooper	Mr. Rodriguez	Mr. Fishman	Mr. Haubiel	Mr. Martin
Reimbursement	225,714	4,418	3,301	152	9,122	4,079	1,040	4,348
of Taxes ($)
Big Lots Contributions to	—	10,200	10,200	10,200	5,492	—	—	10,200
Defined Contribution
Plans ($)
Big Lots Paid Health	1,487	7,926	5,656	5,393	7,855	7,289	1,529	7,749
Care under Executive
Benefits Plans ($)
Big Lots Paid Life	851	774	1,056	984	578	284	377	934
Insurance
Premiums ($)
Big Lots Paid Long-Term	627	904	941	941	706	314	549	941
Disability Insurance
Premiums ($)
Use of Automobile or	11,880	15,007	13,200	13,200	13,200	8,724	13,200	13,200
Automobile
Allowance ($)
Non-Business Aircraft	77,114	—	—	—	—	147,034	22,962	—
Usage ($)
Relocation Expenses ($)	228,381	—	—	—	71,058	1,974	—	—
Severance and Change-in-	—	—	—	—	—	—	580,064	632,547
Control Payments ($)
Matching Charitable	10,000	15,000	5,000	—	275	—	—	—
Contributions ($)
Other Compensation	6,351	—	—	—	—	625,377	—	—
or Benefits Not
Included ($)

(7)	We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts included in this column.

(8)	As a percentage of their total compensation in fiscal 2013, fiscal 2012 and fiscal 2011, the salary and non-equity incentive plan compensation (i.e., annual incentive awards earned under the 2006 Bonus Plan) for each executive was as follows:

	Fiscal 2013		Fiscal 2012		Fiscal 2011
		Non-Equity		Non-Equity		Non-Equity
		Incentive Plan		Incentive Plan		Incentive Plan
	Salary	Compensation	Salary	Compensation	Salary	Compensation
Name	(%)	(%)	(%)	(%)	(%)	(%)
Mr. Campisi	12.7	—	—	—	—	—
Mr. Johnson	18.9	—	17.4	—	—	—
Ms. Bachmann	20.9	—	23.6	—	22.3	—
Mr. Cooper	21.9	—	23.3	—	22.3	—
Mr. Rodriguez	32.3	—	—	—	—	—
Mr. Fishman	30.6	—	11.8	—	11.7	—
Mr. Haubiel	6.9	—	20.5	—	19.1	—
Mr. Martin	19.9		23.9	—	26.3	—

(9)	Mr. Campisi and Mr. Rodriguez were not named executive officers in fiscal 2012 or fiscal 2011. and Mr. Johnson was not a named executive officer in fiscal 2011.

(10)	Mr. Campisi assumed the position of CEO and President on May 3, 2013.

(11)	Mr. Fishman served as our CEO and President until May 3, 2013 and as Chairman until May 30, 2013.

(12)	Mr. Haubiel served as our Executive Vice President, Chief Administration Officer, Legal and Real Estate, General Counsel and Corporate Secretary until June 17, 2013.

(13)	Mr. Martin served as our Executive Vice President, Chief Merchandising Officer until November 25, 2013.

Bonus and Equity Plans

The amounts reported in the Summary Compensation Table above include amounts earned under the 2006 Bonus Plan, the 2005 LTIP and the 2012 LTIP. Below is a description of the material terms of each plan and the awards made under those plans to our named executive officers, as reflected in the Grants of Plan-Based Awards in Fiscal 2013 table that follows.

Big Lots 2006 Bonus Plan

The 2006 Bonus Plan provides for cash compensation, which is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the IRC, to be paid annually when we meet or exceed pre-established minimum corporate performance amounts under one or more financial measures approved by the Compensation Committee and other outside directors at the start of the fiscal year. Whether we will achieve the minimum corporate performance amounts is substantially uncertain at the time the corporate performance amounts and financial measures are established. No right to a minimum annual incentive award exists, and the Compensation Committee has the discretion to cancel or decrease an annual incentive award (but may not increase an annual incentive award for a covered employee (as that term is used within Section 162(m) of the IRC) calculated under the 2006 Bonus Plan. Any payments made with respect to a fiscal year are made in the first quarter of the following fiscal year. The annual incentive awards that may be earned under the 2006 Bonus Plan range from the floor to the maximum annual incentive award payout percentages, and include all amounts in between. The smallest target and maximum annual incentive award payout percentages that may be set annually for our named executive officers are set forth in their respective employment agreements. The threshold annual incentive award payout percentage is pre-established annually by the Compensation Committee and the other outside directors and has historically been one-half of the target annual incentive award payout percentage. Subject to the terms of the employment agreements, the Compensation Committee and the other outside directors retain the right to adjust the payout percentages and, in the past, have generally done so as deemed necessary to realign an executive’s annual incentive award opportunity with our compensation philosophy. Pursuant to the terms of the 2006 Bonus Plan, the maximum annual incentive award payable under the plan to a participant in a single fiscal year is $4,000,000. See the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Annual Incentive Award,” “Overview of our Executive Compensation Program – Employment Agreements” and “Our Executive Compensation Program for Fiscal 2013 – Annual Incentive Award for Fiscal 2013” sections of the CD&A for more information regarding the 2006 Bonus Plan and the awards made under that plan for fiscal 2013.

Big Lots 2005 Long-Term Incentive Plan

From January 1, 2006 through May 23, 2012, all employee equity awards, including those made to our named executive officers, were granted under the 2005 LTIP. We granted only stock options and restricted stock under the 2005 LTIP. Awards under the 2005 LTIP could have been granted to any salaried employee, consultant or advisor of Big Lots or its affiliates. A participant could have received multiple awards under the 2005 LTIP.

Each stock option granted under the 2005 LTIP allowed the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Stock option awards made under the 2005 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Pursuant to the terms of the 2005 LTIP, the exercise price of a stock option may not be less than the average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

Under the restricted stock awards granted pursuant to the 2005 LTIP (other than those made to the outside directors, which are discussed in the “Director Compensation” section of this Proxy Statement, and those made to Mr. Fishman pursuant to his retention agreement, which are discussed in the “Overview of Our Executive Compensation Program – Retention Agreement” section of the CD&A), if we meet the first trigger and the recipient remains employed by us, the restricted stock will vest at the opening of our first trading window after the fifth anniversary of the grant date. If we meet the second trigger for any fiscal year ending prior to the fifth anniversary of the grant date and the recipient remains employed by us, the restricted stock will vest on the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met. The restricted stock will also vest on a prorated basis in the event that the recipient dies or becomes disabled after we meet the first trigger but before the fifth anniversary of the grant date. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient’s employment with us terminates prior to vesting.

Upon a change in control (as defined in the 2005 LTIP), all awards outstanding under the 2005 LTIP automatically become fully vested. For a discussion of the change in control provisions in our named executive officers’ employment agreements, senior executive severance agreements and the 2005 LTIP, see the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below.

Big Lots 2012 Long-Term Incentive Plan

Since May 23, 2012, all employee equity awards, including those made to our named executive officers, have been granted under the 2012 LTIP. The 2012 LTIP authorizes the grants of (1) non-qualified stock options (“NQSOs”), (2) incentive stock options (“ISOs”) as defined in Section 422 of the IRC, (3) stock appreciation rights (“SARs”), (4) restricted stock, (5) restricted stock units, (6) deferred stock units, (7) performance shares, (8) performance share units, (9) performance units, (10) cash-based awards, and (11) other stock-based awards (NQSOs, ISOs, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards and other stock-based awards are referred to collectively as “Awards”). All of our and our affiliates’ employees, outside directors and consultants are eligible to receive Awards under the 2012 LTIP.

The total number of common shares available for Awards under the 2012 LTIP is equal to the sum of (1) 7,750,000 newly issued common shares plus (2) any common shares subject to the 4,702,362 outstanding awards as of March 15, 2012 under the 2005 LTIP that on or after March 15, 2012 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares).

Of the total number of common shares available for grant under the 2012 LTIP, no more than 7,750,000 common shares may be issued pursuant to grants of ISOs during the term of the 2012 LTIP. A participant may receive multiple Awards under the 2012 LTIP.

Each stock option granted under the 2012 LTIP allows the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Stock option awards made under the 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Pursuant to the terms of the 2012 LTIP, the exercise price of a stock option may not be less than the average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

Under the restricted stock awards granted pursuant to the 2012 LTIP (other than those made to the outside directors, which are discussed in the “Director Compensation” section of this Proxy Statement), if we meet the first trigger and the recipient remains employed by us, the restricted stock will vest at the opening of our first trading window after the fifth anniversary of the grant date. If we meet the second trigger for any fiscal year ending prior to the fifth anniversary of the grant date and the recipient remains employed by us, the restricted stock will vest on the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met. The restricted stock will also vest on a prorated basis in the event that the recipient dies or becomes disabled after we meet the first trigger but before the lapse of five years. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient’s employment with us terminates prior to vesting. See the “Our Executive Compensation Program for Fiscal 2013 – Equity for Fiscal 2013” section of the CD&A and the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2012 LTIP in fiscal 2013.

The Retention Awards granted pursuant to the 2012 LTIP, will vest and be transferred to the recipient without restriction on the earlier of: (1) the first trading day that is 18 months following the grant date; or (2) the first trading day following the recipient’s termination of employment if such termination of employment is the result of the recipient’s (A) dismissal by us without cause (as defined in the Retention Award Agreement) or (B) death or disability (provided, however, if the recipient dies or suffers a disability, only 1/18th of the Retention Award will vest for each consecutive month that the recipient completed with us between the recipient’s termination). If termination of employment is the result of any reason other than the recipient’s dismissal by us without cause, death or disability (including by reason of the recipient’s retirement, resignation or dismissal by us for cause), then the Retention Award Agreement will expire and all of the recipient’s rights in the Retention Award will be forfeited. Upon a change in control (as defined in the 2012 LTIP), any outstanding Retention Awards will vest.

The performance share units awarded to Mr. Campisi in fiscal 2013 vest in one-third increments if the market price of our common shares appreciates, for a period of 20 consecutive trading days, to prices that are 110%, 120% and 130% of the grant date market value of $37.13 (i.e., appreciate to $40.84, $44.56 and $48.27) before the earlier to occur of the termination of his employment or the seventh anniversary of the grant date.

Upon a change in control (as defined in the 2012 LTIP), all awards outstanding under the 2012 LTIP automatically become fully vested. For a discussion of the change in control provisions in our named executive officers’ employment agreements and senior executive severance agreements and the 2012 LTIP, see “Potential Payments Upon Termination or Change in Control – Rights Under Post Termination and Change in Control Arrangements” section below.

Grants of Plan-Based Awards in Fiscal 2013

The following table sets forth each award made to our named executive officers in fiscal 2013 under the 2006 Bonus Plan and the 2012 LTIP.

									All Other	All Other		Closing
									Stock	Option		Market	Grant
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Price of	Date Fair
			Under Non-Equity Incentive			Under Equity Incentive			Number	Number of	or Base	Option	Value of
			Plan Awards			Plan Awards			of Shares	Securities	Price of	Awards	Stock and
	Grant	Award	(3)			(4)			of Stock	Underlying	Option	on Grant	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	(1)	(2)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(5)	($/Sh.)(6)	($/Shr.)	($)
(a)	(b)	-	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	-	(l)
Mr. Campisi	—	—	450,000	900,000	1,800,000	—	—	—	—	—	—	—	—
	5/6/13	5/4/13	—	—	—	—	37,800	—	—	—	—	—	1,403,514
	5/6/13	5/4/13					37,800						1,310,904
	5/6/13	5/4/13	—	—	—	—	—	—	—	115,500	37.13	37.33	1,407,945
Mr. Johnson	—	—	117,500	235,000	470,000	—	—	—	—	—	—	—	—
	3/8/13	3/6/13	—	—	—	—	30,000	—	—	—	—	—	1,071,600
	3/8/13	3/6/13	—	—	—	—	—	—	—	40,000	35.72	35.87	485,600
	4/1/13	4/1/13	—	—	—	—	9,500	—	—	—	—	—	330,125
Ms. Bachmann	—	—	187,500	375,000	750,000	—	—	—	—	—	—	—	—
	3/8/13	3/6/13	—	—	—	—	30,000	—	—	—	—	—	1,071,600
	3/8/13	3/6/13	—	—	—	—	—	—	—	40,000	35.72	35.87	485,600
	4/1/13	4/1/13	—	—	—	—	21,500	—	—	—	—	—	747,125
Mr. Cooper	—	—	174,000	348,000	696,000	—	—	—	—	—	—	—	—
	3/8/13	3/6/13	—	—	—	—	30,000	—	—	—	—	—	1,071,600
	3/8/13	3/6/13	—	—	—	—	—	—	—	40,000	35.72	35.87	485,600
	4/1/13	4/1/13	—	—	—	—	13,500	—	—	—	—	—	469,125
Mr. Rodriguez	—	—	85,000	170,000	340,000	—	—	—	—	—	—	—	—
	3/8/13	3/6/13	—	—	—	—	10,000	—	—	—	—	—	357,200
	3/8/13	3/6/13	—	—	—	—	—	—	—	20,000	35.72	35.87	242,800
Mr. Fishman	—	—	840,000	1,680,000	3,360,000	—	—	—	—	—	—	—	—
Mr. Haubiel	—	—	165,000	330,000	660,000	—	—	—	—	—	—	—	—
	3/8/13	3/6/13	—	—	—	—	30,000	—	—	—	—	—	1,071,600
	3/8/13	3/6/13	—	—	—	—	—	—	—	40,000	35.72	35.87	485,600
	4/1/13	4/1/13	—	—	—	—	19,000	—	—	—	—	—	660,250
Mr. Martin	—	—	180,000	360,000	720,000	—	—	—	—	—	—	—	—
	3/8/13	3/6/13	—	—	—	—	30,000	—	—	—	—	—	1,071,600
	3/8/13	3/6/13	—	—	—	—	—	—	—	40,000	35.72	35.87	485,600
____________________

(1)	As discussed in the “Our Executive Compensation Program for Fiscal 2013 – Equity Grant Timing” section of the CD&A, in fiscal 2013, except for the Retention Awards granted to Mr. Johnson, Ms. Bachmann, Mr. Cooper and Mr. Haubiel on April 1, 2013 and Mr. Campisi’s equity awards granted on May 6, 2013, the Board set as the grant date of these equity awards the second trading day following our release of results from our last completed fiscal year. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms of the equity awards.

(2)	The Award Date represents the date on which the Board authorized the equity-based award and set the grant date.

(3)	The amounts in columns (c), (d) and (e) represent our named executive officers’ threshold, target and maximum annual incentive award levels, respectively, for fiscal 2013 pursuant to the 2006 Bonus Plan, which annual incentive award levels are further described in the “Our Executive Compensation Program for Fiscal 2013 – Annual Incentive Award for Fiscal 2013” section of the CD&A. For fiscal 2013, our named executive officers did not earn an annual incentive award under the 2006 Bonus Plan, as reflected in column (g) of the Summary Compensation Table.

(4)	The amounts in column (g) represent restricted stock awarded pursuant to the 2012 LTIP, and in the case of Mr. Campisi, a performance share units award awarded pursuant to the 2012 LTIP, which awards are described in the narrative preceding this table and the “Our Executive Compensation Program for Fiscal 2013 – Equity for Fiscal 2013” section of the CD&A. As a result of Mr. Haubiel’s termination of employment in fiscal 2013, Mr. Haubiel’s Retention Award granted on April 1, 2013 vested. Mr. Haubiel’s and Mr. Martin’s employment with us terminated during fiscal 2013, therefore both of their restricted stock awards granted on March 8, 2013 were forfeited. None of the other restricted stock awards granted to our named executive officers in fiscal 2013 vested. There are no minimum or maximum “estimated future payouts” applicable to the restricted stock awards and performance share units awards included in column (g).

(5)	The amounts in column (j) represent NQSOs awarded pursuant to the 2012 LTIP, which awards are described in the narrative preceding this table and the “Our Executive Compensation Program for Fiscal 2013 – Equity for Fiscal 2013” section of the CD&A.

(6)	Pursuant to the terms of the 2012 LTIP, the exercise price of the NQSOs awarded in fiscal 2013 is equal to the fair market value of our common shares on the grant date. The fair market value is determined by calculating the average of the opening and closing prices for our common shares on the NYSE. We believe this method is preferable to using only the closing market price, as it is less vulnerable to market activity that may have only an instantaneous effect, positively or negatively, on the price of our common shares.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table sets forth, as of the end of fiscal 2013, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market
			Incentive				Market	Awards:	or Payout
			Plan				Value of	Number of	Value of
	Number	Number	Awards:			Number	Shares	Unearned	Unearned
	of	of	Number of			of Shares	or Units	Shares,	Shares,
	Securities	Securities	Securities			or Units	of Stock	Units or	Units or
	Underlying	Underlying	Underlying			of Stock	That	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That	Have	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)(1)	Date	(#)	($)	(#)(2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Campisi	—	115,500	—	37.13	5/6/2020	—	—	—	—
	—	—	—	—	—	—	—	75,600	2,025,324
Mr. Johnson	7,500	—	—	28.73	3/13/2014	—	—	—	—
	7,500	—	—	21.06	3/7/2015	—	—	—	—
	1,875	—	—	17.47	3/6/2016	—	—	—	—
	11,250	3,750	—	35.92	3/5/2017	—	—	—	—
	6,000	6,000	—	41.12	3/7/2018	—	—	—	—
	4,000	4,000	—	33.67	7/18/2018	—	—	—	—
	8,750	26,250	—	43.85	3/6/2019	—	—	—	—
	1,250	3,750	—	30.82	8/28/2019	—	—	—	—
	—	40,000	—	35.72	3/8/2020	—	—	—	—
	—	—	—	—	—	—	—	79,500	2,129,805
Ms. Bachmann	48,750	—	—	21.06	3/7/2015	—	—	—	—
	36,563	—	—	17.47	3/6/2016	—	—	—	—
	37,500	12,500	—	35.92	3/5/2017	—	—	—	—
	20,000	20,000	—	41.12	3/7/2018	—	—	—	—
	10,000	30,000	—	43.85	3/6/2019	—	—	—	—
	—	40,000	—	35.72	3/8/2020	—	—	—	—
	—	—	—	—	—	—	—	111,500	2,987,085
Mr. Cooper	12,188	—	—	21.06	3/7/2015	—	—	—	—
	24,375	—	—	17.47	3/6/2016	—	—	—	—
	37,500	12,500	—	35.92	3/5/2017	—	—	—	—
	20,000	20,000	—	41.12	3/7/2018	—	—	—	—
	10,000	30,000	—	43.85	3/6/2019	—	—	—	—
	—	40,000		35.72	3/8/2020	—	—	—	—
	—	—	—	—	—	—	—	103,500	2,772,765
Mr. Rodriguez	5,000	15,000	—	36.90	6/4/2019	—	—	—	—
	—	20,000	—	35.72	3/8/2020	—	—	—	—
	—	—	—	—	—	—	—	20,000	535,800
Mr. Fishman	307,500	—	—	17.47	3/6/2016	—	—	—	—
Mr. Haubiel	33,750	—	—	35.92	6/18/2014	—	—	—	—
	20,000	—	—	41.12	6/18/2014	—	—	—	—
	10,000	—	—	43.85	6/18/2014	—	—	—	—
Mr. Martin	9,375	—	—	17.47	1/4/2015	—	—	—	—
	10,000	—	—	35.92	1/4/2015	—	—	—	—
	8,750	—	—	41.12	1/4/2015	—	—	—	—
	10,000	—	—	43.85	1/4/2015	—	—	—	—

____________________

(1)	All stock option awards reflected in this table were made pursuant to the 2005 LTIP or 2012 LTIP. Stock option awards made under the 2005 LTIP or 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term.

(2)	The awards reported in column (i) reflect the following: (1) for Mr. Campisi, a restricted stock award and performance share units award in fiscal 2013; (2) for Mr. Rodriguez, restricted stock awards in fiscal 2013 and fiscal 2012; and (3) for Mr. Johnson, Mr. Bachmann and Mr. Cooper, restricted stock awards in fiscal 2013, fiscal 2012, fiscal 2011 and a Retention Award granted in fiscal 2013. All awards were made pursuant to the 2005 LTIP or 2012 LTIP. The first trigger for the fiscal 2013, fiscal 2012 and fiscal 2011 restricted stock awards is $1.50 and the second trigger for the fiscal 2013 award is $3.98, the second trigger for the fiscal 2012 restricted stock awards is $3.95 and the second trigger for the fiscal 2011 restricted stock awards is $3.52. Based on our performance in fiscal 2013, we achieved the first trigger but not the second trigger applicable to the fiscal 2013 restricted stock awards. The performance share units award to Mr. Campisi in fiscal 2013 vests in one-third increments if the market price of our common shares appreciates, for a period of 20 consecutive trading days, to prices that are 110%, 120% and 130% of the grant date market value of $37.13. The Retention Awards will vest and be transferred to the recipient without restriction on the earlier of: (1) the first trading day that is 18 months following the grant date; or (2) the first trading day following the recipient’s termination of employment if such termination of employment is the result of the recipient’s (A) dismissal by us without cause (as defined in the Retention Award Agreement) or (B) death or disability (provided, however, if the recipient dies or suffers a disability, only 1/18th of the Retention Award will vest for each consecutive month that the recipient completed with us between the recipient’s termination). If termination of employment is the result of any reason other than the recipient’s dismissal by us without cause, death or disability (including by reason of the recipient’s retirement, resignation or dismissal by us for cause), then the Retention Award Agreement will expire and all of the recipient’s rights in the Retention Award will be forfeited. Upon a change in control (as defined in the 2012 LTIP), any outstanding Retention Awards will vest. For additional information regarding the fiscal 2013 restricted stock awards, performance share units award and the Retention Awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2013 table and the “Our Executive Compensation Program for Fiscal 2013 – Equity for Fiscal 2013” section of the CD&A.

Option Exercises and Stock Vested in Fiscal 2013

The following table reflects all stock option exercises and the vesting of restricted stock held by each of our named executive officers during fiscal 2013.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Campisi	—	—	—	—
Mr. Johnson	—	—	—	—
Ms. Bachmann	37,500	310,256	—	—
Mr. Cooper	—	—	—	—
Mr. Rodriguez	—	—	—	—
Mr. Fishman	—	—	—	—
Mr. Haubiel	9,375	184,267	19,000 (1)	642,770
Mr. Martin	—	—	25,000 (1)	803,250
____________________

(1)	Mr. Haubiel’s Retention Award and Mr. Martin’s restricted stock award granted in fiscal 2011 each vested in fiscal 2013.

Nonqualified Deferred Compensation

Supplemental Savings Plan

All of our named executive officers, as well as substantially all other full-time employees, are eligible to participate in the Savings Plan, our “401(k) plan.” The Supplemental Savings Plan is maintained for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred compensation and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We have no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of our general creditors.

In order to participate in the Savings and Supplemental Savings Plans, an eligible employee must satisfy applicable age and service requirements and must make contributions to such plans (“Participant Contributions”). Participant Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings and Supplemental Savings Plans and selected at the discretion of the participant. All Participant Contributions are matched by us (“Registrant Contributions”) at a rate of 100% for the first 2% of salary contributed and 50% for the next 4% of salary contributed. Additionally, the amount of the Registrant Contribution is subject to the maximum annual compensation that may be taken into account for benefit calculation purposes under the IRC ($255,000 for calendar year 2013). Accordingly, the maximum aggregate Registrant Contribution that could be made to a named executive officer participating in the Savings and Supplemental Savings Plans was $10,200 for fiscal 2013.

Under the Savings Plan and the Supplemental Savings Plan, 25% of the Registrant Contributions vests annually beginning on the second anniversary of the employee’s hiring. Under the Savings Plan, a participant who has terminated employment with us is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive only the Participant Contributions and the vested portion of the Registrant Contributions. Under the Supplemental Savings Plan, a participant who has terminated employment with us for any reason is entitled to receive the Participant Contributions and only the vested portion of the Registrant Contributions. Under both plans, all other unvested accrued benefits pertaining to Registrant Contributions will be forfeited. Upon a change in control of Big Lots, the participant will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan.

Nonqualified Deferred Compensation Table for Fiscal 2013

The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan.

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Campisi	3,462	—	(6)	—	3,456
Mr. Johnson	55,831	5,875	61,277	—	530,349
Ms. Bachmann	18,577	5,875	35,663	—	306,144
Mr. Cooper	11,908	5,875	1,870	—	586,268
Mr. Rodriguez	785	—	(3)	—	782
Mr. Fishman	—	—	—	—	—
Mr. Haubiel	36,485	5,875	210,467	1,477,102	—
Mr. Martin	22,846	5,875	194,188	112,834	1,017,311
____________________

(1)	The amounts in this column are included in the “Salary” column of the Summary Compensation Table for fiscal 2013.

(2)	The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2013.

(3)	The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her Supplemental Savings Plan account in fiscal 2013 (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

Potential Payments Upon Termination or Change in Control

The “Rights Under Post-Termination and Change in Control Arrangements” section below addresses the rights of our executive’s under their employment agreements and other compensation arrangements upon a change in control or in the event their employment with us is terminated. The “Estimated Payments if Triggering Event Occurred at 2013 Fiscal Year End” section below reflects the payments that may be received by each executive (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us is terminated: (1) involuntarily without cause; (2) in connection with the executive’s disability; (3) upon the executive’s death; or (4) in connection with a change in control. Having terminated prior to the end of fiscal 2013, Mr. Fishman, Mr. Haubiel and Mr. Martin are not eligible for any payments in connection with a change in control and the amounts shown in the tables in this section reflect the actual amounts paid in connection with their termination.

Rights Under Post-Termination and Change in Control Arrangements

If a named executive officer who is a party to an employment agreement with us (Mr. Campisi, Ms. Bachmann and Mr. Cooper) is terminated for cause or due to his or her voluntary resignation, we have no obligation under the employment agreement to pay any unearned compensation or to provide any future benefits to the executive. Generally, under the terms of these employment agreements, cause for termination would exist upon the executive’s:

  failure to comply with our policies and procedures which we reasonably determine has had or is likely to have a material adverse effect on us or our affiliates;

  willful or illegal misconduct or grossly negligent conduct that is materially injurious to us or our affiliates;

  violation of laws or regulations governing us or our affiliates or a violation of our codes of ethics;

  breach of any fiduciary duty owed to us or our affiliates;

  misrepresentation or dishonesty which we reasonably determine has had or is likely to have a material adverse effect on us or our affiliates;

  breach of any provision of the executive’s obligations under his or her employment agreement with us;

  involvement in any act of moral turpitude that has a materially injurious effect on us or our affiliates; or

  breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement with a former employer.

If terminated without cause, except for Mr. Johnson and Mr. Rodriguez, who would continue to receive their salary for six months, each of the other named executive officers would continue to receive his or her respective salary for one year. Each named executive officer would receive a lump sum payment equal to two times his or her respective salary if terminated in connection with a change in control (as discussed below). Additionally, each named executive officer (1) is eligible (based on our achievement of at least the corporate performance amount corresponding to the threshold annual incentive award level) to receive a prorated annual incentive award for the fiscal year in which his or her termination is effective if he or she is terminated without cause or in connection with his or her death or disability, and (2) will receive two times his or her maximum annual incentive award if terminated following a change in control.

Upon a change in control, all outstanding stock options become exercisable to the full extent of the original grant and all unvested restricted stock vests. Upon the named executive officer’s termination of employment, all exercisable stock options then held may be exercised until the earlier of the stock option award expiration date or one year after termination of employment. Additionally, if termination of employment results from death or disability, then (1) unvested stock options awarded in fiscal 2009 and after will vest on the day such event occurred, provided such event occurred at least six months following the grant date, and (2) unvested restricted stock awards will vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. Any restricted stock awards not vested at termination of employment, for reasons other than death or disability, will be forfeited.

Mr. Campisi, Ms. Bachmann and Mr. Cooper are entitled to receive continued healthcare coverage for up to two years following a termination without cause or if terminated in connection with a change in control, plus the amount necessary to reimburse him or her for the taxes he or she would be liable for as a result of such continued healthcare coverage (“Tax Gross-Up Amount”). Mr. Johnson and Mr. Rodriguez are entitled to receive continued healthcare coverage for up to six months following a termination without cause and up to one year following a termination in connection with a change in control, plus the Tax Gross-Up Amount. Upon a change in control, each participating named executive officer will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan. (See the “Nonqualified Deferred Compensation” section above for more information regarding the Supplemental Savings Plan and our named executive officers’ aggregate balances under such plans at the end of fiscal 2013.) Additionally, if terminated without cause, Mr. Campisi, Ms. Bachmann and Mr. Cooper are entitled to continue to receive an automobile or an automobile allowance for one year.

For Mr. Campisi, Ms. Bachmann and Mr. Cooper, their employment agreements do not require us to reimburse them for the amount of any golden parachute excise tax imposed under Section 4999 of the IRC. Each of their employment agreements provide that if the payments to be received by the them in connection with a change in control constitute “excess parachute payments,” their payments and benefits will be reduced to the extent necessary to become one dollar less than the amount that would generate an excise tax liability unless they would be in a better net after-tax position without any such reduction, in which case payments and benefits will not be reduced.

For Mr. Johnson and Mr. Rodriguez, to the extent that payments to the executive pursuant to the senior executive severance agreement (together with any other amounts received by the executive in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the IRC, payments under the agreement will be increased to the extent necessary to place the executive in the same after-tax position as the executive would have been if no excise tax or assessment had been imposed on any such payment to the executive under the agreement or any other payment that the executive may receive as a result of such change in control. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and/or 280G of the IRC.

Mr. Fishman’s employment agreement terminated with us on May 3, 2013. On May 3, 2013, we entered into the RCA with Mr. Fishman. Pursuant to the RCA, in exchange for providing consulting services and complying with the restrictive covenants set forth in the RCA, we will reimburse Mr. Fishman for the reasonable expenses he incurs in the performance of the consulting services, pay him a monthly consulting fee of $77,777, permit him to continue to use the automobile we furnished to him prior to his retirement and provide him with welfare benefits equivalent to the welfare benefits we provided to him immediately prior to his retirement.

Change in Control Described

Generally, pursuant to the 1996 LTIP, the 2005 LTIP, the 2012 LTIP, the Supplemental Savings Plan (as to amounts earned and vested before January 1, 2005, including earnings attributable to such amounts), a change in control is deemed to occur if:

  any person or group (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner, or has the right to acquire, 20% or more of our outstanding voting securities;

  a majority of the Board is replaced within any two-year period by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or

  our shareholders approve an agreement to merge or consolidate with an unrelated company or an agreement to sell or otherwise dispose of all or substantially all of our assets to an unrelated company, except pursuant to the terms of the 2012 LTIP, which requires the consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of our assets (including, without limitation, a plan of liquidation), which has been approved by our shareholders.

Consistent with the provisions of Section 409A (“Section 409A”) of the IRC and the Treasury Regulations promulgated thereunder, pursuant to our named executive officers’ employment agreements, the senior executive severance agreements, the 2006 Bonus Plan and the Supplemental Savings Plan (as to all amounts earned and vested on or after January 1, 2005), a change in control is deemed to occur upon:

  the acquisition by any person or group (as defined under Section 409A) of our common shares that, together with any of our common shares then held by such person or group, constitutes more than 50% of the total fair market value or voting power in our outstanding voting securities;

  the acquisition by any person or group, within any one year period, of 30% or more of our outstanding voting securities;

  a majority of the Board is replaced during any one year period by directors whose appointment or election is not endorsed by a majority of the directors in office prior to the date of such appointment or election; or

  the acquisition by any person or group, within any one year period, of 40% or more of the total gross fair market value of all of our assets, as measured immediately prior to such acquisition(s).

Notwithstanding the foregoing definitions, pursuant to our named executive officers’ employment agreements, senior executive severance agreements, the 1996 LTIP, the 2005 LTIP, the 2012 LTIP, and the 2006 Bonus Plan, a change in control does not include any transaction, merger, consolidation or reorganization in which we exchange, or offer to exchange, newly issued or treasury shares in an amount less than 50% of our then-outstanding voting securities for 51% or more of the outstanding voting securities of an unrelated company or for all or substantially all of the assets of such unrelated company.

Pursuant to the employment agreements and senior executive severance agreements, a named executive officer’s termination in connection with a change in control is generally deemed to occur if, during the applicable protection period (as discussed in the next paragraph), we or any other party to the change in control (e.g., the unrelated acquirer or successor company):

  terminate the executive without cause;

  breach a term of the employment agreement, as applicable; or

  constructively terminate the executive (i.e., the executive resigns due to the imposition of a material adverse change in the executive’s duties, compensation or reporting relationships after our failure to cure such condition).

The protection period afforded to Mr. Campisi, Ms. Bachmann and Mr. Cooper consists of the three months preceding a change in control and the two years following a change in control and the protection period afforded to Mr. Johnson’s and Mr. Rodriguez consists of the two years following a change in control.

Estimated Payments if Triggering Event Occurred at 2013 Fiscal Year-End

The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:

  Except as otherwise provided in the tables below, the amounts are calculated based on compensation levels and benefits effective at February 1, 2014, the last day of fiscal 2013.

  As noted in the “Non-Equity Incentive Plan Compensation” row in the tables below, the amounts payable under the 2006 Bonus Plan upon termination: (1) without cause or due to death or disability are based on the annual incentive award actually earned by the applicable named executive officer for fiscal 2013 performance (which amounts would be prorated if the executive was terminated prior to the end of the fiscal year for which the annual incentive award was earned); and (2) in connection with a change in control are equal to two times the named executive officer’s maximum annual incentive award.

  We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect, consistent with the assumptions that would be used to estimate the cost of these benefits for financial reporting purposes under generally accepted accounting principles, the current monthly cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) applied to each month these benefits would be provided to the named executive officer if terminated involuntarily without cause or in connection with a change in control. Included in the amounts shown in the “Healthcare Coverage” row in the tables below are the related Tax Gross-Up Amounts.. The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the named executive officer’s monthly salary, up to a maximum of $25,000 per month in accordance with the long-term disability insurance we maintain for our named executive officers. This benefit is payable until the named executive officer is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which a named executive officer may be disabled, we have presented only one month of disability benefits in the tables below.

  The amounts in the “Accelerated Equity Awards” row under the “Termination upon Disability” and “Termination upon Death” columns in the tables below represent the value (as of the final trading day on the NYSE during fiscal 2013) of (1) 40% of the unvested restricted stock awarded to each named executive officer in March of 2011, (2) 20% of the unvested restricted stock awarded to each named executive officer in March of 2012, (3) the Retention Awards and (4) all of the unvested stock options awarded to our named executive officers in fiscal 2009 and after. As discussed in the prior section, if termination of employment resulted from death or disability, then unvested restricted stock awards made under the 2005 LTIP and 2012 LTIP will vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. The first trigger for the restricted stock awarded to the named executive officers in March of 2011 and March of 2012 was met as a result of our performance in fiscal 2011 and fiscal 2012. Accordingly, 40% of the March 2011 restricted stock award and 20% of the March 2012 restricted stock award awarded to each those named executive officers would have vested at the end of fiscal 2013 had the executive’s employment terminated on such date as a result of his death or disability. As discussed in the prior section, if a named executive officer dies or becomes disabled before the last scheduled vesting date of a stock option awarded in fiscal 2009 or after, the then-remaining unvested portion of that stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date. The Retention Award for Mr. Haubiel’s and Mr. Martin’s restricted stock award granted in fiscal 2011 vested in fiscal 2013.

  The amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below include the value of all unvested stock options that were in-the-money at the end of fiscal 2013 (minus the aggregate stock option exercise prices) and all unvested restricted stock that would have vested on an accelerated basis had a change in control occurred as of the end of fiscal 2013. These amounts do not reflect any equity awards that have vested or have been granted in fiscal 2013.

  The closing market price of our common shares on the final trading day on the NYSE during fiscal 2013 was $26.79 per share.

David J. Campisi

The following table reflects the payments that would have been due to Mr. Campisi in the event of a change in control and/or the termination of his employment on February 1, 2014.

	Event Occurring at February 1, 2014
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	900,000	—	—	—	1,800,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	3,600,000	—
Healthcare Coverage ($)	—	82,213	—	—	—	82,213	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	101,760	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	—	—	2,025,324	2,025,324
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	1,083,973	—	25,000	0	7,507,537	2,025,324

Timothy J. Johnson

The following table reflects the payments that would have been due to Mr. Johnson in the event of a change in control and/or the termination of his employment with us on February 1, 2014.

	Event Occurring at February 1, 2014
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	235,000	—	—	—	940,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	940,000	—
Healthcare Coverage ($)	—	21,223	—	—	—	42,445	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	—	—	—	—	—	—
Accelerated Equity Awards ($)	—	254,505	—	407,877	407,877	2,129,805	2,129,805
Excise Tax Benefit ($)	—	—	—	—	—	1,940,312	0
Total ($)	—	510,728	—	432,877	407,877	5,992,562	2,129,805

Lisa M. Bachmann

The following table reflects the payments that would have been due to Ms. Bachmann in the event of a change in control and/or the termination of her employment with us on February 1, 2014.

	Event Occurring at February 1, 2014
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	625,000	—	—	—	1,250,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	1,500,000	—
Healthcare Coverage ($)	—	82,213	—	—	—	82,213	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	575,985	—	799,012	799,012	2,987,085	2,987,085
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	1,296,398	—	824,012	799,012	5,819,298	2,987,085

Joe R. Cooper

The following table reflects the payments that would have been due to Mr. Cooper in the event of a change in control and/or the termination of his employment with us on February 1, 2014.

	Event Occurring at February 1, 2014
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	580,000	—	—	—	1,160,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	1,392,000	—
Healthcare Coverage ($)	—	82,213	—	—	—	82,213	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	361,665	—	681,136	681,136	2,772,765	2,772,765
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	1,037,078	—	706,136	681,136	5,406,978	2,772,765

Carlos V. Rodriguez

The following table reflects the payments that would have been due to Mr. Rodriguez in the event of a change in control and/or the termination of his employment with us on February 1, 2014.

	Event Occurring at February 1, 2014
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	170,000	—	—	—	680,000	—
Non-Equity Incentive Plan
Compensation ($)	—	0	—	0	0	680,000	—
Healthcare Coverage ($)	—	21,223	—	—	—	42,445	—
Long-Term Disability Benefit ($)	—	—	—	18,983	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	—	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	53,580	53,580	535,800	535,800
Excise Tax Benefit ($)	—	—	—	—	—	971,387	0
Total ($)	—	191,223	—	72,563	53,580	2,909,632	535,800

Charles W. Haubiel II

The following table reflects the payments that were due to Mr. Haubiel following his termination of employment on June 17, 2013.

	Event Occurred at June 17, 2013
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	550,000	—	—	—	—	—
Non-Equity Incentive Plan
Compensation ($)	—	—	—	—	—	—	—
Healthcare Coverage ($)	—	30,064	—	—	—	—	—
Long-Term Disability Benefit ($)	—	—	—	—	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	642,770	—	—	—	—	—
Excise Tax Benefit ($)	—	—	—	—	—	—	—
Total ($)	—	1,236,034	—	—	—	—	—

John M. Martin

The following table reflects the payments that were due to Mr. Martin following his termination of employment on January 3, 2014.

	Event Occurred at January 3, 2014
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	600,000	—	—	—	—	—
Non-Equity Incentive Plan
Compensation ($)	—	—	—	—	—	—	—
Healthcare Coverage ($)	—	32,547	—	—	—	—	—
Long-Term Disability Benefit ($)	—	—	—	—	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	803,250	—	—	—	—	—
Excise Tax Benefit ($)	—	—	—	—	—	—	—
Total ($)	—	1,448,997	—	—	—	—	—

PROPOSAL FOUR: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO
ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE
NARRATIVE DISCUSSION ACCOMPANYING THE TABLES

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The following summary of our executive compensation program describes our compensation philosophy and the key objectives identified by our Compensation Committee to implement our compensation philosophy.

We believe it is important to provide competitive compensation to attract and retain talented executives to lead our business. We also believe an executive compensation program should encourage high levels of corporate and individual performance by motivating executives to continually improve our business in order to promote sustained profitability and enhanced shareholder value. Consistent with this philosophy, the Compensation Committee has identified the following key objectives that drive the design of the policies and practices of our executive compensation program:

  Attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our comparator groups. We believe most executives who consider changing their employer expect to receive amounts and elements of compensation that are comparable to those offered by most companies in our comparator groups and/or their current employer. We believe the amounts and elements of compensation that we offer make us competitive within our comparator groups, and that offering competitive packages has enabled us in recent years to attract and retain talented executives.

  Motivate executives to contribute to our success and reward them for their performance. We use the bonus and equity elements of our executive compensation program as the primary tools to motivate our executives to continually improve our business in order to promote sustainable profitability and enhanced shareholder value. These compensation elements provide executives with meaningful incentives to meet or exceed the corporate financial goals set by our Board each year. We believe that our operating profit is an important financial measure, as it is a reflection of both top line sales and expense control, and when used year-over-year, it has the effect of promoting our long-term financial health. Our financial performance in fiscal 2013 did not meet our expectations. As a result of such performance and the emphasis that our executive compensation program places on pay for performance, the actual compensation realized by our named executive officers in fiscal 2013 was significantly lower than the total potential compensation awarded to our named executive officers for fiscal 2013. For example, we did not achieve the operating profit required for our named executive officers to earn annual incentive awards for fiscal 2013 under the 2006 Bonus Plan. Accordingly, the named executive officers did not receive annual incentive awards for fiscal 2013.

  Align the interests of executives and shareholders through incentive-based executive compensation. The realization and value of annual incentive award opportunities under the 2006 Bonus Plan and equity awarded under the 2005 LTIP and 2012 LTIP are dependent upon our performance and/or the appreciation in the value of our common shares. In some years, as was the case in fiscal 2013, our named executive officers may not realize a significant portion of the at-risk incentive compensation awarded to them, as our named executive officers did not receive an annual incentive award in fiscal 2013. We believe this shows that our pay practices are designed to effectively incentivize our executives to dedicate themselves fully to creating value for our shareholders.

  Focus on corporate governance. We seek the approval of the five additional outside directors who do not serve on the Compensation Committee before finalizing annual executive compensation to provide an additional check on the appropriateness of the amounts awarded.

For a more detailed discussion of how our executive compensation program reflects these objectives and our executive compensation philosophy, including information about the 2013 compensation of our named executive officers, we encourage you to read the CD&A as well as the Summary Compensation Table and other related compensation tables in this Proxy Statement.

We request that our shareholders indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K by approving the following resolution:

“RESOLVED, that the shareholders of Big Lots approve, on an advisory basis, the compensation of the named executive officers of Big Lots, as disclosed in Big Lots’ Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.”

The vote on the approval of the compensation of our named executive officers is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us. If a majority of the votes are cast against the approval of the compensation of our named executive officers, the Board and the Compensation Committee will evaluate whether to take any actions to address the concerns of the shareholders with respect to our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES.

AUDIT COMMITTEE DISCLOSURE

General Information

The Audit Committee consists of five outside directors of the Board. Our common shares are listed on the NYSE. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and the listing standards of the NYSE.

The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:

  the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;

  our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

  the annual independent audit of our financial statements, the engagement of our independent registered public accounting firm, and the evaluation of the firm’s qualifications, independence and performance;

  the performance of our internal audit function;

  the evaluation of enterprise risk issues; and

  the fulfillment of other responsibilities set forth in its charter.

The full text of the Audit Committee’s charter is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda to include all of its responsibilities and conducts a self-assessment and review of the charter annually. The Audit Committee believes it fulfilled its responsibilities under the charter in fiscal 2013.

The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm and the internal audit service provider, in each case without the presence of management, and discussions with our Chief Financial Officer and internal auditor in separate sessions, in each case without the presence of additional members of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During fiscal 2013, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with its oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Form 10-K, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to its audit of (1) our consolidated financial statements and (2) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the evaluation thereof in fiscal 2014. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Registered Public Accounting Firm

The Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2013. Deloitte & Touche LLP has served as our independent registered public accounting firm since October 1989. The Audit Committee annually selects our independent registered public accounting firm.

Audit and Non-Audit Services Pre-Approval Policy

Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2013, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm to assure that the provision of those services does not impair the firm’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.

During the year, it may become necessary to engage the independent registered public accounting firm for additional services that have not been pre-approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

	Fiscal 2012	Fiscal 2013
($ in thousands)	($)	($)
Audit Fees	1,278	1,320
Audit-Related Fees (1)	33	10
Tax Fees (2)	102	175
All Other Fees (3)	2	2
Total Fees	1,415	1,507
____________________

(1)	For fiscal 2012 and fiscal 2013, the audit-related fees principally related to accounting consultation.

(2)	For fiscal 2012 and fiscal 2013, $58 of the tax fees and $150 of the tax fees principally related to tax compliance services for our Canadian operations.

(3)	For fiscal 2012 and fiscal 2013, the other fees principally related to online subscription fees for technical accounting support.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2013 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal 2013 be included in our Form 10-K for filing with the SEC.

Members of the Audit Committee

Philip E. Mallott, Chair
James R. Chambers
Peter J. Hayes
Brenda J. Lauderback
Russell Solt

PROPOSAL FIVE: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014

At its March 4, 2014 meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014, subject to our entry into a mutually agreed upon services contract with Deloitte & Touche LLP. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

PROPOSAL SIX: SHAREHOLDER PROPOSAL

The Company expects the following shareholder proposal to be presented for consideration at the Annual Meeting. The proposal and supporting statement quoted below were submitted by the Comptroller of the City of New York (as custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System) and The City of Philadelphia Public Employees Retirement System, as co-filers (the “proponents”). The address and common share ownership of the proponents will be furnished by our Corporate Secretary to any person orally or in writing as requested promptly upon receipt of any oral or written request. The proposal will be voted on at the Annual Meeting only if it is properly presented by or on behalf of the proponents. The Company accepts no responsibility for the accuracy of the proposal or the supporting statement of the proponents, in which the word “we” refers to the proponents and not to Big Lots or its Board.

RESOLVED: Shareholders of Big Lots, Inc. ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require Big Lots to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. Big Lots shall allow shareholders to vote on such nominee on Big Lots’ proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the number of directors then serving. This bylaw, which shall supplement existing rights under Big Lots’ bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of Big Lots’ outstanding common stock continuously for at least three years before the nomination is submitted;

b)	give Big Lots written notice within the time period identified in its bylaws of the information required by the bylaws and any rules of the Securities and Exchange Commission about (i) the nominee, including consent to being named in proxy materials and to serving as a director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal and regulatory violation arising out of the Nominator’s communications with Big Lots shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than Big Lots’ proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Big Lots.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and any applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe long-term shareholders should have a meaningful voice in electing directors. The case for Big Lots is compelling: the Board has repeatedly awarded excessive CEO compensation despite poor performance and been unresponsive to shareholder concerns. Among our specific concerns with the Board’s independence, responsiveness and accountability:

  Big Lots shareowners have cast 69% of their votes against management’s say-on-pay (SOP) proposal in each of the last two years.

  In 2013, shareholders not only overwhelmingly rejected management’s SOP proposal, but also withheld the majority of votes cast from director Russell Solt, chair of the compensation committee; the board subsequently rejected Mr. Holt’s resignation.

  The average tenure of Big Lot’s eight non-executive directors will reach 11 years in 2014.

We urge shareholders to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

The Board recommends that shareholders vote AGAINST this “proxy access” proposal because it believes that (1) proxy access interferes with effective corporate governance and has adverse consequences, (2) our corporate governance structure and applicable laws already provide the means for significant shareholder input, (3) our implementation of numerous corporate governance and executive compensation measures demonstrates our responsiveness to shareholders and provides several mechanisms that protect shareholder rights and (4) we regularly engage in dialogue with our shareholders and are committed to ensuring their views are represented in the boardroom.

Proxy access is a flawed procedure designed to facilitate company-financed proxy contests in director elections, pitting the Board’s nominees against one or more shareholder-nominated candidates who may represent narrowly-focused special interests rather than the interests of all of the company’s shareholders. For the reasons set forth below, we believe proxy access is unnecessary, would adversely affect Big Lots and is not in the best interests of our shareholders.

Proxy Access Interferes with Effective Corporate Governance

The Board believes that proxy access interferes with effective corporate governance and has the following adverse consequences:

Promotes the Influence of Special Interests. The proponents desire to allow a shareholder (such as a labor union or public pension fund) with a narrowly-focused special interest to use the proxy process to promote a specific agenda rather than the interests of all shareholders and thereby create the very real risk of politicizing the Board election process at virtually no cost to the proponent. The nomination of a candidate through the proponent’s proxy access proposal would convert each such Board election into a contested election in which the proposed director nominee would only need to win a plurality of votes to be elected. The nomination and election of a director who represents a shareholder focused on a narrow special interest risks disrupting the Board and favoring the short-term interests of a few rather than the long-term interests of all shareholders.

Bypasses and Undermines our Current Director Nominating Process. The proponents’ proxy access proposal seeks to bypass and undermine the Board’s current process for identifying, screening and selecting director nominees. An effective board is comprised of individuals with diverse and complementary skills, experiences and perspectives. Our independent Nominating / Corporate Governance Committee and our Board are best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all shareholders, not just those with special interests.

The Nominating / Corporate Governance Committee has developed criteria and a process for identifying and recommending director nominees for election by our shareholders (which are described above in the “Governance — Selection of Nominees by the Board” section of this Proxy Statement). This process is carefully designed to identify director nominees who possess a combination of skills, professional experiences and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board. The Committee also carefully reviews and considers the independence of potential nominees. As part of this process, the Committee considers and evaluates potential nominees recommended by our shareholders using the same criteria as nominees recommended by a Board member, management, search firm or other source. As a result, shareholders already have a voice in this process and the ability to recommend prospective nominees for consideration by the Committee. Proxy access bypasses and undermines our current director nominating process by placing directly into nomination candidates who may fail to satisfy the independence or other qualifications established by the Nominating / Corporate Governance Committee and the Board or who may fail to contribute to the mix of needed experiences and perspectives.

Results in an Inexperienced, Fragmented and Unstable Board. Proxy access may lead to an inexperienced, fragmented and unstable Board that is less efficient and less focused on creating long-term value for our shareholders. With proxy access, contested director elections may become an annual event. The Board believes that the divisive proxy contests that may result from contested director elections (1) would distract the Board and management from their duties and responsibilities, (2) may encourage management to employ a more short-term focus and (3) would cause high annual turnover on the Board. High turnover on the Board could produce an inexperienced Board that lacks the sufficient knowledge and understanding of our current and past business necessary to provide meaningful and effective oversight of our operations and long-term strategies. Similarly, our management and directors would be required to divert their attention from managing and overseeing our business to focusing on proxy contests in the election of directors. Moreover, a director elected by one shareholder group in one year may face successful opposition from a director nominated by another shareholder group in a subsequent year, which would further destabilize the Board. Any disruption in the cohesiveness of the Board could result in additional director turnover and discourage highly qualified individuals from serving on the Board.

Increases and Inequitably Allocates Proxy Expenses. The proponents’ proxy access proposal would create an uneven playing field by facilitating expensive and disruptive proxy contests in which we would bear substantial additional expense while shareholders would need to expend little resources to promote their nominee(s). Big Lots already bears the significant expense of filing and distributing its own proxy materials. Proxy access would require Big Lots to also include shareholder nominee(s) in its proxy materials. This requirement would enable shareholders to impose on Big Lots a substantial portion (if not all) of the expenses associated with soliciting proxies for their nominee(s). Additionally, in a proxy contest, the Board would likely undertake an additional and expensive campaign to support its nominees and inform shareholders why the shareholder nominee(s) should not be elected. The United States Court of Appeals for the District of Columbia invalidated the SEC’s proxy access rule precisely because the Court determined that the SEC did not adequately assess the expenses and distractions resulting from proxy contests.

In the absence of proxy access, the playing field is level, as shareholders also need to undertake the expense of soliciting proxies for their nominee(s). The Board believes that the current SEC proxy rules more equitably allocate proxy solicitation expenses. Furthermore, the Board does not believe there is any legitimate reason why shareholders holding three percent (3%) of our outstanding Common Shares (which would constitute more than $66,067,089 in value as of the record date for the Annual Meeting) should not bear the expense of soliciting proxies for their nominee(s).

Our Corporate Governance Structure Provides a Means for Significant Shareholder Input

The Board believes that our existing corporate governance structure and applicable laws provide the means for significant shareholder input, and thus eliminate the need for the proponents’ proxy access proposal. The various means by which shareholders may provide input include:

  the procedures that allow our shareholders to propose to our Nominating / Corporate Governance Committee nominees for election as directors (see the “Governance — Selection of Nominees by the Board” section of this Proxy Statement for a description of these procedures);

  a process that enables our shareholders to communicate directly with the Board and individual directors and requires the Board to review correspondence it receives from our shareholders (see the “Governance — Communications with the Board” section of this Proxy Statement for a description of this process);

  the SEC’s proxy rules provide shareholders with the opportunity to solicit proxies for their own nominees for election as directors;

  the SEC’s proxy rules provide shareholders with the ability to present proposals at our annual meeting of shareholders and include shareholder proposals in the proxy materials for our annual meeting of shareholders (see the “Shareholder Proposals” section of this Proxy Statement for a description of the requirements of these rules);

  the annual election of all of our directors; and

  an annual advisory vote on executive compensation, which provides our shareholders with the opportunity each year to express their views regarding our executive compensation program.

We Have Implemented Numerous Corporate Governance and Executive Compensation Measures

The Board believes that its implementation of the following governance and executive compensation measures demonstrates its responsiveness to shareholders and provides several mechanisms that protect shareholder rights. As a result, the adoption of proxy access is unnecessary at this time:

  we significantly reduced the compensation of our current CEO (hired in 2013) compared to the compensation of our prior CEO – for example:
–	the grant date value of the equity awards made to our current CEO in 2013 was approximately $6,400,000 less than the grant date value of the equity awards made to our prior CEO in 2012,

–	the base salary of our current CEO was $900,000 for 2013 compared to our prior CEO’s base salary of $1,400,000 for 2012, and

–	the target and maximum bonus payout percentages for our current CEO were 100% and 200% of base salary, respectively, for 2013 compared to target and maximum bonus payout percentages for our prior CEO of 120% and 240% of base salary, respectively, for 2012;

  the Board appointed an independent, non-executive chairman in May 2013;

  all of our directors are independent, other than our CEO;

  in 2013, we added a claw-back provision that enables us in certain circumstances to recover compensation paid to the named executive officers with employment agreements;

  in 2013, we eliminated certain excise tax reimbursements previously provided to those named executive officers with employment agreements;

  we employ a majority voting standard in uncontested elections (see the “Governance — Majority Vote Policy and Standard” section of this Proxy Statement); and

  we have not adopted a “poison pill.”

We Regularly Engage in Dialogue with our Shareholders

In addition to regular communication with major shareholders, the Board has responded to the results of our recent “say-on-pay” votes with extensive shareholder engagement efforts, including extending invitations to discuss our executive compensation program to shareholders who beneficially owned in the aggregate nearly half of our outstanding common shares (See the “Overview of Our Executive Compensation Program — 2013 Annual Meeting Results and Shareholder Engagement” section of this Proxy Statement for a description of our shareholder engagement efforts).

* * * * *

The Board believes that its current process for identifying, screening and selecting candidates for election as directors has developed an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all our shareholders. We believe that replacing our current process with proxy access could be disruptive and harmful to the operations of the Board and, as a result, our shareholders. In summary, we believe proxy access is unnecessary, would adversely affect Big Lots and is not in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at our 2015 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before December 16, 2014 to be eligible for inclusion in our 2015 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2015 annual meeting of shareholders without inclusion of that proposal in our 2015 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our corporate offices on or before March 1, 2015, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2015 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

ANNUAL REPORT ON FORM 10-K

Our Form 10-K is included with this Proxy Statement in our 2013 Annual Report to Shareholders. Shareholders may also receive a copy of our Form 10-K without charge by writing to: Investor Relations, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228-5311. Our Form 10-K may also be accessed in the Investor Relations section of our website (www.biglots.com) under the “SEC Filings” caption.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. We have also retained Georgeson Inc. to aid in the solicitation of proxies for a fee estimated to be $6,500, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One, Proposal Two, Proposal Three, Proposal Four, Proposal Five, and Proposal Six above. If any other matter is properly brought before the Annual Meeting for action by shareholders, common shares represented by proxies returned to us and not revoked will be voted on such matter in accordance with the recommendations of the Board.

By order of the Board of Directors,

RONALD D. PARISOTTO
Senior Vice President, General Counsel
and Corporate Secretary

April 15, 2014
Columbus, Ohio

APPENDIX A

BIG LOTS
2012 LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED
EFFECTIVE MAY 29~~3~~, 2014~~2~~

CONTENTS

Article 1. Establishment, Purpose, and Duration	A-2~~3~~
Article 2. Definitions	A-2~~3~~
Article 3. Administration	A-7~~9~~
Article 4. Shares Subject to this Plan and Award Limitations	A-8~~10~~
Article 5. Eligibility and Participation	A-9~~12~~
Article 6. Options	A-10~~12~~
Article 7. Stock Appreciation Rights	A-11~~13~~
Article 8. Restricted Stock and Restricted Stock Units	A-12~~14~~
Article 9. Deferred Stock Units	A-13~~16~~
Article 10. Performance Shares, Performance Share Units, and Performance Units	A-14~~17~~
Article 11. Cash-Based Awards and Other Stock-Based Awards	A-15~~18~~
Article 12. Nonemployee Director Awards	A-15~~18~~
Article 13. Qualified Performance-Based Awards and Performance Measures	A-15~~18~~
Article 14. Transferability of Awards	A-20~~2423~~
Article 15. Impact of Termination of Employment or Service on Awards	A-20~~2423~~
Article 16. Substitution Awards	A-21~~2524~~
Article 17. Dividend-Equivalent Rights	A-21~~25~~
Article 18. Beneficiary Designation	A-21~~25~~
Article 19. Rights of Participants	A-21~~2625~~
Article 20. Change in Control	A-22~~26~~
Article 21. Amendment, Modification, Suspension, and Termination	A-23~~27~~
Article 22. Withholding	A-23~~2827~~
Article 23. Successors	A-24~~28~~
Article 24. General Provisions	A-24~~2928~~

Big Lots 2012 Long-Term Incentive Plan

ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION

     1.1 Establishment. Big Lots, Inc., an Ohio corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Big Lots 2012 Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

     This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

     This Plan became effective on May 23, 2012 (the “Effective Date”) and this restatement shall become effective upon shareholder approval (the “Restatement Effective Date”) and shall remain in effect as provided in Section 1.3 (Establishment, Purposes, and Duration/Duration of this Plan) hereof.

     1.2 Purpose of this Plan. This Plan is intended to promote the Company’s long-term financial success by motivating performance through incentive compensation and to encourage Participants to acquire ownership interests in the Company. This Plan is also intended to provide a means whereby Employees, Directors, and Third Party Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company and its Affiliates may attract able individuals to become Employees or serve as Directors or Third Party Service Providers of the Company and its Affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

     1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

     1.4 No More Grants Under Prior Plan. After the Effective Date, no more grants will be made under the Prior Plan.

ARTICLE 2. DEFINITIONS

     Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

     2.1 “Affiliate” shall mean (a) in the case of an ISO, a “parent corporation” or a “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and (f), respectively; and (b) in all other cases, any other entity regardless of its form (including, but not limited to, a partnership or a limited liability company) that directly or indirectly controls, is controlled by or is under common control with, the Company within the meaning of Code Section 414(b), as modified by Code Section 409A.

     2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3 (Shares Subject to this Plan and Award Limitations/Annual Award Limits).

     2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan. At the Committee’s discretion, an Award may be granted as a Qualified Performance-Based Award.

     2.4 “Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

     2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

     2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

     2.7 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 11 (Cash-Based Awards and Other Stock-Based Awards).

     2.8 “Change in Control” means any one or more of the following events:

          (a) Any person or group (as defined for purposes of Section 13(d) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of 20 percent or more of the outstanding equity securities of the Company entitled to vote for the election of directors;

          (b) A majority of the members of the Board of Directors then in office is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or

          (c) The consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of the Company’s assets (including, without limitation, a plan of liquidation), which has been approved by shareholders of the Company.

     Provided, however, the other provisions of this Section 2.8 (Definitions/Change in Control) notwithstanding, the term “Change in Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury Common Shares representing 20 percent or more, but less than 50 percent, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.

     Provided further, if a Change in Control constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Change in Control shall only be made upon a “change in control event” within the meaning of Code Section 409A.

     2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable rules, regulations, and authoritative interpretations thereunder and any successor or similar provision.

     2.10 “Committee” means the Compensation Committee of the Board or such other committee to which the Board assigns the responsibility of administering this Plan. The Committee shall consist of at least three members of the Board, each of whom may serve on the Committee only if the Board determines that he or she (a) is a “Non-employee Director” for purposes of Rule 16b-3 under the Exchange Act, (b) satisfies the requirements of an “outside director” for purposes of Code Section 162(m), and (c) qualifies as “independent” in accordance with applicable stock exchange listing standards. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the members of the Board that each satisfy the requirements of an “outside director” for purposes of Code Section 162(m) may take any action under the Plan that would otherwise be the responsibility of the Committee.

     2.11 “Company” means Big Lots, Inc., an Ohio corporation, and any successor thereto as provided in Article 23 (Successors) herein.

     2.12 “Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated, either as an individual Employee or class of Employees, by the Committee as a “Covered Employee” under this Plan on or before the Final Pre-Establishment Date.

     2.13 “Deferred Annual Amount” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

     2.14 “Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at the end of a specified period of time or upon the occurrence of a specified event, as further described in Section 9.1 (Deferred Stock Units/In General).

     2.15 “Deferral Election Form” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

     2.16 “Director” means any individual who is a member of the Board of Directors of the Company or the board of directors of any Affiliate of the Company.

     2.17 “Disability” means:

          (a) With respect to ISOs, as that term is defined in Code Section 22(e)(3);

          (b) If Disability constitutes a payment event with respect to any Award that is subject to Code Section 409A, Disability shall mean, unless the Committee determines otherwise in accordance with Code Section 409A, that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) by reason of any readily determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of at least three (3) months under an accident and health plan covering employees of the Participant’s employer, or (iii) determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board; and

          (c) Unless the Committee determines otherwise, with respect to any other Award, a physical or mental condition that, for more than six (6) consecutive months, renders the Participant incapable, with reasonable accommodation, of performing his or her assigned duties on a full-time basis.

     2.18 “Dividend-Equivalent Right” means the right to receive an amount, calculated with respect to a Full Value Award, which is determined by multiplying the number of Shares subject to the applicable Award by the per-Share cash dividend, or the per-Share Fair Market Value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on Shares.

     2.19 “Effective Date” has the meaning set forth in Section 1.1 (Establishment, Purpose, and Duration/ Establishment).

     2.20 “Elective Deferred Stock Units” has the meaning set forth in Section 9.1 (Deferred Stock Units/In General).

     2.21 “Eligible Individual” means an individual who is an Employee, Director, and/or Third Party Service Provider.

     2.22 “Employee” means any employee of the Company or any of its Affiliates.

     2.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

     2.24 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

     2.25 “Fair Market Value” or “FMV” means a price that is equal to the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee and, to the extent applicable, in a manner consistent with Code Section 409A. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the average of the reported opening and closing prices of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate taking into account all information material to the value of the Company within the meaning of Code Section 409A.

     2.26 “Final Pre-Establishment Date” means the last day a performance goal is considered pre-established under Code Section 162(m). As of the Effective Date, a performance goal shall be considered pre-established under Code Section 162(m) if the Committee establishes the performance goal within ninety (90) days after the commencement of the period of service to which the performance goal relates, or, in any event, no later than twenty-five percent (25%) of the period of service to which the performance goal relates has elapsed; provided that the outcome of the performance goal is substantially uncertain at the time the Committee establishes the performance goal.

     2.27 “Full Value Award” means an Award other than an ISO, NQSO, or SAR, which is settled by the issuance of Shares.

     2.28 “Grant Date” means the later of (a) the date the Committee establishes the terms of an Award, or (b) any later date specified in the Award Agreement. In no event may the Grant Date be earlier than the Effective Date.

     2.29 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7 (Stock Appreciation Rights), used to determine whether there is any payment due upon exercise of the SAR.

     2.30 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 (Options) to an Employee and that is designated as an Incentive Stock Option and that meets the rules and requirements of Code Section 422, or any successor provision.

     2.31 “Insider” shall mean an individual who is, on the relevant date, an officer, or Director of the Company or an Affiliate, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

     2.32 “Nonemployee Director” means a Director who is not an Employee.

     2.33 “Nonemployee Director Award” means any Award granted to a Nonemployee Director as described in Article 12 (Nonemployee Director Awards).

     2.34 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

     2.35 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 (Options).

     2.36 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 11 (Cash-Based Awards and Other Stock-Based Awards).

     2.37 “Participant” means any Eligible Individual as set forth in Article 5 (Eligibility and Participation) to whom an Award is granted.

     2.38 “Performance Measures” means business criteria or measures as described in Article 13 (Qualified Performance-Based Awards and Performance Measures) on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards for the exception for qualified performance-based compensation of Code Section 162(m).

     2.39 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

     2.40 “Performance Share” means a grant of a stated number of Shares to a Participant under the Plan that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

     2.41 “Performance Share Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on or after the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

     2.42 “Performance Unit” means a Participant’s contractual right to receive a cash-denominated award, payable in cash or Shares, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period.

     2.43 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

     2.44 “Plan” means the Big Lots 2012 Long-Term Incentive Plan.

     2.45 “Plan Year” means the Company’s fiscal year.

     2.46 “Prior Plan” means the Big Lots 2005 Long-Term Incentive Plan, as amended and restated, effective May 27, 2010.

     ~~2.47~~ “Qualified Performance-Based Awards” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes.

     ~~2.47~~2.48 “Restatement Effective Date” has the meaning set forth in Section 1.1 (Establishment, Purpose, and Duration/Establishment).

     ~~2.48~~2.49 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units).

     ~~2.49~~2.50 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8 (Restricted Stock and Restricted Stock Units), except no Shares are actually awarded to the Participant on the Grant Date.

     ~~2.50~~2.51 “Restriction Period” means the period when Restricted Stock, Restricted Stock Units, Deferred Stock Units and/or Other Stock-Based Awards are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion).

     ~~2.51~~2.52 “Share” means a common share of the Company, par value $.01 per share (as such par value may be amended from time to time), whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter, or a share of common stock of any successor pursuant to Article 23 (Successors).

     ~~2.52~~2.53 “Share Authorization” has the meaning set forth in Section 4.1(a) (Shares Subject to this Plan and Award Limitations/Share Authorization).

     ~~2.53~~2.54 “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 (Stock Appreciation Rights) herein.

     ~~2.54~~2.55 “Termination of Employment or Service” means the occurrence of any act or event that causes a Participant to cease being an employee of the Company and any Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, or severance as a result of the discontinuance, liquidation, sale, or transfer by the Company or its Affiliates of a business owned or operated by the Company or any Affiliate. With respect to any Participant who is not an employee of the Company or any Affiliate, the Award Agreement shall establish what act or event shall constitute a Termination of Employment or Service for purposes of this Plan. A Termination of Employment or Service shall occur with respect to a Participant who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate. Notwithstanding the foregoing, as described in Section 15.4 (Impact of Termination of Employment or Service on Awards/Change in Participant Status), no Termination of Employment or Service shall occur if the Participant continues to be an Employee, Director, or Third Party Service Provider after such termination. Provided, however, if a Termination of Employment or Service constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, payments to be made upon a Termination of Employment or Service shall only be made upon a “separation from service” within the meaning of Code Section 409A.

     ~~2.55~~2.56 “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company or an Affiliate pursuant to a written agreement that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

ARTICLE 3. ADMINISTRATION

     3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 (Administration) and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

     3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, (a) selecting Participants, (b) establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements and any ancillary document or materials, (c) granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, (d) construing any ambiguous provision of the Plan or any Award Agreement, (e) establishing performance goals, and for Qualified Performance-Based Awards, establishing and certifying satisfaction of performance goals in accordance with the requirements of Code Section 162(m), (f) subject to Article 21 (Amendment, Modification, Suspension, and Termination), adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company or its Affiliates operate, and (g) making any other determination and taking any other action that it deems necessary or desirable for the administration or operation of the Plan and/or any Award Agreement.

     3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. Subject to applicable law, the Committee may authorize one or more officers of the Company to do one or more of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; (b) designate Third Party Service Providers to be recipients of Awards; and (c) determine the size of and make any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to a Nonemployee Director or an Employee who is considered an Insider; (ii) the Committee shall not delegate any duties required to be taken by the Committee to comply with Code Section 162(m); and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

ARTICLE 4. SHARES SUBJECT TO THIS PLAN AND AWARD LIMITATIONS

     4.1 Number of Shares Available for Awards.

(a)	Share Authorization. Subject to adjustment as provided in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

(i) seven million seven hundred fifty thousand (7,750,000) Shares, plus

(ii) any Shares subject to the 4,702,362 outstanding awards as of March 15, 2012 under the Prior Plan that on or after March 15, 2012 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares).

(b)	Limit on Full Value Awards. To the extent that a Share is issued pursuant to the grant or exercise of a Full Value Award, it shall reduce the Share Authorization by two and fifteen one-hundredths (2.15) Shares; and, to the extent that a Share is issued pursuant to the grant or exercise of an Award other than a Full Value Award, it shall reduce the Share Authorization by one (1) Share.

(c)	Limits on ISOs. The maximum number of Shares of the Share Authorization that may be issued pursuant to the exercise of ISOs granted under this Plan shall be seven million seven hundred fifty thousand (7,750,000) Shares.

(d)	Minimum Vesting Requirements for Awards. Except with respect to a maximum of five percent (5%) of the Share Authorization, any Full Value Awards which vest on the basis of the Participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period, and any Full Value Awards which vest upon the attainment of performance goals shall provide for a performance period of at least twelve (12) months. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Full Value Awards in the event of the Participant’s death, Disability, or retirement, or a Change in Control. The Committee shall, in its sole discretion, determine the vesting schedule, if any, that will apply to Awards that are not Full Value Awards.

     4.2 Share Usage. Subject to the terms of this Plan, Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards which (a) terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, (b) are settled in cash in lieu of Shares, or (c) are exchanged with the Committee’s permission prior to the issuance of Shares for Awards not involving Shares, shall be available again for grant under this Plan. Shares which are (i) not issued or delivered as a result of the net settlement of an Option or Share-settled SAR, (ii) withheld to satisfy tax withholding obligations on an Option or SAR issued under the Plan, (iii) tendered to pay the Exercise Price of an Option or the Grant Price of a Stock Appreciation Right under the Plan, or (iv) repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan. To the extent permitted by applicable law or stock exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate shall not be counted against Shares available for grant pursuant to the Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

     4.3 Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) and/or Section 21.2 (Amendment, Modification, Suspension, and Termination/Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events), shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be two million (2,000,000).

(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be two million (2,000,000).

(c)	Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock in any one Plan Year to any one Participant shall be one million (1,000,000).

(d)	Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock Units in any one Plan Year to any one Participant shall be one million (1,000,000).

(e)	Deferred Stock Units: The maximum aggregate grant with respect to Awards of Deferred Stock Units in any one Plan Year to any one Participant shall be one million (1,000,000).

(f)	Performance Shares, Performance Share Units, or Performance Units: The maximum aggregate Award of Performance Shares, Performance Share Units or Performance Units that a Participant may receive in any one Plan Year shall be one million (1,000,000) Shares, or equal to the value of one million (1,000,000) Shares, determined as of the Grant Date.

(g)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed the greater of seven million dollars ($7,000,000) or the value of one million (1,000,000) Shares, determined as of the Grant Date.

(h)	Other Stock-Based Awards: The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 11.2 (Cash-Based Awards and Other Stock-Based Awards/Other Stock-Based Awards) in any one Plan Year to any one Participant shall be one million (1,000,000) Shares.

     4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, special cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Exercise Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards. Any such adjustment shall be done in a manner consistent with Code Section 409A and, where applicable, Code Section 424. The Committee may also make appropriate adjustments in the terms of any Awards under this Plan to reflect such changes or distributions, including modifications of performance goals and changes in the length of Performance Periods as permitted by Code Section 162(m), or as the Committee otherwise determines. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on Participants under this Plan.

     Subject to the provisions of Article 21 (Amendment, Modification, Suspension, and Termination) and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan), subject to compliance with the rules under Code Sections 409A, 422 and 424, to the extent applicable.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

     5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

     5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from the Eligible Individuals, those individuals to whom Awards shall be granted. Awards~~Grants~~ need not be uniform as among Participants.

     5.3 Conditions of Participation. By accepting an Award, each Participant agrees in his or her own behalf and in behalf of his or her beneficiaries (1) to be bound by the terms of the Award Agreement and the Plan and (2) that the Committee (or the Board) may amend the Plan and the Award Agreement without any additional consideration to the extent necessary to avoid penalties arising under Code Section 409A, even if those amendments reduce, restrict or eliminate rights or Awards granted under the Plan or an Award Agreement (or both) before those amendments; provided, however, that the Company or the Committee may (but neither is required to) reimburse an affected Participant or his or her beneficiary for any diminution in the value of an Award associated with any such change.

ARTICLE 6. OPTIONS

     6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided that ISOs may be granted only to Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, unless legitimate business criteria exist (within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)), an Eligible Individual may only be granted Options to the extent that such individual provides services to the Company or an Affiliate of the Company that is part of the Company’s controlled group for purposes of Code Section 409A.

     6.2 Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

     6.3 Exercise Price. The Exercise Price for each grant of an Option shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Exercise Price must be at least equal to (a) one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date, or (b) one hundred ten percent (110%) of the FMV of the Shares as determined on the Grant Date in the case of an ISO granted to an individual who owns or who is deemed to own shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Affiliate, as determined under Code Section 422.

     6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable earlier than six (6) months after the Grant Date or later than the seventh (7th) anniversary date of the Grant Date.

     6.5 Exercise of Options. Options granted under this Article 6 (Options) shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

     Options granted under this Article 6 (Options) shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee (setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares), or by complying with any alternative exercise procedure(s) the Committee may authorize.

     6.6 Payment. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any Option shall be payable to the Company in full either: (a) in cash; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other longer period, if any, as the Committee may permit) prior to their tender to satisfy the Exercise Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

     Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares or Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

     Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

     6.7 Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 (Options) as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

     6.8 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

ARTICLE 7. STOCK APPRECIATION RIGHTS

     7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Eligible Individuals in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. However, unless legitimate business criteria exist (within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(iii)(E)(1)), an Eligible Individual may only be granted SARs to the extent that such individual provides services to the Company or an Affiliate of the Company that is part of the Company’s controlled group for purposes of Code Section 409A.

     7.2 SAR Award Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

     7.3 Grant Price. The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

     7.4 Term of SAR. Each SAR granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no SAR shall be exercisable earlier than six (6) months after the Grant Date or later than the seventh (7th) anniversary date of the Grant Date.

     7.5 Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

     7.6 Settlement of SARs. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

          (a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

          (b) The number of Shares with respect to which the SAR is exercised.

     At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

     7.7 Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

ARTICLE 8. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

     8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Eligible Individuals in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Eligible Individual on the Grant Date.

     8.2 Restricted Stock or Restricted Stock Unit Award Agreement. Each Award of Restricted Stock and/or Restricted Stock Unit shall be evidenced by an Award Agreement that shall specify the Restriction Period, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

     8.3 Other Conditions and Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable or desirable. Such conditions and restrictions may include, but shall not be limited to, without limitation, a requirement that the Participant pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, acceleration of a Restriction Period based on the achievement of performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

     To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse. Except as otherwise provided in this Article 8 (Restricted Stock and Restricted Stock Units), Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be settled in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

     8.4 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3 (Restricted Stock and Restricted Stock Units/Other Conditions and Restrictions), each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

     “The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Big Lots 2012 Long-Term Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Big Lots, Inc.”

     8.5 Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to those Shares during the Period of Restriction. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, a Participant receiving a Restricted Stock Award will have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Shares that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any Dividend-Equivalent Rights pursuant to Article 17 (Dividend-Equivalent Rights) of this Plan. Any dividends paid on Restricted Stock will be subject to the same restrictions that affect the Restricted Stock with respect to which the dividend was paid. Dividends paid out of escrow will be treated as remuneration for employment unless an election has been made under Section 8.6 (Restricted Stock and Restricted Stock Units/Section 83(b) Election). A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. A Participant shall have no dividend rights with respect to any Restricted Stock Units granted hereunder unless the Participant is also granted Dividend-Equivalent Rights.

     8.6 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

ARTICLE 9. DEFERRED STOCK UNITS

     9.1 In General. The Committee may, in accordance with the requirements of Code Section 409A, permit an Employee or Director to elect to defer receipt of all or a portion of his annual compensation, annual incentive bonus and/or long-term compensation (other than Options or SARs) (“Deferred Annual Amount”) payable by the Company or an Affiliate and receive in lieu thereof an Award of elective Deferred Stock Units equal to the number which may be obtained by dividing (a) the amount of the Deferred Annual Amount, by (b) the Fair Market Value of a Share on the date such compensation and/or annual bonus would otherwise have been paid (“Deferred Stock Units”). Deferred Stock Units shall be evidenced by a deferral election form (“Deferral Election Form”) containing such terms and conditions not inconsistent with this Plan or Code Section 409A as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. The Deferral Election Form shall serve as the Award Agreement for the Deferred Stock Units. Upon receipt of a Deferral Election Form, the Company shall establish a notional account for the Participant and will record in such account the number of Shares underlying the Deferred Stock Units awarded to the Participant. No Shares will be issued to the Participant at the time Deferred Stock Units are credited in connection with a Deferral Election Form.

     9.2 Rights as a Stockholder. The Committee may, in its discretion, provide in the Deferral Election Form related to a Deferred Stock Unit, that Dividend Equivalent Rights shall be granted with respect to such Deferred Stock Unit, and if Dividend Equivalent Rights are granted, whether such Dividend Equivalent Rights shall be currently paid to, or credited to the account of, a Participant credited with Deferred Stock Units. Unless otherwise provided by the Committee in the Deferral Election Form, (a) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Deferred Stock Units on the record date established for the related dividend or distribution in an amount equal to the number which may be obtained by dividing (i) the value of such dividend or distribution on the record date by (ii) the Fair Market Value of a Share on such date, and such additional Deferred Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Deferred Stock Units with respect to which such dividends or distributions were payable, and (b) if any such dividends or distributions are paid in Shares or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions, if any, as apply to the Deferred Stock Units with respect to which they were paid. A Participant shall not have any rights as a shareholder in respect of Deferred Stock Units awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s shareholders) until such time as the Shares attributable to such Deferred Stock Units have been issued to such Participant or his beneficiary.

     9.3 Vesting. Unless otherwise provided in the Deferral Election Form related to a Deferred Stock Unit, each Deferred Stock Unit, together with any Dividend–Equivalent Rights credited with respect thereto, shall not be subject to any Restriction Period and shall be non-forfeitable at all times.

     9.4 Settlement. Subject to Article 24 (General Provisions), and the last sentence of Section 9.1 (Deferred Stock Units/In General), unless otherwise provided in the Deferral Election Form related to a Deferred Stock Unit, the Company shall issue the Shares underlying any of a Participant’s Deferred Stock Units (and any related Dividend-Equivalent Rights) credited to such Participant’s account under this Plan within ninety (90) days following the date of such Participant’s Termination of Employment or Service (or such other Code Section 409A-compliant distribution event as may be elected by the Participant in the initial Deferral Election Form in accordance with the rules and procedures of the Committee and Code Section 409A). The Committee may provide, or the Participant may elect, in the Deferral Election Form applicable to any Deferred Stock Unit that, in lieu of issuing Shares in settlement of that Deferred Stock Units, the Fair Market Value of the Shares corresponding to such Deferred Stock Units shall be paid in cash. For each Share received in settlement of Deferred Stock Units, the Company shall deliver to the Participant a certificate representing such Share, bearing appropriate legends, if applicable. Notwithstanding any other provision of the Plan to the contrary, any distribution that complies with Code Section 409A shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

     9.5 Further Deferral Elections. If permitted by the Committee in the Deferral Election Form, a Participant may, elect to further defer receipt of Shares issuable in respect of Deferred Stock Units in accordance with the requirements of Code Section 409A. Any such redeferral election shall be valid only if : (a) such election does not take effect until at least twelve (12) months after the date on which it is made; (b) in the case of an election not related to a payment on account of Disability, death, or an unforeseeable emergency (within the meaning of Code Section 409A), the distribution is deferred for at least five (5) years from the date such distribution would otherwise have been paid; and (c) any election related to a distribution at a specified time or pursuant to a fixed schedule (within the meaning of Code Section 409A) is made at least twelve (12) months prior to the date on which distributions are otherwise scheduled to be paid. Any redeferral election in accordance with this paragraph shall be irrevocable on the date it is filed with the Committee unless subsequently changed pursuant to this paragraph.

ARTICLE 10. PERFORMANCE SHARES, PERFORMANCE SHARE UNITS, AND PERFORMANCE UNITS

     10.1 Grant of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares, Performance Share Units, and/or Performance Units to Eligible Individuals in such amounts and upon such terms as the Committee shall determine.

     10.2 Value of Performance Shares, Performance Share Units, and Performance Units. Each Performance Share and each Performance Share Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Shares, Performance Share Units, and/or Performance Units that will be paid out to the Participant.

     10.3 Earning of Performance Shares, Performance Share Units, and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares, Performance Share Units, and/or Performance Units shall be entitled to receive payout on the value and number of Performance Shares, Performance Share Units, and/or Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved. Performance goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares, Performance Share Units or Performance Units or the vesting or lapse of restrictions with respect thereto, based on the level attained. The Committee may also provide in any such Award that any evaluation of performance against a performance goal may include or exclude events that occur during a Performance Period (including the income tax effects attributable thereto), singularly or in combination.

     10.4 Form and Timing of Payment of Performance Shares, Performance Share Units, and Performance Units. Payment of earned Performance Shares, Performance Share Units, and/or Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares, Performance Share Units, and/or Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares, Performance Share Units, and/or Performance Units at the close of the applicable Performance Period, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

ARTICLE 11. CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

       11.1 Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Eligible Individuals in such amounts and upon such terms as the Committee may determine.

       11.2 Other Stock-Based Awards. The Committee, at any time and from time to time, may grant to Eligible Individuals other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

       11.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

       11.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines. The Company may pay earned Cash-Based Awards and Other Stock-Based Awards in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Award at the close of the applicable Performance Period, if any, but no later than the fifteenth (15th) day of the third month after the year in which the Performance Period ended, the award vests (unless a valid deferral election has been made), or the date the payment was otherwise scheduled to be made.

ARTICLE 12. NONEMPLOYEE DIRECTOR AWARDS

       The Board or a committee of the Board shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement. Nonemployee Directors, pursuant to this Article 12 (Nonemployee Director Awards), may be awarded, or may be permitted to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainer, meeting fees or other fees in Shares, Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Awards as contemplated by this Plan in lieu of cash.

ARTICLE 13. QUALIFIED PERFORMANCE-BASED AWARDS AND PERFORMANCE MEAS~~AS~~URES

       13.1 In General. The Committee shall have the discretionary authority, consistent with Code Section 162(m), to structure any Awards granted to Covered Employees under this Plan to qualify as Qualified Performance-Based Awards. Only the Committee may grant Awards intended to be Qualified Performance-Based Awards. With respect to any Award intended to be a Qualified Performance-Based Award, this Plan and the applicable Award Agreement shall be interpreted and operated consistent with that intention.

       13.2 Options and SARs. Compensation attributable to an Option or SAR is deemed to be a Qualified Performance-Based Award as long as (a) the Committee grants the Option and the SAR, (b) the Exercise Price and Grant Price, respectively, are not less than the Fair Market Value, and (c) such Option or SAR complies with the limitations imposed by Section 4.3 (Shares Subject to this Plan and Award Limitations/Annual Award Limits).

       13.3 Qualified Performance-Based Awards Other Than Options or SARS. With respect to Qualified Performance-Based Awards that are not intended to be Options or SARs within the scope of Section 13.2 (Qualified Performance-Based Awards and Performance Measures/Options and SARs), the vesting, exercisability, lapse of restrictions, payment or grant, as applicable, must be contingent upon the (a) attainment of a pre-established performance goal or measure (or combination thereof) as specified in this Article 13 (Qualified Performance-Based Awards and Performance Measures), and (b) certification described in Section 13.9 (Qualified Performance-Based Awards and Performance Measures/Certification of Performance).

       13.4 Pre-Establishment Prerequisite for Qualified Performance-Based Awards Other Than Options or SARs. With respect to Qualified Performance-Based Awards that are not intended to be Options or SARs within the scope of Section 13.2 (Qualified Performance-Based Awards and Performance Measures/Options and SARs), the Committee shall establish in writing on or before the Final Pre-Establishment Date (a) the Covered Employees to which objective performance goals or measures applicable to a given Performance Period will apply, (b) the objective performance goals or measures (as described in Article 13 (Qualified Performance-Based Awards and Performance Measures)) applicable to a given Performance Period, and (c) such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Covered Employee Participant if such performance goals are obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Covered Employee.

       13.5 Qualified Performance-Based Awards that have Base Pay or Salary-Based Formula Terms. With respect to any Qualified Performance-Based Award compensation formula that is based, in whole or in part, on a percentage of salary or base pay, such salary or base pay must be fixed on or before the Final Pre-Establishment Date for the service period to which the Qualified Performance-Based Award relates.

       13.6 Prohibited Discretion. The terms of the objective formula or standard of a Qualified Performance-Based Award must preclude discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. However, the Committee shall retain the discretion to reduce or eliminate the amount of any Award payable to any Participant either on a formula or discretionary basis or any combination, as the Committee determines in its sole discretion.

       13.7 Performance Goals for Qualified Performance-Based Awards. Effective as of the Restatement Effective Date, t~~T~~he performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Qualified Performance-Based Awards shall be limited to the following Performance Measures, which will be derived using the accounting principles generally accepted in the United States of America, to the extent applicable, and will be reported or appear in the Company’s filings with the Securities and Exchange Commission (including, but not limited to, Forms 8-K, 10-Q and 10-K) or the Company’s annual report to shareholders and will be derived from one or more (or any combination of one or more) of the following:

              (a) Earnings (loss) per common share from continuing operations; or

              (b) Earnings (loss) per common share; or

              (c) Operating profit (loss), ~~or~~ o~~O~~perating income (loss), or income (loss) from operations (as the case may be); or

              (d) Income (Loss) from continuing operations before unusual or infrequent items; or

              (e) Income (Loss) from continuing operations; or

              (f) Income (Loss) from continuing operations before income taxes; or

              (g) Income (Loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); or

              (h) Income (Loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be); or

              (i) Net income (loss); or

              (j) Income (Loss) before other comprehensive income (loss); or

              (k) Comprehensive income (loss); or

              (l) Income (Loss) before interest and income taxes (sometimes referred to as “EBIT”); or

              (m) Income (Loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”); or

              (n) Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s filings with the Securities and Exchange Commission or the annual report to shareholders; or

              ~~(n)~~(o) Any of items (c) through (n) on a weighted average common shares outstanding basis; or

              ~~(o)~~(p) Either of items (a) or (b) on a basic basis and any of items (c) through (n) on a basic earnings per share basis, as basic earnings per share is defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260, Earnings Per Share (formerly Statement of Financial Accounting Standards (“SFAS”) No. 128), including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements; or

              ~~(p)~~(q) Either of items (a) or (b) on a diluted basis and any of items (c) through (n) on a diluted earnings per share basis, as diluted earnings per share is defined in ASC 260, Earnings Per Share (formerly SFAS No. 128), including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements; or

              ~~(q)~~(r) Common stock price; or

              ~~(r)~~(s) Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders; or

              ~~(s)~~(t) Percentage increase in comparable store sales; or

              ~~(t)~~(u) Gross profit (loss) or gross margin (loss) (as the case may be); or

              (v) Economic value added; or

              (w) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); or

              (x) Expense targets; or

              (y) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); or

              (z) Productivity ratios; or

              (aa) Market share; or

              (bb) Customer satisfaction; or

              (cc) Working capital targets and change in working capital; or

              ~~(u)~~(dd) Any of items (a) through (cc~~u~~) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders; or

              ~~(v)~~(ee) Any of items (a) through (cc~~u~~) above may be determined before or after a minority interest’s share as designated by the Committee; or

              ~~(w)~~(ff) Any of items (a) through (cc~~u~~) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s SEC filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders; or

              ~~(x)~~(gg) Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return (as determined in (s~~r~~) above) compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the beginning of a vesting period or such later date as permitted under the Code. The peer group shall be comprised of not less than eight and not more than sixteen companies, including the Company; or

              (hh) With respect to items (a), (b), (o), ~~and~~ (p) and (q) above, other terminology may be used for each such performance criteria (including, but not limited to, “Basic EPS,” “income (loss) per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated in ASC 260, Earnings Per Share (formerly SFAS No. 128), as amended, revised or superseded.

       13.8 Evaluation of Performance. Effective as of the Restatement Effective Date, t~~T~~he Committee may provide in any Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period (including the income tax effects attributable thereto), singularly or in combination, to the goals/targets in recognition of the following categories (or any particular item(s) within the following categories or portion(s) thereof):

              (a) Asset impairments as described in ASC 360, Property, Plant and Equipment (formerly SFAS No. 144), as amended, revised or superseded; or

              (b) Costs associated with exit or disposal activities as described in ASC 420, Exit or Disposal Cost Obligations (formerly SFAS No. 146), as amended, revised or superseded; or

              (c) Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described in ASC 350, Intangibles – Goodwill and Other (formerly SFAS No. 142), as amended, revised or superseded; or

              (d) Integration costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing); or

              (e) Transaction costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing); or

              (f) Any profit or loss attributable to the business operations of a specified segment as described in ASC 280, Segment Reporting (formerly SFAS No. 131), as amended, revised or superseded; or

              (g) Any profit or loss attributable to a specified segment as described in ASC 280, Segment Reporting (formerly SFAS No. 131), as amended, revised or superseded acquired during the Performance Period or an entity or entities acquired during the Performance Period to which the performance goal relates; or

              (h) Any tax settlement(s) with a tax authority; or

              (i) Any extraordinary item, event or transaction as described in ASC 225-20, Income Statement – Extraordinary and Unusual Items (formerly Accounting Principles Board Opinion (“APB”) No. 30), as amended, revised or superseded; or

              (j) Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in ASC 225-2~~1~~0, Income Statement – Extraordinary and Unusual Items (formerly APB No. 30), as amended, revised or superseded; or

              (k) Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed); or

              (l) Any change in accounting principle as described in ASC 250-10, Accounting Changes and Error Corrections (formerly SFAS No. 154), as amended, revised or superseded; or

              (m) Unrealized gains or losses on investments in debt and equity securities as described in ASC 320, Investments – Debt and Equity Securities (formerly SFAS No. 115), as amended, revised or superseded; or

              (n) Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815, Derivatives and Hedging (formerly SFAS No. 133), as amended, revised or superseded; or

              (o) Stock-based compensation charges as described in ASC 718, Compensation – Stock Compensation and ASC 505-50, Equity Based Payments to Non Employees (formerly SFAS No. 123R), as amended, revised or superseded; or

              (p) Any gain or loss as reported as a component of other comprehensive income as described in ASC 220, Comprehensive Income (formerly SFAS No. 130), as amended, revised or superseded; or

              (q) Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460, Guarantees (formerly FASB Interpretations (“FIN”) No. 45), as amended, revised or superseded; or

              (r) Any gain~~profit~~ or loss as the result of the consolidation of a variable interest entity as described in ASC 810, Consolidation (formerly FIN No. 46R), as amended, revised or superseded; or

              (s) Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation or lawsuit settlement (including collective actions or class action lawsuits); or

              (t) Any charges associated with the early retirement of debt; or

              (u) The relevant tax effect(s) of tax laws or regulations, or amendments thereto, that become effective after the beginning of the applicable Performance Period.

       To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

       13.9 Certification of Performance. No Qualified Performance-Based Award shall vest, have restrictions lapse, be payable or granted, as the case may be, any earlier than the Committee certifies in writing (in any manner allowable under Code Section 162(m)) the extent or level of achievement (if at all) to which the objective performance goals (and other material terms) applicable to the Performance Period were satisfied. As provided in Section 13.6 (Qualified Performance-Based Awards and Performance Measures/Prohibited Discretion), the Committee may reduce or eliminate (but not increase) the amount of any Award otherwise payable to a Participant.

       13.10 Death, Disability or Other Circumstances. The Committee may provide in the Award Agreement that an Award intended to qualify as a Qualified Performance-Based Award under this Article 13 (Qualified Performance-Based Awards and Performance Measures) shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change in Control, or under other circumstances consistent with the requirements of Code Section 162(m).

       13.11 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Qualified Performance-Based Awards, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 13.1 (Qualified Performance-Based Awards and Performance Measures/In General).

       13.12 Shareholder Approval for Qualified Performance-Based Awards. The material terms of the performance goals with respect to Qualified Performance-Based Awards must be reapproved by the Company’s shareholders no later than the first shareholders meeting that occurs in the fifth (5th) year following the year in which the shareholders previously approved the provisions of this Article 13 (Qualified Performance-Based Awards and Performance Measures), if Qualified Performance-Based Awards are to be made under Article 13 (Qualified Performance-Based Awards and Performance Measures) after the date of such shareholders meeting and if required by Code Section 162(m). The material terms include the employees eligible to receive Qualified

Performance-Based Awards, a description of the business criteria on which the performance goal is based, and either the maximum amount of compensation that could be paid to any employee or the formula used to calculate the amount of compensation to be paid to the employee if the performance goal is attained.

ARTICLE 14. TRANSFERABILITY OF AWARDS

       During a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant (or by the Participant’s legal representative in the event of the Participant’s incapacity). Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.

ARTICLE 15. IMPACT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

       15.1 In General. Unless otherwise determined by the Committee and set forth in the Award Agreement, upon a Participant’s Termination of Employment or Service with or to the Company or an Affiliate, for any reason whatsoever, except as otherwise set forth in this Article 15 (Impact of Termination of Employment or Service on Awards), in an Award Agreement or, with the consent of such individual, as determined by the Committee at any time prior to or after such termination, Awards granted to such Participant will be treated as follows:

              (a) Any Options and SARs will (i) to the extent not vested and exercisable as of the date of such Termination of Employment or Service with or to the Company or an Affiliate, terminate on the date of such termination, and (ii) to the extent vested and exercisable as of the date of such Termination of Employment or Service with or to the Company or an Affiliate, remain exercisable for a period of one (1) year following the date of such termination (but in no event beyond the maximum term of such Award); provided, however, that a Participant may not exercise an ISO more than three (3) months following the date of such termination for any reason other than death or Disability (but in no event beyond the maximum term of such Award).

              (b) Any unvested portion of any Restricted Stock, Restricted Stock Units, or Deferred Stock Units will be immediately forfeited.

              (c) Any Performance Shares, Performance Share Units, or Performance Units will be immediately forfeited and terminate.

              (d) Any other Awards, including, but not limited to, Cash-Based Awards and Other Stock-Based Awards, to the extent not vested will be immediately forfeited and terminate.

       15.2 Upon Termination of Employment or Service in Connection with a Change in Control. Except as otherwise provided in an Award Agreement, upon a Termination of Employment or Service in connection with a change in control, Awards granted to a Participant will be treated as set forth in Article 20 (Change in Control).

       15.3 Bona Fide Leave. Notwithstanding the fact that a Participant’s employment ostensibly terminates and except as otherwise provided in an Award Agreement, if the Participant is on a bona fide leave of absence, as defined in Treas. Reg. Section 1.409A-1(h)(1), then the Participant will be treated as having a continuing employment relationship (and not as having terminated employment for purposes of this Plan) so long as the period of the leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract.

       15.4 Change in Participant Status. If a Participant changes status from an Employee, Director, or Third Party Service Provider to an Employee, Director, and/or Third Party Service Provider, without interruption, the Committee, in its sole discretion, may permit any Award held by such Participant at the time of such change in status to be unaffected by such status change; provided, however, that an ISO held by an Employee shall be treated as a NQSO on the first (1st) day that is three (3) months after the date that the Participant ceases to be an Employee.

ARTICLE 16. SUBSTITUTION AWARDS

       Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company or its Affiliate with another corporation, or the acquisition by the Company or its Affiliate of substantially all the assets of another corporation, or the acquisition by the Company or its Affiliate of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a subsidiary. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted to ensure that the requirements imposed under Code Section 409A and 424, to the extent applicable, are satisfied.

ARTICLE 17. DIVIDEND-EQUIVALENT RIGHTS

       Any Participant selected by the Committee may be granted Dividend-Equivalent Rights (in connection with any Award other than an Option of SAR) based on the dividends declared on Shares that are subject to the Award to which they relate, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend-Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, if any Award for which Dividend-Equivalent Rights have been granted has its vesting or grant dependent upon the achievement of one or more performance goals, then the Dividend-Equivalent Rights shall accrue and only be paid to the extent the Award becomes vested. Under no circumstances may Dividend-Equivalent Rights be granted for any Option or SAR.

ARTICLE 18. BENEFICIARY DESIGNATION

       Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

ARTICLE 19. RIGHTS OF PARTICIPANTS

       19.1 Employment/Service. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Participant’s employment or service on the Board or to the Company or its Affiliates at any time or for any reason, nor confer upon any Participant any right to continue his employment or service as a Director or Third Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any of its Affiliates and, accordingly, subject to Article 3 (Administration) and Article 21 (Amendment, Modification, Suspension, and Termination), this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or its Affiliates. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship.

       19.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

       19.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 20. CHANGE IN CONTROL

       20.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary and unless otherwise specifically provided in an Award Agreement, but subject to Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) in the event of a Change in Control:

              (a) Any Options and SARs outstanding as of the date of such Change in Control and not then exercisable shall become fully exercisable to the full extent of the original grant;

              (b) All remaining Restriction Periods shall be accelerated and any remaining restrictions applicable to any Restricted Stock Awards shall lapse and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

              (c) All remaining Restriction Periods shall be accelerated and any remaining restrictions applicable to any Restricted Stock Units shall lapse and such Restricted Stock Units shall become free of all restrictions and become fully vested and redeemed to the full extent of the original grant (i.e., the Restriction Period shall lapse);

              (d) Any performance goal or other condition with respect to any Performance Units, Performance Shares, and Performance Share Units shall be deemed to have been satisfied in full, and the Common Shares or cash subject to such Award shall be fully distributable;

              (e) Any remaining restrictions, performance goals or other conditions with respect to any Deferred Stock Units shall lapse and such Deferred Stock Unit shall be deemed to have been satisfied in full, and the Common Shares or cash subject to such Award shall be fully distributable; and

              (f) Any Cash-Based Awards and Other Stock-Based Awards outstanding as of the date of such Change in Control and not then vested shall vest to the full extent of the original grant.

       Notwithstanding the foregoing, with respect to any Award that provides for the deferral of compensation and is subject to Code Section 409A, unless the Committee determines otherwise in the Award Agreement, such Award shall be paid, distributed or settled, as applicable: (i) on the occurrence of a Change in Control if that Change in Control constitutes a “change in control event” within the meaning of Code Section 409A; or (ii) in accordance with the terms provided in the Award Agreement if that Change in Control does not constitute a “change in control event” within the meaning of Code Section 409A.

       20.2 Effect of Code Section 280G. Except as otherwise provided in the Award Agreement or any other written agreement between the Participant and the Company or any Affiliate in effect on the date of the Change in Control, if the sum (or value) due under Section 20.1 (Change in Control/Impact of Event) that are characterizable as parachute payments, when combined with other parachute payments attributable to the same Change in Control, constitute “excess parachute payments” as defined in Code Section 280G(b)(1), the entity responsible for making those payments or its successor or successors (collectively, “Payor”) will reduce the Participant’s benefits under the Plan by the smaller of (a) the value of the sum or the value of the payments due under Section 20.1 (Change in Control/Effect of Code Section 280G), or (b) the amount necessary to ensure that the Participant’s total “parachute payment” as defined in Code Section 280G(b)(2)(A) under the Plan and all other agreements will be $1.00 less than the amount that would generate an excise tax under Code Section 4999. Any reduction pursuant to this Section 20.2 (Change in Control/Effect of Code Section 280G) shall be first applied against parachute payments (as determined above) that are not subject to Code Section 409A and, thereafter, shall be applied against all remaining parachute payments (as determined above) subject to Code Section 409A on a pro rata basis.

ARTICLE 21. AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

       21.1 Amendment, Modification, Suspension, and Termination. Subject to Section 21.3 (Amendment, Modification, Suspension, and Termination/Awards Previously Granted) and Section 21.5 (Amendment, Modification, Suspension, and Termination/Repricing Prohibition), the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and/or any Award Agreement in whole or in part; provided, however, that no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

       21.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Except to the extent prohibited under Code Sections 409A and 424, to the extent applicable, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (other than those described in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares) hereof), affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

       21.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 21.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law)), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

       21.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of (a) conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A to the extent applicable), and to the administrative regulations and rulings promulgated thereunder; (b) permitting the Company or its Affiliates to receive a tax deduction under applicable law; or (c) avoiding an expense charge to the Company or its Affiliates. By accepting an Award under this Plan, a Participant consents to any amendment made pursuant to this Section 21.4 (Amendment, Modification, Suspension, and Termination/Amendment to Conform to Law) to any Award granted under the Plan without further consideration or action.

       21.5 Repricing Prohibition. Except to the extent (a) approved by the Company’s shareholders, or (b) provided in Section 4.4 (Shares Subject to this Plan and Award Limitations/Adjustments in Authorized Shares), the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the Exercise Price or the Grant Price of any outstanding Option or SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted.

       21.6 Reload Prohibition. Regardless of any other provision of the Plan, no Participant will be entitled to (and no Committee discretion may be exercised to extend to any Participant) an automatic grant of additional Awards in connection with the exercise of an Option or otherwise.

ARTICLE 22. WITHHOLDING

       22.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, provincial, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. As soon as practicable after the date as of which the amount first becomes includible in the gross income of the Participant (but no later than the last business day of the calendar quarter during which the amount first becomes includible in gross income), the Participant shall pay to the Company or an Affiliate (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of any federal, state, provincial, or local taxes of any kind (including any employment taxes) required by law to be withheld with respect to such income. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

       22.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, unless the Participant has elected, with the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by paying the taxes in cash or transferring to the Company Shares owned by the Participant that would satisfy the minimum statutory total tax (but no more than such minimum) with respect to the Company’s withholding obligation, the Participant shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy the minimum statutory total tax (but no more than the such minimum) that could be imposed on the transaction. All such elections shall be irrevocable, made by the Participant in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 23. SUCCESSORS

       All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon each Participant’s heirs, legal representatives, and successors.

ARTICLE 24. GENERAL PROVISIONS

       24.1 Recovery of Compensation. Any Award issued under this Plan will be subject to any clawback policy developed by the Board of Directors or the Committee that is consistent with applicable law, whether such Award was granted before or after the effective date of any such clawback policy.

       24.2 Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

       24.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and the plural shall include the singular.

       24.4 Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

       24.5 Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any stock exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its Affiliates, or the directors or officers of any such entities, shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

     24.6 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

     24.7 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

     24.8 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or its Affiliates operate or have Employees, Directors or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

          (a) Determine which Affiliates shall be covered by this Plan;

          (b) Determine which Employees, Directors and/or Third Party Service Providers outside the United States are eligible to participate in this Plan;

          (c) Modify the terms and conditions of any Award granted to Employees, Directors and/or Third Party Service Providers outside the United States to comply with applicable foreign laws;

          (d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 24.8 (General Provisions/Employees Based Outside of the United States) by the Committee shall be attached to this Plan document as appendices; and

          (e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

     Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

     24.9 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

     24.10 Unfunded Plan. It is intended that this Plan be an “unfunded” plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Shares or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan and Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or its Affiliates may make to aid it in meeting its obligations under this Plan.

     24.11 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated (i.e., rounded down to the nearest whole Share).

     24.12 No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

     24.13 Compliance with Code Section 409A.

         (a) In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. All Award Agreements shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Code Section 409A or (ii) satisfies the requirements of Code Section 409A. To the extent that any provision of the Plan or an Award Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the Plan or an Award to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed amended to the extent practicable to avoid adverse tax consequences under Code Section 409A for the Participant (including his or her beneficiaries). In no event shall a Participant, directly or indirectly, designate the calendar year in which payment, distribution or settlement, as applicable, of an Award subject to Code Section 409A is made, except in accordance with Code Section 409A. Notwithstanding any provision in this Plan to the contrary, neither the Company nor the Committee shall have any liability to any person in the event such Code Section 409A applies to any Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries.

          (b) Six-Month Delay for Specified Employees. Notwithstanding anything in this Plan or an Award Agreement to the contrary, if a Participant is a “specified employee,” within the meaning of Code Section 409A and as determined under the Company’s policy for determining specified employees, on the date of his “separation from service”, within the meaning of Code Section 409A, the distribution, payment or settlement, as applicable, of all of Participant’s Awards that are both (i) subject to Code Section 409A and (ii) distributable, payable or settleable, as appropriate, on account of a separation from service, shall be postponed for six (6) months following the date of the Participant’s separation from service. If a distribution, payment or settlement, as applicable, is delayed pursuant to this paragraph, the distribution, payment or settlement, as applicable, shall be made within the thirty (30)-day period following the first (1st) business day of the seventh (7th) month following the Participant’s separation from service; provided that if the Participant dies during such six (6)-month period, any postponed amounts shall be paid within ninety (90) days of the Participant’s death. This distribution, payment or settlement, as applicable, shall include the cumulative amount of any amount that could not be paid or provided during such period.

          (c) Elective Deferrals. No Participant elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) other than in regard to Deferred Stock Units are permitted under this Plan. Instead, any such elective deferrals of compensation shall only be permitted pursuant to the Company’s nonqualified deferred compensation plan. To the extent elective deferrals or re-deferrals are permitted under this Plan, such elections shall be made in accordance with the requirements of Code Section 409A and the rules, procedures and forms specified from time to time by the Committee.

          (d) Mandatory Deferrals. If, at the grant of an Award under this Plan, the Committee decides that the payment of compensation with respect to such Award shall be deferred compensation within the meaning of Code Section 409A, then, the Committee shall set forth the time and form of payment in the Award Agreement in a manner consistent with Code Section 409A.

          (e) Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made in the form and upon an event or at a time permitted under Code Section 409A.

     24.14 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

     24.15 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

     24.16 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

     24.17 Offset. Subject to the requirements of Code Section 409A, if applicable, (a) any amounts owed to the Company or an Affiliate by a Participant of whatever nature up to the fullest extent permitted by applicable law may be offset by the Company from the value of any Award to be transferred to the Participant, and (b) no Shares, cash or other thing of value under the Plan or an Award Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company and its Affiliates. However, no waiver of any liability (or the right to apply the offset described in this Section 24.17 (General Provisions/Offset) may be inferred because the Company pays an Award to a Participant with an outstanding liability owed to the Company or an Affiliate.

     24.18 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. The Plan shall be construed to comply with all applicable law and to avoid liability (other than a liability expressly assumed under the Plan or an Award Agreement) to the Company, an Affiliate or a Participant. Recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in Franklin County, Ohio, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

     24.19 Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a web site maintained by the Company or an Affiliate or by a third party under contract with the Company or an Affiliate) all documents relating to the Plan or any Award thereunder (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements), and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed by the Committee.

     24.20 No Representations or Warranties Regarding Tax Affect. Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.

     24.21 Indemnification. To the maximum extent permitted under the Company’s Articles of Incorporation and Code of Regulations, each person who is or shall have been a member of the Board, a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3 (Administration), shall be indemnified and held harmless by the Company against and from any (a) loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Code of Regulations, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

     24.22 No Obligation to Disclose Material Information. Except to the extent required by applicable securities laws, none of the Company, an Affiliate, the Committee, or the Board shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Shares or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt or the exercise or distribution of an Award. The Company makes no representation or warranty as to the future value of the Shares that may be issued or acquired under the Plan.

     24.23 Entire Agreement. Except as expressly provided otherwise, this Plan and any Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between this Plan and any Award Agreement, the terms and conditions of the Plan shall control.

*****

APPENDIX B

BIG LOTS

2006 BONUS PLAN

AMENDED AND RESTATED
EFFECTIVE MAY ~~27, 2010~~29, 2014

BIG LOTS 2006 BONUS PLAN

1.	NAME

	1.01.	The Big Lots 2006 Bonus Plan (the “Plan”) was originally established by Big Lots, Inc., effective as of January 29, 2006 (the “Effective Date”), subject to approval by the Company’s shareholders no later than June 1, 2006. The Plan ~~was first~~has been amended and restated effective December 4, 2008 and May 27, 2010. The Plan is, subject to approval by the Company’s shareholders, hereby amended and restated a ~~second~~third time, effective May ~~27, 2010~~29, 2014 (the “Restatement Effective Date”).

2.	PURPOSE

	2.01.	The Plan is designed to: (a) assist the Company and its Affiliates in attracting, retaining and motivating employees; (b) align Participants’ interests with those of the Company’s shareholders; and (c) qualify compensation paid to Participants who are “Covered Associates” as “qualified performance-based compensation” within the meaning of section 162(m) of the IRC or a successor provision.

3.	DEFINITIONS

	3.01.	“Acquired Corporation” has the meaning ascribed in Section 3.07.

	3.02.	“Affiliate” means any person with whom the Company would be considered a single employer under IRC section 414(b) or (c).

	3.03.	“Base Salary” means ~~as to a Performance Period~~ a Participant’s actual annualized gross salary rate (currently known as regular pay) in effect on the Determination Date. Such salary shall be before: (a) deductions for taxes and benefits; and (b) deferrals of salary pursuant to Company-sponsored plans.

	3.04.	“Beneficiary” means the person or persons entitled to receive the interest of a Participant in the event of the Participant’s death.

	3.05.	“Board” means the Board of Directors of the Company.

	3.06.	“Bonus” means a payment subject to the provisions of this Plan.

	3.07.	“Change of Control” means any one or more of the following events: (a) the acquisition by any person (as defined under IRC section 409A), or more than one person acting as a group (as defined under IRC section 409A), of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the Company; (b) the acquisition by an person or group, within any 12 month period, of stock of the Company possessing 30 percent or more of the total voting power of all of the stock of the Company; (c) a majority of the Board then in office is replaced within any period of 12 months or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved); or d) the acquisition by any person, or more than one person acting as a group, within any 12 month period, of assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. This definition of Change of Control under this Section 3.07 shall be interpreted in a manner that is consistent with the definition of “change in control event” under IRC section 409A and the Treasury Regulations promulgated thereunder. Provided, however, the other provisions of this Section 3.07 notwithstanding, the term “Change of Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury Common Shares representing

20 percent or more, but less than 50 percent, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.

3.08.	“Committee” means the Compensation Committee of the Board, which shall consist of not less than three (3) members of the Board each of whom is a “non-employee director” as defined in Securities and Exchange Commission Rule 16b-3(b)(3)(i), or as such term may be defined in any successor regulation under Section 16 of the Exchange Act. In addition, each member of the Committee shall be an outside director within the meaning of IRC section 162(m). For any sections of this Plan that require action by the Committee, “Committee” means at least a majority of the members of the Compensation Committee of the Board.

3.09.	“Common Shares” means the common shares of the Company, its successors and assigns.

3.10.	“Company” means Big Lots, Inc., an Ohio Corporation, its successors and assigns and any corporation which shall acquire substantially all its assets.

3.11.	“Conditional Payment” means prepaying a Bonus before the date of current payment in Section 6.02 and subjects the prepayment (or a portion thereof) to possible return to the Company.

3.12.	“Covered Associate” means any Participant who is expected to be a “covered employee” (in the Fiscal Year the Bonus is expected to be payable) as defined in IRC section 162(m) and the regulations thereunder.

3.13.	“Deferred Bonus Account” means the bookkeeping account established under Section 6.04.

3.14.	“Determination Date” means as to a ~~Performance~~Requisite Service Period: (a) the first day of the ~~Performance~~Requisite Service Period; or (b) such other date set by the Committee provided such date will not jeopardize the Plan’s Bonus as qualified performance-based compensation under IRC section 162(m).

3.15.	“Eligible Position” means an employment position with the Company or an Affiliate which provides the employee in the position the opportunity to participate in the Plan. The Committee (or its designee) determines Eligible Positions.

3.16.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

3.17	“Final Pre-Establishment Date” means the last day a performance condition may be considered pre-established under IRC section 162(m). As of the Restatement Effective Date, a performance objective shall be considered pre-established if the Committee establishes the performance goal in writing not later than 90 days after the commencement of the Requisite Service Period (or before 25% of the Requisite Service Period has elapsed) and when the outcome of the performance goal is substantially uncertain.

3.18.	“Fiscal Year” means the fiscal year of the Company (currently comprised of a 52/53 week fiscal year which ends on the Saturday nearest to January 31).

3.~~18~~19.

“Fiscal Year Bonus” means any Bonus relating to a period of service coextensive with one or more consecutive Fiscal Years, of which no amount is paid or payable during the Fiscal Year(s) constituting the period of service.

	3.~~19~~20.	“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor.

	3.~~20~~21.	“Participant” means a key employee of the Company or an Affiliate who has been approved for participation in the Plan by the Committee (or its designee).

	3.~~21~~22.	“Performance Period” means the period (which, with respect to a Covered Associate, may be no shorter than a fiscal quarter of the Company) established by the Committee over which the Committee measures whether or not Bonuses have been earned. In most cases, the Performance Period will be a Fiscal Year. In the case of an inaugural Performance Period or a promotion, the Performance Period may be less than a Fiscal Year.

	~~3.22~~3.23	“Requisite Service Period” means the period during which a Participant is required to provide service in exchange for a Bonus award.

	3.24.	“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, commercial activity, sales, use, consumer, transfer, documentary, registration, ad valorem, value added, franchise, profits, license, withholding, payroll, employment, unemployment insurance contribution, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, unclaimed fund/abandoned property, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

	3.~~23~~25.	“Termination” or any form thereof means a “separation from service” as defined in Treasury Regulation §1.409A-1(h) by a Participant with the Company and all its Affiliates.

	3.~~24~~26.	“Unforeseeable Financial Emergency” means a severe financial hardship to a Participant within the meaning of Treasury Regulation §1.409A-3(i)(3) resulting from: (a) an illness or accident of the Participant or the Participant’s spouse, Beneficiary, or dependent (as defined in IRC section 152, without reference to IRC sections 152(b)(1), (b)(2) and (d)(1)(B)); (b) loss of the Participant’s property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

4.	ELIGIBILITY AND PARTICIPATION

	4.01	Approval. Each key employee of the Company or an Affiliate who is approved for participation in the Plan by the Committee (or under the authority conveyed by the Committee) shall be a Participant as of the date designated. Notwithstanding the foregoing, any key employee of the Company or an Affiliate who was participating in the Plan as of the Restatement Effective Date shall remain a Participant as long as the key employee is in an Eligible Position.

	4.02	Termination of Approval. The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the key employee concerned shall cease to be an active Participant as of the date selected by the Committee. Nothing in this Section 4.02 shall permit distribution of amounts credited to a Participant’s Deferred Bonus Account before the time specified in Section 6.04.

	4.03	Transfers In, Out of and Between Eligible Positions.

(a) A key employee may be approved for participation during a portion of a Fiscal Year.

(i) With respect to employees who are not Covered Associates, an employee newly hired or transferred into an Eligible Position shall have his/her participation prorated during the first Fiscal Year provided employment or transfer occurs at least two months prior to the end of the Fiscal Year.

(ii) An employee (other than a Covered Associate) transferred out of an Eligible Position may receive a prorated Bonus at the discretion of the Committee provided he/she served in the Eligible Position for at least two full months during the Fiscal Year.

(iii) With respect to Covered Associates approved for participation during a portion of a Fiscal Year, see Section 5.03 as it would relate to Performance Periods that are not equivalent to a Fiscal Year.

(b) Participants (who are not Covered Associates) transferring between Eligible Positions having different Bonus formulas will receive Bonuses prorated to months served in each Eligible Position. Generally, for Covered Associates transferring between Eligible Positions, Section 5.03 shall apply to each respective Performance Period applicable to the particular position unless an employment agreement provides otherwise.

	4.04.	Termination of Employment.

(a) Except to the extent that the Committee determines otherwise, and notifies the Participant in writing of this determination, prior to the end of the Performance Period, the Participant shall forfeit all rights to a Bonus unless the Participant is employed by the Company or an Affiliate on the day on which payments determined under Section 6.02 are in fact made (or would have been made if a deferred payment election under Section 6.04 had not been executed). However, a Participant shall not forfeit a Bonus for a Performance Period if the Participant is employed by the Company or an Affiliate at the end of the Performance Period and is involuntarily Terminated by the Company or an Affiliate without cause or Terminates by reason of retirement, disability, or death, after the end of the Performance Period, but before the Bonus payment date. Notwithstanding the foregoing, a Covered Associate who Terminates by reason of retirement during a Performance Period shall be entitled to a pro rata portion (based on the number of days worked during the Performance Period) of any Bonus that the Covered Associate would have been eligible to receive for the Performance Period in which his or her retirement occurs had his or her retirement not occurred at all.

(b) The Company shall have discretion to provide a pro-rated Bonus (subject to meeting the performance condition, if any) to a Participant whose employment with the Company or an Affiliate Terminated by reason of retirement, disability, or death during a ~~Performance~~Requisite Service-Period.

5.	DETERMINATION OF BONUSES

	5.01.	In addition to the vesting requirements of Section 4.04, Bonuses will vest solely on account of: (1) the attainment of one or more pre-established performance objectives and (2) in the case of Covered Associates, the certification described in Section 5.~~07~~06.

	5.02.	With respect to Bonuses for Covered Associates, the material terms of the performance measure(s) must be disclosed to, and subsequently approved by, the shareholders before the Bonus payout is executed, unless the performance measures conform individually, alternatively or in any combination of the performance criteria and the application thereof in Appendix A.

	5.03.	~~Prior to~~On or before the ~~completion of 25% of any Performance Period (which, by example, may be~~ Final Pre-Establishment Date:

(a ~~full Fiscal Year or some portion thereof) or, if earlier, 90 days after the beginning of the applicable Performance Period or such earlier date~~) For Covered Associates with respect to Bonus opportunities expressed as ~~required under IRC section 162(m),~~a percentage of Base Salary, the Committee shall initially fix the Base Salary component of the Bonus formula prior to the establishment of the performance objectives.

	(b)	The Committee shall in its sole discretion, ~~for each such Performance Period determine and~~ establish in writing a performance measure or performance measures (in accordance with Section 5.02) applicable to the Performance Period to any Covered Associate. Within the same period of time, the Committee (or its designee) for each such ~~Performance Period~~period shall determine and establish in writing the performance measures applicable to the Performance Period for Participants who are not Covered Associates. Such pre-established performance measures must state, in terms of an objective formula or standard, the method for computing the amount of the Bonus payable to the Participant if the objective(s) is (are) obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. The Committee may establish any number of Performance Periods, objectives and Bonuses for any associate running concurrently, in whole or in part, provided, that in so doing the Committee does not jeopardize the Company’s deduction for such Bonuses under IRC section 162(m).

~~5.04.~~ 	~~On or prior to the date specified in Section 5.03, the~~(c) The Committee, in its sole discretion, shall either: (a) assign each Participant a target Bonus opportunity level expressed as a percentage of Base Salary or a whole dollar amount ~~(for Covered Associates, Base Salary must be fixed prior to the establishment of performance objectives applicable to a particular Performance Period);~~; or (b) establish a payout table or formula for purposes of determining the Bonus (if any) payable to each Participant. The Committee may authorize a designee to establish a payout table or formula for those Participants who are not Covered Associates.

(d) The Committee may establish performance measures for Participants who are not Covered Associates after the Final Pre-Establishment Date based on Base Salary as of any Determination Date determined by the Committee or its designee.

5.~~05~~04.	Each payout table or formula:

	(a)	shall be in writing;

	(b)	shall be based on a comparison of actual performance to the performance objectives;

	(c)	may include a “floor” which is the level of achievement of the performance objective in which payout begins;

	(d)	shall include a ceiling (a/k/a “stretch”) which is the level of achievement for the maximum Bonus payout percentage (subject to Section 5.~~09~~08); and

	(e)	shall provide for a formula for the actual Bonus attainment in relation to the Participant’s target Bonus, depending on the extent to which actual performance approached, reached or exceeded the performance criteria goal subject to Section 5.~~09~~08.

5.~~06~~05.	In lieu of Bonuses based on a percentage of Base Salary (Section 5.~~04~~03), Bonuses may be based on a percentage or share of a Bonus pool. The Committee (or its designee) shall determine (by the date specified in Section 5.03) the total dollar amount available for Bonuses (or a formula to calculate the total dollar amount available) known as a Bonus pool. The Committee, in its sole discretion, may establish two or more separate Bonus pools and assign the Participants to a particular Bonus pool. The Committee (or its designee in the case of Participants who are not Covered Associates) shall establish in writing a performance payout table or formula detailing the Bonus pool and the payout (or payout formula) based upon the relative level of attainment of performance goals. Each payout table or formula shall (a) be based on a comparison of actual performance to the performance goals, (b) provide the amount of a Participant’s Bonus or total pool dollars available (or a formula to calculate pool dollars available), if the performance goals for the Performance Period are achieved, and (c) provide for an actual Bonus (which may be based on a formula to calculate the percentage of the pool to be distributed to a particular Participant) based on the extent to which the performance goals were achieved. The payout table or formula may include a “floor” which is the level of achievement of the performance goals in which payout begins. In the case of Bonuses which are stated in terms of a percentage of a Bonus pool, the sum of the individual percentages for all Participants in the pool cannot exceed 100 percent. In no case shall a reduction in a Bonus of one Participant result in an increase in another Participant’s Bonus.

5.~~07~~06.

After the end of each Performance Period or such earlier date if the performance objective(s) are achieved, the Committee shall certify in writing, prior to the unconditional payment of any Bonus, which performance objective(s) for the Performance Period were satisfied and to what extent they were satisfied. The Committee (or its designee) shall determine the actual Bonus for each Participant based on the payout table/formula established in Section 5.~~05~~04 or 5.~~06~~05, as the case may be.

5.~~08~~07.

The Committee, in its discretion, may cancel or decrease a Bonus calculated under this Plan, but with respect to Covered Associates, may not under any circumstances increase such Bonus calculated under this Plan.

	5.~~09~~08.	Any other provision of the Plan notwithstanding, the maximum aggregate Bonus payable to a Participant for a particular Fiscal Year may not exceed $4,000,000.

6.	PAYMENT OF INCENTIVE BONUSES

	6.01.	In General. Once a Bonus has vested and the amount thereof is determined, payment of the Bonus (or the portion thereof not deferred under Section 6.04) shall be made pursuant to Section 6.02 or, if properly and timely elected, pursuant to Section 6.04, shall be deferred in accordance with Section 6.04.

	6.02.	Current Payment. A Participant’s Bonus for a Performance Period, which is not deferred in accordance with the provisions of Section 6.04 hereof, and a Participant’s Bonus, whether or not he/she elected deferred-payment thereof, for the Fiscal Year in which his/her employment Terminates, if any, as determined in accordance with Section 4.04, shall be paid in immediately available funds to the Participant, or his/her Beneficiary in the event of his/her death, no later than the later of (a) the 15th day of the third month following the Participant’s first taxable year in which such Bonus is no longer subject to a substantial risk of forfeiture (within the meaning of IRC section 409A) or (b) the 15th day of the third month following the end of the first taxable year of the service recipient (within the meaning of IRC section 409A) in which such Bonus is no longer subject to a substantial risk of forfeiture.

	6.03.	Conditional Payment. The Committee may authorize a Payment of a Bonus to a Participant, other than a Covered Employee, based upon the Committee’s good faith determination that the relevant performance objectives have been satisfied. The Conditional Payment, at the discretion of the Committee may be discounted to reasonably reflect the time value of money for the prepayment. The amount of the Conditional Payment that will be returned to the Company is equal to the Conditional Payment less the Bonus payment that has vested, if any. For example, if the floor (see Section 5.05) was not attained for the performance goal or target for the Performance Period, all of the Conditional Payment made for that Performance Period to the Participant must be returned to the Company. Return of all or a portion of the Conditional Payment shall be made reasonably soon after it is determined the extent to which the performance goal or target was not achieved. Conditional payments shall not be made in connection with bonuses that otherwise would be subject to IRC section 409A if paid in the ordinary course.

6.04	Deferred Payment.

	(a)	Highly Compensated Employees. If a Participant in this Plan is a highly compensated employee who participates in the Big Lots, Inc. Amended and Restated Supplemental Savings Plan (the “Top Hat Plan”), as it may be amended and restated from time to time, elections to defer Bonus, elections as to the form of distribution of the deferred amount, establishment of a deferred account, distributions from the deferred accounts, and all other terms governing the deferred payment of a Bonus shall be governed by the terms of the Top Hat Plan. Any election to defer the Bonus of a Participant who participates in the Top Hat Plan will result in an account administered under the Top Hat Plan.

	(b)	Other Employees. The terms governing the deferral of a Bonus for Participants who do not participate in the Top Hat Plan are set forth below.

		(i)	Elections.

			(1)	Performance Periods. Except as provided in Section 6.04(b)(i)(2), a Participant may irrevocably elect in writing to have all or a part of a Bonus (but not less than $5,000) deferred on or before December 31 of the calendar year preceding the calendar year in which the Performance Period begins. At the same time, the Participant also shall elect the form of distribution from the Deferred Bonus Account from among the choices set forth in Section 6.04(b)(v) of the Plan.

			(2)	Fiscal Year Bonus. Notwithstanding the foregoing, a Participant may irrevocably elect in writing to have all or a part of a Fiscal Year Bonus (but not less than $5,000) deferred before the first day of the applicable Fiscal Year. At the same time, the Participant shall also elect the form of distribution from the Deferred Bonus Account from among the choices set forth in Section 6.04(b)(v) of the Plan.

Such deferred payment shall be credited to a bookkeeping reserve account which shall be established for the Participant and set up on the books of the Company or an Affiliate and known as his/her “Deferred Bonus Account”.

		(ii)	Credits to Deferred Bonus Account. When a Participant has elected to have a part or all of his/her Bonus credited to a Deferred Bonus Account, the unpaid balance in such account shall be credited with a simple annual interest equivalent, as follows: As of the May 1 next following the Fiscal Year for which the deferred Bonus was paid, such Bonus shall become part of the unpaid balance of such Deferred Bonus Account. Such Deferred Bonus Account shall be credited on April 30 of each year with an amount equal to interest on the unpaid balance of such account from time to time outstanding during the year ending on such April 30 at the rate determined by adding together the Three--month Treasury Bill rate on the last banking day prior to the beginning of such year and the Three--month Treasury Bill rate in effect on the last banking days of each of the calendar months of April through March of such year and dividing such total by 12. In the event that the Deferred Bonus Account shall be terminated for any reason prior to April 30 of any year, such account shall upon such termination date be credited with an amount equal to interest at the average Three-month Treasury Bill rate determined as aforesaid on the unpaid balance from time to time outstanding during that portion of such year prior to the date of termination.

(iii)	Alternate Deferral Plans. The Committee, at its discretion, may provide alternate deferral arrangements of which Bonuses under this Plan may be included; provided that such deferral arrangements conform with the requirements imposed by IRC section 409A.

(iv)	Trust Deposits. The Committee, at its discretion, may establish an irrevocable trust in which the assets of the trust are subject to the general creditors of the Company and/or the Affiliate as the case may be. Such trust may upon the occurrence of certain events, as determined by the Committee, receive assets equal to the value of all Participants’ Deferred Bonus Accounts on the date of the event.

(v)	Distribution upon Termination of Employment. ~~Upon~~Except as provided in clause (vi) below, upon Termination of a Participant’s employment for any reason, the Participant, or his/her Beneficiary in the event of his/her death, shall be entitled to payment of the entire Deferred Bonus Account in one lump-sum payment payable on the date of the first regular payroll after the thirtieth day following the date of Termination of employment, or in ten (10) substantially equal annual installment payments payable as set forth below, as elected by the Participant at the time the Participant elects to defer all or part of his or her Bonus pursuant to Section 6.04(b). ~~Installment~~ Except as provided in clause (vi) below, installment payments shall be payable beginning on the thirtieth day following the date of Termination and, thereafter, on the first regular payroll date of each succeeding Fiscal Year following the year during which the first anniversary of the date of Termination of employment occurs.

(vi)	Six-Month Distribution Delay. Notwithstanding any other provision of the Plan, if the Participant is a “specified employee” (within the meaning of IRC section 409A and the Treasury Regulations promulgated thereunder and as determined under the Company’s policy for determining specified employees) on the date of the Participant’s Termination, and the Participant is entitled to a distribution under the Plan that is required to be delayed pursuant to IRC section 409A(a)(2), then such distribution shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Participant’s date of Termination (or, if earlier, the Participant’s death).

(vii)	Distribution in Event of Financial Emergency. If requested by a Participant while in the employ of the Company or an Affiliate and if the Committee (or in the case of Participants who are not Covered Associates, its designee) determines that an Unforeseeable Financial Emergency has occurred with respect to a Participant, all or a portion of the Deferred Bonus Account of the Participant may be distributed at the sole discretion of the Committee (or its designee, as applicable) in an amount no greater than the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any Federal, state or local income taxes reasonably anticipated to result from such distribution). The Participant must supply written evidence of the Unforeseeable Financial Emergency and must declare, under penalty of perjury, that the Participant has no other resources available to meet the emergency, including the resources of the Participant’s spouse and minor children that are reasonably available to the Participant. The Participant must also declare that the need cannot be met by reimbursement or compensation by insurance or otherwise, or by reasonable liquidation of the Participant’s assets (or the assets of the spouse or minor children of the Participant) to the extent such liquidation will not itself cause severe financial hardship. Any such distribution shall be paid within 7 days of the determination by the Committee that an Unforeseeable Financial Emergency exists.

(viii)	Cash Outs. Notwithstanding the provisions in Sections 6.04(b)(v) and (vii), but subject to clause (vi) above, once distributions of the Deferred Bonus Account begin, if the amount remaining in a Participant’s Deferred Bonus Account at any time is less than $5,000, the Committee shall pay the balance in the Participant’s Deferred Bonus Account in a lump sum. within thirty (30) days; provided, however, that the payment results in the termination and liquidation of the Participant’s interest under the Plan and all other plans or arrangements that, along with the Plan, would be treated as a single nonqualified deferred compensation plan under IRC section 409A.

(ix)	Beneficiary Designation.

	(1)	A Participant may designate a Beneficiary who is to receive, upon his/her death, the distributions that otherwise would have been paid to him/her. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distribution whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate.

	(2)	A Participant may from time to time during his lifetime change his Beneficiary by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reasons such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event the term “Beneficiary” shall include his estate.

(x)	Corporate Changes.

	(1)	Dissolution or Liquidation of Company. The Company shall cause the dollar balance of a Deferred Bonus Account (adjusted to the end of the month immediately preceding the date of dissolution or liquidation) to be paid out in cash in a lump sum to the Participants, or their Beneficiaries as the case may be, 60 days following the date of a corporate dissolution of the Company taxed under IRC section 331 in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(A); provided that the amounts in the Deferred Bonus Accounts are included in the Participants’ gross incomes in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(A).

	(2)	Change of Control of Company. In the event of a Change of Control of the Company, the Company may, within thirty days preceding or twelve months following the Change of Control event, irrevocably elect to terminate the Plan and to distribute all Deferred Bonus Accounts under the Plan in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B); provided that all agreements, methods, programs and other arrangements sponsored by the Company and all Affiliates immediately after the time of a Change of Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and distributed with respect to each Participant that experienced the Change of Control, so that under the terms of the termination and distribution, all such Participants are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the date the Company irrevocably takes all necessary action to terminate and distribute amounts under such arrangements.

7.	RIGHTS OF PARTICIPANTS

	7.01.	No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company or an Affiliate by reason of any account under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.

	7.02.	Nothing contained in this Plan shall be construed to give any associate or Participant any right to receive any Bonus other than in the sole discretion of the Committee or any rights whatsoever with respect to the Common Shares of the Company.

8.	NO EMPLOYEE RIGHTS

	8.01.	Nothing in the Plan or participation in the Plan shall confer upon any Participant the right to be employed by the Company or an Affiliate or to continue in the employ of the Company or an Affiliate, nor shall anything in the Plan, or participation in the Plan amend, alter or otherwise affect any rights or terms of employment or other benefits arising from that employment.

9.	ADMINISTRATION

	9.01.	Administration. The Committee shall have complete authority to administer the Plan, interpret the terms of the Plan, determine eligibility of associates to participate in the Plan, and make all other determinations and take all other actions in accordance with the terms of the Plan and any trust agreement established under Section 6.04(b)(iv). Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

	9.02.	Liability of Committee, Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

	9.03.	Expenses. The costs of the establishment, the adoption, and the administration of the Plan, including but not limited to legal and accounting fees, shall be borne by the Company. The expenses of establishing and administering any trust under Section 6.04(b)(iv) shall be borne by the trust; provided, however, that the Company shall bear, and shall not be reimbursed by, the trust for any tax liability of the Company associated with the investment of assets by the trust.

	9.04.	Choice of Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Ohio, unless superseded by federal law, which shall govern correspondingly.

10.	AMENDMENT OR TERMINATION

	10.01.	The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by IRC section 162(m) to be approved by the shareholders, or suspend or terminate the Plan entirely; provided, however, that no such modifications, amendment, suspension or termination may, without the consent of the Participant, or his Beneficiary in the case of his/her death, reduce the right of a Participant, or his/her Beneficiary, as the case may be, to any payment due under the Plan. For the avoidance of doubt, the Committee may amend the Plan as necessary to conform the Plan to the requirements of IRC section 409A. Distributions of Deferred Bonus Accounts on termination of the Plan shall occur only under the circumstances specified in Section 6.04(b)(x) above.

11.	TAX WITHHOLDING

	11.01.	The Company or the employing Affiliate shall have the right to deduct from all cash payments any federal, state, or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments. Amounts deferred will be taken into account for purposes of any tax or withholding obligation under the Federal Insurance Contribution Act and Federal Unemployment Tax Act, not in the year distributed, but at the later of the year the services are performed or the year in which the rights to the amounts are no longer subject to a substantial risk of forfeiture, as required by IRC sections 3121(v) and 3306(r) and the regulations thereunder. Amounts required to be withheld pursuant to IRC sections 3121(v) and 3306(r) shall be withheld out of other current wages paid to the Participant by the Company or the employing Affiliate, or, if such current wages are insufficient, the Participant shall remit to the Company an amount equal to the applicable tax withholding. The determination of the Company or the employing Affiliate regarding applicable income and employment tax withholding requirements shall be final and binding on the Participant.

12.	CLAIMS PROCEDURE

	12.01.	Any Participant (the “claimant”) who believes that he or she is entitled to a benefit under the Plan or that wishes to resolve a dispute or disagreement which arises under, or in any way relates to, the interpretation or construction of the Plan may file a claim with the Committee.

	12.02.	If the claim is wholly or partially denied, the Committee will within ninety (90) days of the receipt of such claim provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:

(a) The specific reason or reasons for which the claim was denied;

(b) Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;

(c) A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary; and

(d) An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under §502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse determination upon review.

If special circumstances require the extension of the ninety (90) day period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period.

	12.03.	Review Procedure. If a claim has been wholly or partially denied, the affected claimant, or such claimant’s authorized representative, may:

(a) Request that the Committee reconsider its initial denial by filing a written appeal within sixty (60) days after receiving written notice that all or part of the initial claim was denied;

(b) Review pertinent documents and other material upon which the Committee relied when denying the initial claim; and

(c) Submit a written description of the reasons for which the claimant disagrees with the Committee’s initial adverse decision.

An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Committee. The Committee is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.

The Committee’s decision on review will be sent to the claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the claimant’s right to bring an action under ERISA §502(a).

The Committee’s decision on review will be made not later than sixty (60) days after his or her receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than one-hundred-twenty (120) days after receipt of the request for review. This notice to the claimant will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the claimant prior to the expiration of the initial period.

To the extent permitted by law, the decision of the Committee will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the claimant has exhausted such claimant’s remedies under this Section 12.01.

13.	SECTION 409A

	13.01.	It is intended that the Plan comply with IRC section 409A and the Treasury Regulations promulgated thereunder, and the Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have any liability with respect to any failure to comply with the requirements of IRC section 409A and the Treasury Regulations promulgated thereunder.

	13.02.	The Company may accelerate the time or schedule of a distribution to a Participant at any time the Plan fails to meet the requirements of IRC section 409A and the Treasury Regulations promulgated thereunder. Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with IRC section 409A and the Treasury Regulations promulgated thereunder.

APPENDIX A
PERFORMANCE CRITERIA

I.	Performance criteria imposed on Bonus opportunities will be derived using the accounting principles generally accepted in the United States of America and will be reported or appear in the Company’s filings with the Securities Exchange Commission (including, but not limited to, Forms 8-K, 10-Q and 10-K) or the Company’s annual report to shareholders and will be derived from one or more (or any combination of one or more) of the following:

	(a)	Earnings (loss) per common share from continuing operations;

	(b)	Earnings (loss) per common share;

	(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

	(d)	Income (loss) from continuing operations before unusual or infrequent items;

	(e)	Income (loss) from continuing operations;

	(f)	Income (loss) from continuing operations before income taxes;

	(g)	Income (loss) from continuing operations before extraordinary item and /or cumulative effect of a change in accounting principle (as the case may be);

	(h)	Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

	(i)	Net income (loss);

	(j)	Income (loss) before other comprehensive income (loss);

	(k)	Comprehensive income (loss);

	(l)	Income (loss) before interest and income taxes (sometimes referred to as “EBIT”);

	(m)	Income (loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”);

	(n)	Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s periodic filings with the Securities and Exchange Commission or the annual report to shareholders;

	(o)	Any of items (c) through (n) on a weighted average common shares outstanding basis;

	~~(p)~~ 	~~Any of items (a) through (n) on a diluted basis as~~(p) Either of items (a) or (b) on a basic basis and any of items (c) through (n) on a basic earnings per share basis, as basic earnings per share is defined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260, Earnings Per Share (formerly Statement of Financial Accounting Standards (“SFAS”) No. 128), including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(q)	Either of items (a) or (b) on a diluted basis and any of items (c) through (n) on a diluted earnings per share basis, as diluted per share is defined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 260 – Earnings Per Share (formerly Statement of Financial Accounting Standards (“SFAS”) No. 128) including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(~~q~~r)	Common share price;

(~~r~~s)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

(~~s~~t)	Percentage increase in comparable store sales;

(~~t~~u)	Gross profit (loss) or gross margin (loss) (as the case may be);

(~~u~~v)	Economic value added;

~~(v)~~ 	w) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue):

(x)	Expense targets;

(y)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment):

(z)	Productivity ratios;

(aa)	Market share;

(bb)	Customer satisfaction;

(cc)	Working capital targets and change in working capital;

(dd)	Any of items (a) through (~~u~~cc) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders;

(~~w~~ee)	Any of items (a) through (~~u~~cc) above may be determined before or after a minority interest’s share as designated by the Committee;

(~~x~~ff)	Any of items (a) through (~~u~~cc) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s SEC filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders;

(~~y~~gg)	Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return [as determined in (~~r~~s) above] compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the beginning of a vesting period or such later date as permitted under the Code. The peer group shall be comprised of not less than eight and not more than sixteen companies, including the Company; or

	(~~z~~hh)	With respect to items (a), (b), (o), (p) and (~~p~~q) above, other terminology may be used for ~~“earnings (loss) per common share” (~~each such ~~as~~performance criteria (including, but not limited to, “Basic EPS,” “income (loss) per common share,” “diluted EPS,” or “~~income (loss)~~earnings per common share-assuming dilution”) as contemplated by ASC 260 – Earnings Per Share (formerly SFAS No. 128), as amended, revised or superseded.

	(ii)	To avoid a circular reference, the Committee may establish any of the performance measures above computed without taking into account an amount reflected therein related to Bonuses awarded the Plan. The Committee shall explicitly state such exclusion of the Bonuses when establishing the material terms of the performance measure. If the performance measure (considered without this exclusion of the Bonuses) reflects an income tax effect of the Bonuses, this exclusion should reflect the corresponding income tax effects attributable thereto.

II.	The Committee in its sole discretion, in setting the performance objectives in the time prescribed in Section 5, may provide for the making of equitable adjustments (including the income tax effects attributable thereto), singularly or in combination, to the performance criteria (in Section I of this Appendix) in recognition of unusual or non-recurring events, transactions and accruals for the effect of the following qualifying objective items (or any particular item(s) within the following items or portion(s) thereof):

	(~~aa~~a)	Asset impairments as described in ASC 360 – Property, Plant, & Equipment (formerly SFAS No. 144), as amended, revised or superseded;

	(~~bb~~b)	Costs associated with exit or disposal activities as described by ASC 420 – Exit or Disposal Cost Obligations (formerly SFAS No. 146), as amended, revised or superseded;

	(~~cc~~c)	Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described by ASC 350 – Intangibles – Goodwill and Other (formerly SFAS No. 142), as amended, revised or superseded;

	~~(dd)~~ 	~~Merger integration costs;~~

	~~(ee)~~ 	~~Merger transaction costs;~~

	~~(ff~~(d)	Integration costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

	(e)	Transaction costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

	(f)	Any profit or loss attributable to the business operations of a ~~reportable~~specified segment as described ~~by~~in ASC 280 – Segment Reporting (formerly SFAS No. 131), as amended, revised or superseded;

	(~~gg~~g)	Any profit or loss attributable to a ~~reportable~~specified segment as described ~~by~~in ASC 280 – Segment Reporting (formerly SFAS No. 131), as amended, revised or superseded ~~or~~ , acquired during the Performance Period or an entity or entities acquired during the ~~period of service~~Performance Period to which the performance goal relates;

	(~~hh~~h)	Any ~~specified~~ Tax settlement(s) ~~(or combination thereof)~~ with a Tax authority;

(~~ii~~i)	The relevant Tax effect(s) of ~~new~~ Tax ~~legislation enacted~~laws or regulations, or amendments thereto, that become effective after the beginning of the Performance Period ~~or other changes in Tax law~~;

(~~jj~~j)	Any extraordinary item, event or transaction as described in ASC 225-20 – Income Statement – Extraordinary and Unusual Items (formerly Accounting Principles Board Opinion (“APB”) No. 30), as amended, revised or superseded;

(~~kk~~k)	Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in ASC 225-20 – Income Statement – Extraordinary and Unusual Items (formerly APB No. 30), as amended, revised or superseded;

(~~ll~~l)	Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed);

(~~mm~~m)	Any change in accounting principle as described in ASC 250-10 Accounting Changes and Error Corrections (formerly SFAS No. 154), as amended, revised or superseded;

(~~nn~~n)	Unrealized gains or losses on investments in debt and equity securities as described in ASC 320 – Investments – Debt and Equity Securities (formerly SFAS No. 115), as amended, revised or superseded;

(~~oo~~o)	Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815 – Derivatives and Hedging (formerly SFAS No. 133), as amended, revised or superseded;

(~~pp~~p)	Shares-based compensation charges as described in ASC 718 – Compensation – Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees (formerly SFAS No. 123R), as amended, revised or superseded;

(~~qq~~q)	Any gain or loss as reported as a component of other comprehensive income as described in ASC 220 – Comprehensive Income (formerly SFAS No. 130), as amended, revised or superseded;

(~~rr~~r)	Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460 – Guarantees (formerly FASB Interpretations (“FIN”) No. 45), as amended, revised or superseded;

(~~ss~~s)	Any gain or loss as the result of the consolidation of a variable interest entity as described in ASC 810 - Consolidation (formerly FIN No. 46), as amended, revised or superseded;

(~~tt~~t)	Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation, judgments or lawsuit settlement (including collective actions or class action lawsuits); or

(~~uu~~u)	Any charges associated with the early retirement of debt obligations.

ATTN: GENERAL COUNSEL
300 PHILLIPI ROAD
COLUMBUS, OH 43228

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 28, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M72688-P51598-Z62830	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BIG LOTS, INC.				For All	Withhold All	For All Except

1.	ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the election of the nominees named below:			☐	☐	☐

	01)	Jeffrey P. Berger	06)	Philip E. Mallott
	02)	David J. Campisi	07)	Russell Solt
	03)	James R. Chambers	08)	James R. Tener
	04)	Peter J. Hayes	09)	Dennis B. Tishkoff
	05)	Brenda J. Lauderback

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.

APPROVAL OF THE AMENDED AND RESTATED BIG LOTS 2012 LONG-TERM INCENTIVE PLAN. The Board of Directors recommends a vote FOR the approval of the amended and restated Big Lots 2012 Long-Term Incentive Plan.

		☐	☐	☐

3.	APPROVAL OF THE AMENDED AND RESTATED BIG LOTS 2006 BONUS PLAN. The Board of Directors recommends a vote FOR the approval of the amended and restated Big Lots 2006 Bonus Plan.	☐	☐	☐

4.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. The Board of Directors recommends a vote FOR the approval of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.	☐	☐	☐

5.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐

6.	CONSIDERATION OF A SHAREHOLDER PROPOSAL RELATING TO PROXY ACCESS. The Board of Directors recommends a vote AGAINST the approval of the shareholder proposal relating to proxy access.	☐	☐	☐

The undersigned hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of Big Lots represented by this proxy card.

Please date and sign as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, partnership or other entity, please sign in full entity name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders of Big Lots, Inc. To Be Held on May 29, 2014:
Big Lots, Inc.'s Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K
for the fiscal year ended February 1, 2014 are available at www.proxyvote.com.

M72689-P51598-Z62830

BIG LOTS, INC.
Proxy Solicited on Behalf of the Board of Directors
for the May 29, 2014
Annual Meeting of Shareholders

The individual(s) signing on the reverse side of this proxy card as a shareholder or an attorney, executor, administrator, authorized officer or other fiduciary of the shareholder (collectively referred to as the "Owner") hereby appoints David J. Campisi, Timothy A. Johnson and Ronald D. Parisotto, and each of them, with full power of substitution, as proxies for the Owner to attend the Annual Meeting of Shareholders of Big Lots, Inc. ("Big Lots"), to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 a.m. EDT on May 29, 2014, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the Owner would be entitled to vote, with all the power the Owner would possess if present in person, as indicated on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner specified by the Owner. If the Owner does not specify a choice as to a proposal, excluding broker non-votes, the above-named proxies will vote the common shares: (i) FOR the election of each of the nominees named on the reverse side of this proxy card (Proposal One); (ii) FOR the approval of the amended and restated Big Lots 2012 Long-Term Incentive Plan (Proposal Two); (iii) FOR the approval of the amended and restated Big Lots 2006 Bonus Plan (Proposal Three); (iv) FOR the approval, on an advisory basis, of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (Proposal Four); (v) FOR the ratification of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for fiscal 2014 (Proposal Five); and (vi) AGAINST the shareholder proposal relating to proxy access (Proposal Six). If any nominee named for election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as recommended by Big Lots' Board of Directors. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots' Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders. The Owner acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 29, 2014 meeting and the Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

PLEASE SIGN AND DATE ON THE REVERSE SIDE